   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998
                                              REGISTRATION STATEMENT NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                     MARYLAND PROPERTY CAPITAL TRUST, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         MARYLAND                     6798                  04-2452367*
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
     JURISDICTION OF          CLASSIFICATION CODE)       IDENTIFICATION NO.)
     NCORPORATION OR
      ORGANIZATION)

                            BRUCE A. BEAL, PRESIDENT
                                177 MILK STREET
                          BOSTON, MASSACHUSETTS 02109
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OFREGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            BRUCE A. BEAL, PRESIDENT
                     MARYLAND PROPERTY CAPITAL TRUST, INC.
                                177 MILK STREET
                          BOSTON, MASSACHUSETTS 02109
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                WITH A COPY TO:
         ETTORE SANTUCCI, P.C.                   MARK S. BERGMAN, ESQ.
      GOODWIN, PROCTER & HOAR LLP           PAUL, WEISS, RIFKIND, WHARTON &
             EXCHANGE PLACE                             GARRISON
    BOSTON, MASSACHUSETTS 02109-2881            1285 AVENUE OF AMERICAS
             (617) 570-1000                  NEW YORK, NEW YORK 10019-6064
                                                     (212) 373-3000

  INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                  PROPOSED MAXIMUM PROPOSED MAXIMUM
       SECURITIES         AMOUNT TO BE    OFFERING PRICE     AGGREGATE        AMOUNT OF
    TO BE REGISTERED     REGISTERED (1)    PER SHARE (2)   OFFERING PRICE  REGISTRATION FEE
-------------------------------------------------------------------------------------------
Common Stock, par value
 $.01..................  159,737 shares       $.2375         $37,937.54         $10.55

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Based upon 9,584,220 shares of beneficial interest of Property Capital
    Trust outstanding at the close of business on September 30, 1998, divided by 60 to adjust for the proposed 1-for-60 reverse stock split to be effected in connection with the merger of Property Capital Trust into Maryland Property Capital Trust Inc.
(2) Based upon the average of the bid and asked price of the shares of Property Capital Trust as of November 16, 1998, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     *I.R.S. Employer Identification Number of Property Capital Trust, the predecessor to the Registrant prior to the merger described herein.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   -----------------------------------------

                             PROPERTY CAPITAL TRUST

                   -----------------------------------------
            177 Milk Street, Suite 14B, Boston, Massachusetts 02109


To the Shareholders of Property Capital Trust:

  You are cordially invited to a Special Meeting of Shareholders of Property Capital Trust (the "Trust") at the offices of Goodwin, Procter & Hoar LLP,
Exchange Place, 2nd Floor, Boston, Massachusetts on        at 9:00 a.m.
(Eastern Standard Time).

  At this Special Meeting, you will be asked to consider and vote upon a proposal to approve a merger of the Trust into Maryland Property Capital Trust, Inc., a Maryland corporation and a wholly-owned subsidiary of the Trust (the "Corporation"). The terms of the merger are described in detail in the accompanying Proxy Statement/Prospectus and a copy of the Merger Agreement by and between the Trust and the Corporation, as amended, is attached to the Proxy Statement/Prospectus. Upon consummation of the merger, you will receive:

    (i) one-sixtieth of a share of common stock of the Corporation (the "Corporation Common Stock") for each share of the Trust you own, with one share of Corporation Common Stock to be issued in exchange for any fractional interest of Corporation Common Stock equal to or greater than .5; and

    (ii) a Contingent Payment Right (as defined in the Merger Agreement).

  In addition, immediately prior to the consummation of the Merger, the Trustees intend to redeem the rights issued and outstanding under the Trust's Shareholder Rights Plan at the redemption price of $.01 per share and declare a special dividend of approximately $.22 per share, representing substantially all of the assets held by the Trust as of such time.

  The merger is the final step in the consummation of the Trust's business plan, ratified by Shareholders at the 1995 Annual Meeting, to dispose of the Trust's assets in an orderly fashion and distribute the net proceeds to Shareholders. With the special dividend to be declared immediately before the consummation of the merger, you will have received special dividends pursuant to the business plan in the amount of approximately $13.87 per share, plus $.01 per share upon redemption of the rights outstanding under the Trust's Shareholder Rights Plan. These special dividends constitute the proceeds from the sale of all of the assets of the Trust after payment of indebtedness, other liabilities and expenses.

  The primary purpose of the Trust in merging with the Corporation is to enable the Trust to pay the final special dividend and the rights redemption price within the next several months. If the Shareholders do not approve the merger, the Trust will not make such distribution for at least a year or two, and such distribution will be reduced by the expenses (net of short-term investment income) of maintaining a liquidating trust to provide for contingent liabilities. The Corporation Common Stock which you will receive in the merger will not have significant, if any, present value. This is because such stock represents an interest in a real estate asset being contributed by third parties in which the Trust had no previous interest and for which the Trust has paid no consideration. It is possible that such stock may have some greater value in the future if the Corporation or its operating partnership acquires additional assets, but no assurance can be given that this will occur.

  Enclosed with this letter is a Notice of Special Meeting, Proxy
Statement/Prospectus (with attachments), proxy card and return envelope. Please read the notice and the Proxy Statement/Prospectus and consider this information carefully.

  The Board of Trustees has determined that the merger is fair and in the best interests of the Trust and its Shareholders and has approved the merger and the Merger Agreement. The Board of Trustees recommends unanimously that you vote "FOR" approval and adoption of the Merger and the Merger Agreement.

  Your vote is important. We hope you will attend the meeting in person, but we urge you, in any event, to complete the enclosed proxy card and promptly return it in the envelope provided. If you attend the Special Meeting, you may vote your shares of the Trust in person, even if you have previously submitted a proxy card. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF THE TRUST AS OF THE RECORD DATE AND, AS A RESULT, YOUR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. SHARES HELD IN STREET NAME WILL NOT BE VOTED UNLESS YOU GIVE YOUR BROKER VOTING INSTRUCTIONS.

                                          Sincerely,

                                          JOHN A. CERVIERI JR.
                                          Managing Trustee

                   -----------------------------------------

                             PROPERTY CAPITAL TRUST

                   -----------------------------------------
            177 Milk Street, Suite 14B, Boston, Massachusetts 02109

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



To the Shareholders of
Property Capital Trust:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Property Capital Trust (the "Trust"), will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 2nd Floor, Boston,
Massachusetts on             at 9:00 a.m. (Eastern Standard Time) for the
following purposes:

  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 18, 1998, as amended (the "Merger Agreement"), between the Trust and Maryland Property Capital Trust, Inc., a wholly-owned subsidiary of the Trust (the "Corporation"), which provides, among other things, for (i) the merger of the Trust into the Corporation; (ii) the issuance of approximately 159,737 shares of Corporation Common Stock in exchange for all of the Trust's shares, with one share of Corporation Common Stock to be exchanged for any fractional interest of Corporation Common Stock equal to or greater than .5; and (iii) a Contingent Payment Right (as defined in the Merger Agreement). In addition, immediately prior to the consummation of the merger, the Trustees intend to redeem the rights issued and outstanding under the Trust's Shareholder Rights Plan at the redemption price of $.01 per share and declare a special dividend of approximately $.22 per share, representing substantially all of the assets held by the Trust as of such time.

  2. To transact such other business as may properly be brought before the Special Meeting or at any adjournments or postponements thereof.

  The accompanying Proxy Statement/Prospectus describes the Merger Agreement, the proposed merger and the actions to be taken in connection with the merger. Consummation of the merger is subject to a number of conditions and other terms, including approval and adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the shares of the Trust outstanding as of the record date. All of the conditions and other terms are summarized, along with certain financial and other information, in the Proxy Statement/Prospectus. In addition, a series of related transactions which will occur immediately following consummation of the merger are summarized in the accompanying Proxy Statement/Prospectus.

  The Board of Trustees has fixed the close of business on         , 1998 as
the record date for the Special Meeting. Only Shareholders of record at the close of business on the record date are entitled to notice of, and to vote at,
the Special Meeting. At the record date, there were [         ] shares issued
and outstanding.

  THE BOARD OF TRUSTEES HAS DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE TRUST AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF TRUSTEES RECOMMENDS UNANIMOUSLY THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

  YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY CARD PROMPTLY.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. YOU MAY ATTEND THE SPECIAL MEETING AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY YOU MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

  PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                                          By Order of the Trustees

                                          WALTER F. LEINHARDT
                                          Secretary


Boston, Massachusetts

                                 --IMPORTANT--

  IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. WITHOUT SUCH INSTRUCTIONS, YOUR SHARES WILL NOT BE VOTED.

  If you have any questions or need further assistance in voting your shares, please call Innisfree M&A Incorporated, which is assisting the Trust in soliciting proxies, at 1-888-750-5834.

                 Subject to Completion Dated November 20, 1998

                               ----------------

                           PROXY STATEMENT/PROSPECTUS

                               ----------------

                             PROPERTY CAPITAL TRUST
                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON

                     MARYLAND PROPERTY CAPITAL TRUST, INC.
                                   PROSPECTUS
                     COMMON STOCK, PAR VALUE $.01 PER SHARE

  This Proxy Statement/Prospectus (together with the Roll-up Transaction Individual Supplement attached as Annex B), the accompanying Notice of Special Meeting and Proxy Card are being furnished to you in connection with the solicitation of proxies by the Board of Trustees of Property Capital Trust ("the Trust") for use at the Special Meeting of Shareholders to be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 2nd Floor, Boston,
Massachusetts on                    at 9:00 a.m. (Eastern Standard Time) and at
any adjournments or postponements thereof. This Proxy Statement/Prospectus, the accompanying Notice of Special Meeting and Proxy Card are first being mailed to
the Shareholders of record on               .

  At the Special Meeting, you will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 18, 1998, as amended (the "Merger Agreement"), between the Trust and Maryland Property Capital Trust, Inc., a wholly-owned subsidiary of the Trust (the "Corporation"), pursuant to which the Trust will be merged into the Corporation (the "Merger"). A copy of the Merger Agreement is attached hereto as Annex A and is incorporated herein by reference. You should be aware that the summaries of portions of the Merger Agreement set forth in this Proxy Statement/Prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement. Further, the summaries of the related transactions herein do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the agreements which provide for such transactions.

  Upon consummation of the Merger, you will receive: (i) for each share of the Trust (the "Shares"), one-sixtieth of a share of Common Stock of the Corporation (the "Corporation Common Stock"); (ii) one share of Corporation Common Stock in exchange for any fractional interest of Corporation Common Stock equal to or greater than .5; and (iii) a Contingent Payment Right (as defined in the Merger Agreement). In addition, immediately prior to the consummation of the Merger, the Trustees intend to redeem the rights issued and outstanding under the Trust's Shareholder Rights Plan at the redemption price of $.01 per share and declare a special dividend of approximately $.22 per Share, representing substantially all of the assets held by the Trust as of such time.

  The Merger is the final step in the consummation of the Trust's business plan, ratified by Shareholders at the 1995 Annual Meeting, to dispose of the Trust's assets in an orderly fashion and distribute the net proceeds to Shareholders. With the special dividend to be declared immediately before the consummation of the Merger, you will have received special dividends pursuant to the business plan in the amount of approximately $13.87 per Share, plus $.01 per Share upon redemption of the rights outstanding under the Trust's Shareholders Rights Plan. Your continuing interest in the Corporation through ownership of Corporation Common Stock represents a highly contingent interest in the future business of the Corporation and will have value only if and when the Corporation acquires new assets. You should be aware that the value of the Corporation Common Stock you will receive in the Merger is essentially zero. Such value may grow in the future if and when the Corporation is successful in becoming a diversified real estate investment trust. However, there is no assurance that such growth will occur.

  Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the vote of holders of at least two-thirds of the Shares outstanding as of the record date. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived or that the Merger will be consummated.

  This Proxy Statement/Prospectus also constitutes a prospectus of the Corporation relating to approximately 159,737 shares of Corporation Common Stock, plus such additional shares of the Corporation Common Stock in lieu of fractional shares, that the Corporation will offer and issue to the Shareholders of record upon the consummation of the Merger.

  A series of related transactions (the "Related Transactions") which will occur immediately following consummation of the Merger also are described herein. You WILL NOT be asked to vote upon the Related Transactions. A description of such transactions is included to provide you with all information which may be relevant to an informed voting decision.

  You are not entitled to dissenters' rights of appraisal or other dissenters' rights under Massachusetts or Maryland law with respect to the Merger or the other transactions described herein.

  THE TRUSTEES, AFTER CAREFUL CONSIDERATION, UNANIMOUSLY HAVE DETERMINED THAT THE MERGER IS FAIR AND IN THE BEST INTERESTS OF THE TRUST AND ITS SHAREHOLDERS AND APPROVED THE MERGER AND THE MERGER AGREEMENT. THE TRUSTEES UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

  In reaching their determination, the Trustees gave consideration to a number of factors described in this Proxy Statement/Prospectus. Please read and consider the information contained in this Proxy Statement/Prospectus and the Annex hereto carefully.

  This Proxy Statement/Prospectus and the Proxy Card are being first mailed to
you on or about      . You should specify your choices on the accompanying
Proxy Card. If no specific instructions are given with regard to the matter to be voted upon, your Shares represented by a signed Proxy Card will be voted "FOR" the proposal listed on the Proxy Card. You may revoke your Proxy Card at any time prior to its exercise.

  If your Shares are in "street name" they will not be voted unless you give your bank or broker voting instructions. Because a vote of two-thirds of the Shares is required for approval of the Merger, Shares that you fail to vote have the same effect as Shares voted against the Merger.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

        The date of this Proxy Statement/Prospectus is November 20, 1998

                               ----------------

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
Q: How will I benefit from the Merger?

A: The Trust has disposed of all of its real estate investments. If there were no Merger, the Trust would organize a liquidating trust and transfer all or a substantial portion of its remaining assets (cash and cash equivalents) to the liquidating trust to hold in order to meet contingent liabilities of the Trust. After a period of one to three years, the liquidating trust would distribute the assets held by it, net of expenses of operating the liquidating trust and payments, if any, made in respect of contingent liabilities of the Trust, to the former Shareholders of the Trust. If the Merger goes forward, shortly after the consummation of the Merger, the Trust will distribute all of its assets to its Shareholders (approximately $.23 per Share, including the redemption price for the outstanding rights). Such distribution will not be reduced for operating expenses of the liquidating trust because if the Merger proceeds, none will be created. Also, no provision need be made for the Trust's contingent liabilities because the Corporation will assume such liabilities. You will also receive stock of the Corporation if the Merger goes forward, but such stock, because of certain preferred interests that are being created, will initially have little or no value. This is because such stock represents an interest in a real estate asset that third parties are contributing in which the Trust had no previous interest and for which the Trust paid no consideration. It is possible that such stock may have some greater value in the future if the Corporation or the Operating Partnership acquires additional assets, but no assurances can be given that this will occur.

Q: What will I receive in the Merger?

A: Shortly after consummation of the Merger, you will receive a special dividend and the rights redemption price from the Trust in an aggregate amount of approximately $.23 per Share. In addition, you will receive one-sixtieth of a share of Corporation Common Stock for each Share of the Trust that you own, with one share of Corporation Common Stock to be issued in exchange for any fractional interest of Corporation Common Stock equal to or greater than .5. Finally, you will be entitled to the Contingent Payment Right, which represents your proportionate share of any additional condemnation award that the court may hereafter grant in connection with a prior taking of one of the Trust's real estate investments. The Trust does not expect that such additional award will exceed $.10 per Share, and it could be zero.

Q: What will the assets of the Corporation be after the Merger?

A: The Corporation will not own directly any real estate. Its only asset will be an approximate 33.3% common partnership interest in the Operating Partnership (which includes a 1% general partnership interest). The Operating Partnership will own as its sole real estate investment a 17,250 square foot office and research and development building.

Q: What distributions will I receive on my Corporation Common Stock after the Merger?

A: Because certain of the limited partners of the Operating Partnership will be entitled to a preferred distribution, the Corporation does not expect to receive any distributions from the Operating Partnership for the foreseeable future. Future distributions to the Corporation by the Operating Partnership are entirely dependent on whether and when the Operating Partnership acquires additional assets or improves the performance of the existing property. As a result, you may not receive any distributions on your Corporation Common Stock at all, and your Corporation Common Stock may continue to have little or no value.

Q: When and where is the Special Meeting?

A: The Special Meeting will take place at the offices of Goodwin, Procter &
Hoar LLP, Exchange Place, 2nd Floor, Boston, Massachusetts on                ,
at 9:00 a.m. (Eastern Standard Time).

Q: Other than the vote on the Merger, what else will happen at the Special Meeting?

A: Nothing is scheduled.

Q: What do I need to do now?

A: Just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your Shares may be represented and voted at the Special Meeting. The Trustees unanimously recommend voting in favor of the Merger. If your Shares are held in "street name," your bank or broker may vote your Shares. Please contact the person responsible for your account and instruct him or her to complete, sign, date and return the proxy card. Without such instructions, your Shares will not be voted.

Q: What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to the Trust's Secretary so that it arrives before the Special Meeting, or attend the Special Meeting and vote in person.

Q: Should I send in my Share certificates now?

A: Do not send in your Share certificates now. After the Merger is completed, we will send you written instructions for exchanging your Share certificates.

Q: When will the Merger be completed?

A: If the Trust obtains the requisite Shareholder approval, the Corporation and the Trust hope to complete the Merger shortly after the Special Meeting.

Q: What are the major risks involved in the Merger?

A: As the Corporation Common Stock that you will receive as a result of the Merger will not have significant, if any, value for the foreseeable future, there are few practical risks to the Merger. Further, these risks will be meaningful to you only if, in the future, the Corporation Common Stock you receive acquires some additional value due to the diversification of the Corporation's portfolio. No assurance can be given as to whether or when your Corporation Common Stock will have any value.

Q: What are the federal income tax consequences to the Shareholders caused by the Merger?

A: The federal income tax consequences are uncertain. The Merger may qualify as a tax-free reorganization, in which case, although it is not free from doubt, the Contingent Payment Right should be treated separately as a distribution by the Trust. If the Contingent Payment Right is not treated separately, you will recognize gain (which may be taxed as ordinary income), if any, but not loss, on the exchange to the extent of the value of the Contingent Payment Right, which value is speculative. If the Merger does not qualify as a tax-free reorganization, you will recognize gain or loss equal to the difference, if any, between your adjusted tax basis in your Shares of the Trust and the value of (i) the Corporation Common Stock received in exchange therefor and (ii) the Contingent Payment Right you receive. The Corporation Common Stock will not have significant, if any, present value and the value of the Contingent Payment Right is speculative.

                             AVAILABLE INFORMATION

  The Trust files annual, quarterly and special reports, proxy statements and other information electronically with the Commission. You may read and copy any of these reports, statements or other information that the Trust files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain copies of these reports, statements and other information at the Commission's Web Site at http://www.sec.gov.

  All information contained in this Proxy Statement/Prospectus with respect to the Corporation has been supplied by the Corporation, and all information with respect to the Trust has been supplied by the Trust.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Proxy Statement/Prospectus is part of a registration statement on Form S-4 filed with the Commission covering the shares of Corporation Common Stock the Corporation will issue in connection with the Merger. This Proxy Statement/Prospectus also constitutes the proxy statement of the Trust for the Special Meeting.

  This Proxy Statement/Prospectus does not repeat important information that you can find in the Trust's reports, statements or other documents the Trust files with the Commission. It also does not contain certain information, exhibits and undertakings contained in the Corporation's registration statement. The Commission allows the Trust to "incorporate by reference" the information the Trust files with them. This means that the Trust can disclose important information to you by referring you to other documents that are legally considered part of this Proxy Statement/Prospectus, and later information the Trust files with the Commission will automatically update and supersede the information in this Proxy Statement/Prospectus. The Trust incorporates by reference all documents and reports subsequently filed by the Trust pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  The Trust will provide you without charge, upon your written or oral request, a copy of any documents incorporated by reference (but not exhibits filed with these documents unless those exhibits are specifically referred to). Please direct your requests for such documents to: Property Capital Trust, 177 Milk Street, Suite 14B, Boston, MA 02109, Attention: Robert M. Melzer, President (telephone: (617) 482-4081). The Trust will deliver such documents by first class mail or other equally prompt means. TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, YOU SHOULD MAKE REQUESTS FOR SUCH DOCUMENTS NO LATER THAN
            , 1998.

  You should rely only on the information incorporated by reference or contained in this Proxy Statement/Prospectus or any supplement. Neither the Trust nor the Corporation has authorized anyone else to provide you with different or additional information. Neither the Trust nor the Corporation is making an offer of the Corporation Common Stock in any state where the offer is not permitted. You should not assume that the information in this Proxy Statement/Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       NOTE ON FORWARD LOOKING STATEMENTS

  This Proxy Statement/Prospectus contains and may incorporate by reference certain forward-looking statements with respect to, among other things, information concerning possible or assumed future results of operations of the Trust, the Corporation or the Operating Partnership (as hereinafter defined), the reasons for the Merger and statements about the expected impact of the Merger on the Trust and the Corporation. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" or other similar expressions in this Proxy Statement/Prospectus, they are generally intended to identify forward-looking statements. You should not rely on forward-looking statements because they involve both known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any outcomes expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, could affect our future results if we decide to expand and diversify the Corporation's portfolio, as to which there is no assurance, and could cause those results to differ materially from those expressed in the forward-looking statements:

  .  general economic and business conditions;

  .  competition;

  .  changes in business strategy or development plans;

  .  availability, terms and deployment of capital;

  .  business abilities and judgment of personnel;

  .  changes in, or failure to comply with government regulations;

  .  the costs and other effects of legal and administrative proceedings; and

  . other risks and uncertainties affecting us and our competitors (including those that may be taken in contemplation of the Merger), all of which are difficult or impossible to predict accurately and many of which are beyond our control.

  Neither the Trust nor the Corporation undertakes any obligation to update any forward-looking statements.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY INFORMATION.......................................................   1
  The Parties.............................................................   1
  The Special Meeting.....................................................   2
  The Merger..............................................................   2
  The Merger Agreement....................................................   3
  Conditions to the Merger................................................   3
  Termination.............................................................   3
  Fees and Expenses.......................................................   3
  Contingent Payment Right................................................   4
  Cash Consideration......................................................   4
  The Related Transactions................................................   4
  Interests of Certain Persons in the Merger..............................   5
  Listing of Shares.......................................................   5
  Regulatory Approvals....................................................   5
  Federal Income Tax Consequences to Shareholders.........................   5
  Accounting Treatment....................................................   6
  Dissenters' Rights......................................................   6
  Comparison of Shareholder Rights........................................   6
  Description of the Capital Stock of the Corporation.....................   6
  Market Prices and Cash Dividends Information for the Trust..............   6
  Selected Financial Data.................................................   7
RISK FACTORS..............................................................   9
  Interests of Certain Directors and Officers of the Corporation and
   Trustees of the Trust in the Merger....................................   9
  Distributions Dependent Upon Growth.....................................   9
  Risk of Ownership in Becoming Stockholders of the Corporation...........   9
  Limited Liquidity.......................................................  10
  Real Estate Investment Risks............................................  10
  Comparison of Stockholder Rights........................................  13
  Substantial Expenses and Payments if the Merger or the Related
   Transactions Fail to Occur.............................................  14
  Federal Income Tax Risks--Failure to Qualify as a Real Estate Investment
   Trust..................................................................  14
  Dependence on The Beal Companies LLP....................................  15
  Lack of Operating History as a REIT.....................................  15
THE SPECIAL MEETING.......................................................  16
  Purpose of the Special Meeting; Date, Time and Place....................  16
  Record Date; Solicitation of Proxies....................................  16
  Vote Required...........................................................  16
  Proxies.................................................................  16
THE MERGER................................................................  18
  Information Regarding the Parties.......................................  18
  The Merger Consideration................................................  19
  Contingent Payment Right................................................  19
  Cash Consideration......................................................  19
  Recommendation of the Board of Trustees.................................  20
  Background of and Reasons for the Merger................................  20
  Interests of Certain Persons in the Merger..............................  21

  Listing of Shares........................................................  22
  Regulatory Approvals.....................................................  22
  Related Transactions.....................................................  22
  Accounting Treatment.....................................................  23
  Dissenters' Rights.......................................................  23
  Certain Effects of the Merger............................................  23
THE MERGER AGREEMENT.......................................................  24
  Consideration to be Paid in the Merger...................................  24
  Effective Time...........................................................  24
  General Conditions to the Merger.........................................  24
  Termination..............................................................  25
  Fees and Expenses........................................................  25
  Exculpation..............................................................  26
  Indemnification..........................................................  26
  Articles of Incorporation and Bylaws.....................................  27
  Management after the Merger..............................................  27
THE CORPORATION............................................................  28
  Description of Business of the Corporation...............................  28
  Business and Growth Strategy.............................................  28
  Board of Directors.......................................................  29
  Officers.................................................................  30
  Executive Compensation...................................................  30
  Description of Property..................................................  30
  Legal Proceedings........................................................  31
  Quantitative and Qualitative Disclosures about Market Risk...............  31
  The Operating Partnership................................................  31
  The Partnership Agreement of the Operating Partnership...................  33
FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS............................  34
  General..................................................................  34
  Special Tax Considerations for Foreign Shareholders......................  35
  Information Reporting Requirements and Backup Withholding Tax............  35
COMPARISON OF SHAREHOLDERS' RIGHTS.........................................  37
  Board of Trustees and Board of Directors.................................  37
  Distribution to Shareholders.............................................  38
  Shareholders' Meetings...................................................  38
  Shareholder Approval of Certain Actions..................................  38
  Limitations on Dissenters' Appraisal Rights..............................  39
  Limitation of Liability and Indemnification of Directors Compared to
   Trustees................................................................  40
  Certain Provisions of Maryland Law.......................................  40
DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION........................  43
  General..................................................................  43
  Description of Preferred Stock...........................................  43
  Description of Common Stock..............................................  43
  Description of Excess Stock..............................................  44
  Restrictions on Ownership................................................  44
  Restrictions on Transfers of Capital Stock...............................  44
  Anti-Takeover Provisions.................................................  45

PRO FORMA FINANCIALS FOR MARYLAND PROPERTY CAPITAL TRUST, INC.............   46
SELECTED FINANCIAL INFORMATION--THE TRUST.................................   52
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS--THE TRUST....................................................   53
SELECTED FINANCIAL INFORMATION--FYA.......................................   61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS--FYA........   62
SELECTED COMPARATIVE PER SHARE DATA.......................................   64
MARKET PRICES AND CASH DIVIDENDS INFORMATION..............................   65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   66
LEGAL MATTERS.............................................................   67
EXPERTS...................................................................   67
OTHER MATTERS.............................................................   67
Framingham York Associates Limited Partnership Financial Statements.......  F-1
Annex A--Agreement and Plan of Merger, dated June 18, 1998, as amended, by and between Property Capital Trust and Maryland Property Capital Trust,
 Inc......................................................................  A-1
Annex B--Roll-up Transaction Individual Supplement........................  B-1

                              SUMMARY INFORMATION

  The following is a brief summary of certain information contained in this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the terms of the merger between the Trust and the Corporation (the "Merger"), you should read carefully the entire Proxy Statement/Prospectus, the attached annexes and the documents incorporated herein by reference. This Proxy Statement/Prospectus contains certain "forward-looking statements" concerning the benefits expected as a result of the Merger and the future financial performance of the Corporation and the Operating Partnership. See "NOTE ON FORWARD LOOKING STATEMENTS."

                                  THE PARTIES

Property Capital Trust
177 Milk Street, Suite 14B
Boston, MA 02109
(617) 482-4081

  The Trust is a real estate investment trust or "REIT." The Trust currently does not own any real estate assets because, pursuant to the business plan adopted by the Trustees and ratified by the Shareholders, the Trust has disposed of all of its real estate investments. Therefore, immediately prior to the Merger the only assets of the Trust will be (i) approximately $.23 per Share in cash which the Trustees intend to distribute to you in the form of a special dividend and payment of the rights redemption price shortly after the consummation of the Merger and (ii) any Contingent Payment that the Trust subsequently may collect and which you will be entitled to receive, in proportion to your current equity ownership of the Trust, under the terms of the Merger Agreement.

Maryland Property Capital Trust, Inc.
177 Milk Street
Boston, MA 02109
(617) 451-2100

  The Corporation is a wholly-owned subsidiary of the Trust. Pursuant to the Merger Agreement, the Trust will merge into the Corporation. Following completion of the Merger, the Corporation will change its name to "Property Capital Trust, Inc." and will continue to elect to be treated as a REIT.

  At the present time, the Corporation's sole asset is its general partnership interest in Property Capital Trust Limited Partnership ("PCT LP"). Upon completion of the Related Transactions (as described herein), the Corporation's sole asset will be its approximate 1% general partnership interest and 32.3% common limited partnership interest in the Operating Partnership. This 33.3% common partnership interest will be junior to certain preferred limited partnership interests in the Operating Partnership, which, at this time and for the foreseeable future, makes the common partnership interest of the Corporation in the Operating Partnership of little or no value.

Framingham York Associates Limited Partnership
177 Milk Street
Boston, MA 02109
(617) 451-2100

  As part of the Related Transactions, Framingham York Associates Limited Partnership ("FYA") will purchase approximately 319,489 shares of newly issued common stock of the Corporation (the "Corporation Common Stock") for approximately $1 million in cash, all of which the Corporation will contribute to the Operating Partnership and will use to pay transaction costs. Following such purchase, PCT LP will merge into FYA, which will then become the Operating Partnership. See "THE MERGER--Related Transactions."

  FYA holds approximately 1.1 acres of land Rimproved by a one story combined office and research and development building of 17,250 square feet of rentable space.

Property Capital Trust Limited Partnership
177 Milk Street
Boston, MA 02109
(617) 451-2000

  PCT LP is a limited partnership that has no assets at the present time. As part of the Related Transactions, PCT LP will merge into FYA.

Pursuant to such merger, PCT LP will cease to exist and FYA will be the surviving entity. FYA, as the surviving entity, will change its name to "Property Capital Trust Limited Partnership" and become the Operating Partnership. See "THE MERGER--Related Transactions."

                              THE SPECIAL MEETING
                               (see pages 16-17)

  Purpose of the Special Meeting; Date, Time and Place. The Special Meeting will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 2nd
Floor, Boston, Massachusetts on                        at 9:00 a.m. (Eastern
Standard Time). At the Special Meeting, you will consider and vote upon a proposal to approve and adopt the Merger and the Merger Agreement (a copy of which is attached hereto as Annex A).

  The Related Transactions will occur immediately following the Merger and are summarized in this Proxy Statement/Prospectus. You will not be asked to vote on these Related Transactions at the Special Meeting.

  Vote Required; Voting Procedures; Record Date. The Trustees fixed the close
of business on              , 1998 as the record date for the determination of
Shareholders of the Trust entitled to notice of, and to vote at, the Special
Meeting. On the record date, [         ] Shares were issued and outstanding,
each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

  The favorable vote of holders of two-thirds of the Shares outstanding as of the record date is required to approve the Merger. On the record date, Trustees and executive officers of the Trust as a group (6 persons) beneficially owned [157,035] Shares, or [1.6]% of the total outstanding Shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." No directors or executive officers of the Corporation hold any shares of Corporation Common Stock.

  The Trust does not expect that any other matter will be brought before the Special Meeting.

  You may revoke a proxy at any time before it is voted by:

  (1) sending an instrument revoking the proxy or a duly executed proxy bearing a later date to Property Capital Trust, 177 Milk Street, Suite 14B, Boston, MA 02109, Attention: Secretary; or

  (2) by attending the Special Meeting and voting in person.

  Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

  If your Shares are held in street name, they will not be voted at the Special Meeting unless you instruct your broker to do so and how to vote. Shares which you fail to vote have the same affect as Shares which are voted against the Merger.

  The Trust has engaged Innisfree M&A Incorporated to assist the Trust in the solicitation of proxies and to provide various proxy services for the Trust in connection with the Special Meeting at a cost of approximately $7,500 plus reasonable out-of-pocket expenses.

                                   THE MERGER
                               (see pages 18-23)

  Terms of the Merger. Upon the consummation of the Merger, you will receive:

 . one-sixtieth of a share of Corporation Common Stock for each Share you own with one share of Corporation Common Stock in exchange for any fractional interest of Corporation Common Stock equal to or greater than .5. (no Corporation Common Stock or cash in lieu thereof will be issued for fractional interests of Corporation Common Stock less than .5);

 .   a Contingent Payment Right; and

 .   the Cash Consideration, if any.

  Recommendation of the Board of Trustees. The Trustees have approved the Merger and the Merger Agreement. The Trustees unanimously recommend that you vote "FOR" approval and adoption of the Merger and the Merger Agreement.

  In making such recommendations, the Trustees considered a number of factors, including the following:

  1. The Merger eliminates the need for a liquidating trust, which would have delayed your receipt of a final distribution from the Trust and reduced the amount of such distribution by the costs of maintaining and administering the liquidating trust as well as by the amount of any unsatisfied liabilities of the Trust.

  2. The Trustees will be able to declare a special dividend and payment of the rights redemption price in the approximate aggregate amount of $.23 per Share immediately prior to the consummation of the Merger. The Trust will make this $.23 per Share payment to you shortly after consummation of the Merger. In the absence of the Merger, the liquidating trust would have held these funds or a substantial portion thereof as a reserve.

  3. The Corporation will provide for the contingent liabilities of the Trust without the establishment of a liquidating trust.

  4. You will receive your pro rata share of the Contingent Payment Rights, which entitles you to a proportionate share of any additional condemnation award for the prior taking of one of the Trust's assets. The Trust does not expect such additional award to exceed $.10 per Share, and it could be zero.

  5. The Shareholders will receive Corporation Common Stock representing a minority equity interest in a continuing enterprise. You should be aware that your equity interest in the Corporation represents a highly contingent interest in the future business of the Corporation if and when the Corporation or the Operating Partnership acquires new assets. As such the value of the Corporation Common Stock that you will receive in the Merger is not significant, if at all. Such value may grow in the future if and when the Corporation is successful in becoming a diversified real estate investment trust, but no assurance can be given that this will occur.

  You should be aware that certain Trustees have a direct or indirect interest in recommending the Merger, as do certain executive officers of the Trust. None of the Trustees or executive officers of the Trust will be officers or directors of the Corporation.

                              THE MERGER AGREEMENT
                               (see pages 24-27)

  As soon as practicable following satisfaction or waiver of the conditions to the Merger, the Trust and the Corporation will file articles of merger with the State Department of Assessments and Taxation of Maryland. The date and time of the acceptance of the Articles of Merger by the State of Maryland will be the "Effective Time." Thereafter, the Corporation, through the Exchange Agent, will deliver your merger consideration.

  DO NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, YOU WILL RECEIVE INSTRUCTIONS FOR EXCHANGING YOUR CERTIFICATES.

                            CONDITIONS TO THE MERGER
                                 (see page 24)

  The consummation of the Merger depends upon the satisfaction of a number of conditions, the primary one of which is the approval by holders of two-thirds of the Shares.

                                  TERMINATION
                                 (see page 25)

  The Trust and the Corporation may terminate the Merger Agreement by mutual written consent at any time prior to the Effective Time. The Merger Agreement also will terminate upon termination of the Investment Agreement (the agreement that provides for the Related Transactions). Upon such a termination, neither party will have any further rights or obligations pursuant to the Merger Agreement except, in the case of termination of the Investment Agreement, for payment to the Trust of an agreed upon break-up fee. If the Merger Agreement is terminated and the Merger is not consummated, the Related Transactions will not occur.

                               FEES AND EXPENSES
                               (see pages 25-26)

  Except as provided in the Investment Agreement, the Trust and the Corporation must pay their own costs and expenses in connection with the Merger Agreement and the Related Transactions. Under certain circumstances, The Beal Companies LLP will pay a liquidation fee and reimburse the Trust for all reasonable legal and accounting expenses and certain other fees incurred by the Trust up to, but not to exceed, $350,000. In addition, The Beal Companies LLP has agreed to pay the legal fees of the Trust in connection with the Merger up to $150,000.

                            CONTINGENT PAYMENT RIGHT
                                 (see page 19)

  Each Contingent Payment Right represents your right to receive your pro rata share of the additional amount, if any, paid to the Trust, less any reasonably related costs, including expenses incurred by the Holders' Representative, by the Department of Transportation of the State of Florida as compensation for the taking of a portion of a shopping center in Aventura, Florida in which the Trust had an investment. The Trust will distribute any amounts ultimately received by it in connection with the pending lawsuit against the State of Florida for the taking of this property as a Contingent Payment. No assurance can be given as to the ultimate amount of the Contingent Payment, if any, or as to the timing of the distribution thereof.

  Immediately prior to the Effective Time, the Trust will assign all of its rights in and to the Contingent Payment to an escrow agent and will provide the escrow agent with a list of Shareholders entitled to Contingent Payment Rights (i.e., persons who are Shareholders of the Trust at the time of the Merger). The Escrow Agent will distribute the Contingent Payment pro rata to the Shareholders holding Contingent Payment Rights upon receipt of such funds.

                               CASH CONSIDERATION
                                 (see page 19)

  The Cash Consideration represents your right to receive your pro rata share of a cash payment equal to (i) all cash and cash equivalents, if any, held by the Trust at the Effective Time, minus (ii) the aggregate amount the Trust is obligated to repay The Beal Companies LLP pursuant to the Investment Agreement and (iii) the aggregate amount payable to redeem the rights outstanding pursuant to the Trust's Shareholder Rights Plan (which amount the Trust will pay you on the basis of $.01 per Share).

                            THE RELATED TRANSACTIONS
                               (see pages 22-23)

  The following describes a series of Related Transactions that will be consummated immediately upon consummation of the Merger:

  1. Under the terms of the Investment Agreement, immediately following consummation of the Merger, FYA will contribute $1 million in cash to the Corporation in exchange for approximately 319,489 shares of newly issued Corporation Common Stock. FYA will then distribute such shares to its partners pro rata based on their percentage interests in FYA.

  The following is the pro forma ownership of the Corporation following the consummation of the Merger:

   STOCKHOLDER           PERCENTAGE
   -----------           ----------
   FYA Partners........    66.7%
   Trust Shareholders..    33.3%

  2. PCT LP will then merge into FYA. Immediately following such merger, FYA will change its name to "Property Capital Trust Limited Partnership" and become the Operating Partnership. The Corporation through its pre-merger interest in PCT LP will own approximately a 33.3% common partnership interest in the Operating Partnership, and will serve as the sole general partner of the Operating Partnership. The estimated fair market value of the assets of the Operating Partnership immediately prior to the consummation of the Related Transactions will be approximately $4 million. None of those assets constitute assets owned by the Trust prior to the Merger.

  Upon completion of the Merger and the Related Transactions, you will have a minority interest in the Corporation, which will have a minority interest in the Operating Partnership. You should be aware that your continuing interest in the Corporation represents a highly contingent interest in the future business of the Corporation if and when the Corporation or the Operating Partnership acquires new assets because the Operating Partnership will have outstanding certain equity interests with a priority as to the cash flow of the Operating Partnership. The Corporation does not expect to receive any distributions from the Operating Partnership in the foreseeable future. Future distributions to the Corporation by the Operating Partnership will depend entirely on whether and when the Operating Partnership acquires additional assets or the future appreciation in the existing property.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER
                               (see pages 21-22)

  You should be aware that certain Trustees and executive officers of the Trust have interests in the Merger that may be different from, or in addition to, yours generally. For example, under the Merger Agreement, the Trust and the Corporation have agreed to indemnify the Trustees, officers, employees and Shareholders of the Trust (in connection with the affairs of the Trust) to the same extent as provided in the Trust's Declaration of Trust as in effect on the date of the Merger Agreement. Neither the Corporation nor the Operating Partnership will have the authority to amend, repeal or otherwise modify these provisions for a period of six years from the Effective Time in any manner that would adversely affect such individuals' rights thereunder, unless such modification is required by law.

  In addition, the Merger Agreement provides that the Corporation will continue to provide directors' and officers' liability insurance coverage for the Trust's Trustees and officers for a period of six years from the Effective Time.

  The Merger Agreement designates Robert M. Melzer, the President of the Trust and a Trustee, as the Holders' Representative in connection with all matters relating to the Contingent Payment Rights. As the Holders' Representative, Mr. Melzer will be entitled to payment for his services and reimbursement of all expenses incurred in connection with the performance of his duties. Such amounts will be deducted from the Contingent Payment. Further, the Corporation will indemnify Mr. Melzer for all loss, expense or liability arising out of or in connection with the distribution of the Contingent Payment and the performance of his duties as the Holders' Representative.

                               LISTING OF SHARES
                                 (see page 22)

  As a result of the disposition of all of the Trust's real estate investments, the American Stock Exchange (the "AMEX") halted trading in the Shares at the close of business on July 10, 1998 and subsequently delisted the Shares on October 29, 1998. The Trust is now traded on NASDAQ's over-the-counter Bulletin Board (symbol "PCTG"). At the current time, the Corporation does not intend to seek an additional listing application for the shares of Corporation Common Stock to be issued in connection with the Merger and does not expect to be listed on the AMEX in the near future.

                              REGULATORY APPROVALS
                                 (see page 22)

  Other than the Commission's review of this Proxy Statement/Prospectus and the filing of the Articles of Merger with the State of Maryland and with The Commonwealth of Massachusetts, neither the Trust nor the Corporation believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger.

                FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS
                               (see pages 34-36)

  The federal income tax consequences of the Merger are uncertain. If the Merger qualifies as a reorganization, you will not recognize gain or loss with respect to the receipt of Corporation Common Stock in exchange for Shares of the Trust and although it is not free from doubt, the receipt by you of the Contingent Payment Right should be treated separately for federal income tax purposes as a distribution by the Trust. If the Contingent Payment Right is not treated separately, you will recognize gain (which may be taxed as ordinary income), if any, but not loss, on the exchange to the extent of the value of the Contingent Payment Right, which value is speculative. If the Merger does not qualify as a reorganization, you will recognize gain or loss equal to the difference, if any, between your adjusted tax basis in your Shares of the Trust and the value of (i) the Corporation Common Stock received in exchange therefor and (ii) the Contingent Payment Right you receive. The Corporation Common Stock will not have significant, if any, present value and the value of the Contingent Payment Right is speculative.

                              ACCOUNTING TREATMENT
                                 (see page 23)

  For financial accounting purposes, the Merger and the Related Transactions will be accounted for as a reverse acquisition of the Corporation and the Trust by FYA.

                               DISSENTERS' RIGHTS
                                 (see page 23)

  You are not entitled to dissenters' rights of appraisal or other dissenters' rights under either Massachusetts law or Maryland law with respect to the Merger.

                        COMPARISON OF SHAREHOLDER RIGHTS
                               (see pages 37-42)

  Your rights are currently determined by the Declaration of Trust. At the Effective Time, you will become a Stockholder of the Corporation, and thereafter your rights will be determined by the Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and By-Laws of the Corporation and Maryland law. See "COMPARISON OF SHAREHOLDERS' RIGHTS" for a description of the differences between your existing rights as a Shareholder of the Trust and your future rights as a Stockholder of the Corporation.

                        DESCRIPTION OF THE CAPITAL STOCK
                               OF THE CORPORATION
                                 (see page 43)

  Upon the requisite approval of the Shareholders, you will receive shares of Corporation Common Stock which will be registered pursuant to this Proxy Statement/ Prospectus. See "DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION" for a summary of the rights of the holders of Corporation Common Stock.

                               MARKET PRICES AND
CASH DIVIDENDS INFORMATION FOR THE TRUST
                                 (see page 65)

                                                           HIGH   LOW   CLOSING
                                                          ------ ------ -------
June 17, 1998...........................................  $.9375 $.8125 $ .875
the last full trading day preceding public announcement
of the signing of the Merger Agreement
June 18, 1998...........................................  $ 1.00 $ .875 $.9375
the date on which the Trust announced the signing of the
Merger Agreement
July 10, 1998...........................................  $1.125 $ 1.00 $1,125
the last day of trading prior to the halt of trading by
the AMEX

                            SELECTED FINANCIAL DATA

  The Trust: The following table sets forth financial information for the Trust on a historical basis and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of the Trust incorporated by reference in this Proxy Statement/Prospectus.

                                     NINE
                                 MONTHS ENDED                          FIVE                 YEARS ENDED
                          ---------------------------  YEAR ENDED  MONTHS ENDED ------------------------------------
                          SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31, JULY 31,  JULY 31, JULY 31, JULY 31,
                              1998          1997          1997        1996**      1996      1995     1994    1993*
                          ------------- ------------- ------------ ------------ --------  -------- -------- --------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues................     $2,603        $12,011      $14,717      $  8,187   $ 21,799  $ 22,619 $ 21,623 $ 16,535
Expenses................      1,225          9,199       11,232         6,651     21,506    20,603   20,044   24,865
                             ------        -------      -------      --------   --------  -------- -------- --------
Income (Loss) before
 Gain on Sale of Real
 Estate Investments and
 Extraordinary Item.....      1,378          2,812        3,485         1,536        293     2,016    1,579   (8,330)
Gain on Sale of Real
 Estate Investments.....      4,083         26,128       27,812           832      6,094     3,209    2,510    7,700
                             ------        -------      -------      --------   --------  -------- -------- --------
Income (Loss) before
 Extraordinary Item.....      5,461         28,940       31,297         2,368      6,387     5,225    4,089     (630)
Extraordinary (Loss)
 Gain from
 Extinguishment of
 Debt...................        --             --           --            --        (473)       88      --       --
                             ------        -------      -------      --------   --------  -------- -------- --------
Net Income (Loss).......     $5,461        $28,940      $31,297      $  2,368   $  5,914  $  5,313 $  4,089 $   (630)
                             ======        =======      =======      ========   ========  ======== ======== ========
PER SHARE DATA
Basic Net Income (Loss)
 Income (Loss) before
  Gain on Sale of Real
  Estate Investments and
  Extraordinary Item....     $ 0.14        $  0.30      $  0.36      $   0.16   $   0.03  $   0.23 $   0.17 $  (0.93)
 Gain on Sale of Real
  Estate Investments....        .43           2.73         2.91          0.09       0.67      0.35     0.28     0.85
                             ------        -------      -------      --------   --------  -------- -------- --------
 Income (Loss) before
  Extraordinary Item....       0.57           3.03         3.27          0.25       0.70      0.58     0.45    (0.08)
 Extraordinary (Loss)
  Gain from
  Extinguishment of
  Debt..................        --             --           --            --       (0.05)     0.01      --        --
                             ------        -------      -------      --------   --------  -------- -------- --------
 Basic Net Income (Loss)
  per Share.............     $ 0.57        $  3.03      $  3.27      $   0.25   $   0.65  $   0.59 $   0.45 $  (0.08)
                             ======        =======      =======      ========   ========  ======== ======== ========
Diluted Net Income
 (Loss) per Share.......     $ 0.57        $  3.03      $  3.27      $   0.25   $   0.64  $   0.59 $   0.45 $  (0.08)
                             ======        =======      =======      ========   ========  ======== ======== ========
Dividends Declared per
 Share..................     $ 1.15        $  6.03      $  8.93      $   1.18   $   3.23  $   0.41 $   0.30 $   0.28
                             ======        =======      =======      ========   ========  ======== ======== ========
Average Shares
 Outstanding............      9,584          9,561        9,567         9,353      9,097     9,044    9,030    9,029
                             ======        =======      =======      ========   ========  ======== ======== ========
FINANCIAL POSITION AT
 YEAR-END
Total Assets............     $3,093        $99,274      $21,183      $103,294   $112,619  $169,439 $176,833 $179,459
Net Real Estate
 Investments............        --          69,753       15,077        98,708    106,912   160,963  172,461  176,024
Total Debt Outstanding..        --          36,420        8,345        36,650     36,889    71,816   81,479   86,492
Shareholders' Equity....      2,570         56,767        6,814        61,372     70,076    93,709   91,703   90,134

------
* Restated for change in accounting method to the equity method for Investment Partnerships. The change did not affect net income (loss) or shareholders' equity.
** The Trust's fiscal year changed from one which ended on July 31st to one which ends on December 31st.

  FYA: The following table sets forth financial information for FYA on a historical basis and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of FYA included elsewhere in this Proxy Statement/Prospectus.

                          NINE MONTHS ENDED
                            SEPTEMBER 30,        YEARS ENDED DECEMBER 31,
                          ----------------- ----------------------------------
                            1998     1997    1997   1996   1995   1994   1993
                          -------- -------- ------ ------ ------ ------ ------
                                             (IN THOUSANDS)
SUMMARY OF OPERATIONS
Revenues................  $    237 $    236 $  315 $  315 $  314 $  314 $  558
Costs and Operating
 Expenses...............        48       44     60 $   67    101    113    486
                          -------- -------- ------ ------ ------ ------ ------
Operating Income........       189      192    255    248    213    201     72
Gain on Sale of Assets..       --       --     --     --     --     --   2,220
                          -------- -------- ------ ------ ------ ------ ------
Net Income..............  $    189 $    192 $  255 $  248 $  213 $  201 $2,292
                          ======== ======== ====== ====== ====== ====== ======
FINANCIAL POSITION AT
 PERIOD-END
Working Capital.........  $    128 $    121 $  122 $  112 $  103 $   87 $  (16)
Total Assets............     1,547    1,585  1,552  1,587  1,629  1,635  1,663
Partners' Capital.......     1,502    1,540  1,530  1,565  1,607  1,614  1,558

                                  RISK FACTORS

  In addition to the other information contained in this Proxy Statement/Prospectus, you should consider the following risk factors before you decide whether or not you wish to approve the Merger. You should be aware that the majority of these risk factors are relevant only if the Corporation Common Stock being issued to you has value now or in the future. As already pointed out, the Corporation does not expect to make distributions on the Corporation Common Stock for the foreseeable future and such stock has no present value. Moreover, its value in the future is at best highly speculative. Accordingly, you should consider the risk factors which affect the financial viability of the Corporation, the real estate owned by the Operating Partnership and the tax treatment of the Corporation in light of the negligible value of the interest you will have in the Corporation and the fact that the receipt of such stock by you was not a major factor the Trustees of the Trust considered in making their determination to approve the Merger.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF THE CORPORATION AND TRUSTEES OF THE TRUST IN THE MERGER

  You should be aware that certain Trustees and certain members of management and of the Board of Directors of the Corporation have certain interests in, and will receive benefits as a consequence of, the Merger that are separate from your interests generally. For example, the executive officers of The Beal Companies LLP will also serve as the executive officers and directors of the Corporation. In addition, the Operating Partnership will enter into a management agreement with Beal & Company, Inc. ("Beal Co."), pursuant to which Beal Co. will provide property management services to the Operating Partnership. Thus, the interests of The Beal Companies LLP and the officers and directors of the Corporation in completing this transaction may be different than yours. In addition, the Corporation has agreed to provide indemnification of the Trustees, officers, agents, employees and Shareholders of the Trust and to maintain directors' and officers' liability insurance coverage for the Trust's Trustees and officers. See "THE MERGER--Interests of Certain Persons in the Merger (see page 21)." These different interests may result in conflicts with respect to these individuals' obligations to the Corporation and the Trust in determining whether they should complete the Merger.

DISTRIBUTIONS DEPENDENT UPON GROWTH

  Currently, the Corporation does not expect to receive any distributions from the Operating Partnership in the foreseeable future because certain partners of the Operating Partnership will be entitled to receive priority distributions from the Operating Partnership. These priority distributions will prevent the Corporation from making any distributions to you in the foreseeable future. As a result, the value of the Corporation Common Stock that you will receive in the Merger is not significant, if any. The Corporation's ability to make future distributions to you depends entirely on whether the Operating Partnership acquires additional assets or on future appreciation of the existing property. It may also depend on the extent to which the Operating Partnership issues future interests. Although the Corporation and the Operating Partnership anticipate that they will seek opportunities to acquire additional properties and diversify their portfolio as and when market conditions improve, there is no assurance that the Corporation or the Operating Partnership will be successful in achieving any growth. See "THE CORPORATION--Business and Growth Strategy (see page 28)." If the Operating Partnership is unable to successfully grow its portfolio, it could materially and adversely affect its results of operations and financial condition.

RISK OF OWNERSHIP IN BECOMING STOCKHOLDERS OF THE CORPORATION

  Aggregate Stock Ownership Limit. In order for the Corporation to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of the Corporation's taxable year (other than the first taxable year for which the election to be treated as a REIT has been made). In order to comply with this requirement, for Federal income tax purposes and to otherwise address concerns relating to concentration of capital stock ownership, the Articles of Incorporation of the Corporation will contain the Aggregate Stock Ownership Limit. This generally prohibits any single Stockholder from "beneficially owning" (as such term is
defined in the Articles of Incorporation) more than   % of the issued and
outstanding shares of Corporation Common Stock. Additionally, the Articles of Incorporation will contain the Look-Through Ownership Limit, which generally permits certain mutual funds and certain other widely-held entities to beneficially own up to 15% of the outstanding shares of such Corporation Common Stock. The Board of Directors of the Corporation will waive or modify the Aggregate Stock Ownership Limit and the Look-Through Ownership Limit with respect to one or more persons if it is established to the reasonable satisfaction of the Board of Directors that such ownership would not be likely to disqualify the Corporation as a REIT for Federal income tax purposes. In connection with the Related Transactions, the Corporation will waive the Aggregate Stock Ownership Limit with respect to the initial Corporation Common Stock ownership of Robert L. Beal, Bruce A. Beal and their affiliates because none will jeopardize the Corporation's status as a REIT for Federal income tax purposes. The Corporation also may waive the Aggregate Stock Ownership Limit with respect to certain other Stockholders, if appropriate. In addition, these ownership limitations may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect your ability to realize a premium over the then current value of the Corporation Common Stock, if any, in connection with such a transaction.

  Changes in Investment and Financing Policies Without Stockholder
Approval. The major policies of the Corporation, including its investment policy and other policies with respect to acquisitions, financing, growth, operations, debt and distributions, will be determined by its Board of Directors, all of whom are officers and principals of The Beal Companies LLP. The Board of Directors will be able to amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the Stockholders. Accordingly, you will have no control over changes in strategies and policies of the Corporation (other than through the election of directors), and such changes may not serve the interests of all Stockholders and could adversely affect the Corporation's financial condition or results of operations, including its ability to make distributions to you.

  Issuance of Additional Securities. The Corporation will have authority to offer shares of Preferred Stock, additional shares of Corporation Common Stock or other equity or debt securities for cash, in exchange for property or otherwise. The Corporation, as the general partner of the Operating Partnership, may elect to redeem Common Units of the Operating Partnership for Corporation Common Stock. Similarly, the Corporation may cause the Operating Partnership to offer additional interests in the Operating Partnership in exchange for cash, property or otherwise. You will have no preemptive right to acquire any such securities. Any such issuance of equity securities could result in dilution of your investment in the Corporation and continue to have the effect of eliminating any distributions on your Corporation Common Stock.

LIMITED LIQUIDITY

  As a result of the disposition of all of the Trust's real estate investments, the AMEX halted trading in the Shares at the close of business on July 10, 1998 and subsequently delisted the Shares on October 29, 1998. See "THE MERGER-- Information Regarding the Parties--Property Capital Trust (see page 18)." The Trust is now traded on NASDAQ's over-the-counter Bulletin Board (symbol "PCTG"). At the current time, the Corporation does not intend to seek an additional listing application for the shares of Corporation Common Stock to be issued in connection with the Merger and does not expect to be listed on the AMEX in the near future. As such, the shares of Corporation Common Stock you receive in the Merger may have only limited liquidity. See "MARKET PRICES AND CASH DIVIDENDS INFORMATION (see page 65)."

REAL ESTATE INVESTMENT RISKS

  The following factors will become more relevant to you if the Corporation achieves growth and therefore, is in a position to make distributions to you. However, there is no assurance that this will occur.

  General Risks. pon consummation of the merger between FYA and PCT LP, the Operating Partnership's sole asset will be the property located at 51 New York Avenue, Framingham, Massachusetts. This property is leased by a single tenant. If this property does not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Operating Partnership's cash flow and ability to pay distributions to its partners will be adversely affected. This in turn will adversely affect the Corporation's ability to make distributions to you (although it is not expected that the Corporation will in any event make distributions to you for the foreseeable future). The following factors, among others, may adversely affect the revenues generated by this property:

  . changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

  . changes in interest rates and in the availability, cost and terms of debt financings;

  . the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements;

  .  the ongoing need for capital improvements;

  .  failure of the tenant to pay its rent;

  . changes in real estate tax rates and other operating expenses (including utilities);

  .  the ability to provide adequate management and maintenance;

  .  adverse changes in zoning laws; and

  . floods and other natural disasters (which may result in uninsured losses) and other factors which are beyond the Corporation's or the Operating Partnership's control.

  Certain significant expenditures associated with the property (such as loan payments, real estate taxes, insurance and maintenance costs) will generally not be reduced when circumstances cause a reduction in income from the investment. For example, if the Corporation or the Operating Partnership is unable to meet the loan payments, we could sustain a loss as a result of foreclosure on the property or the exercise of other remedies by the lender. In addition, real estate values and income from rental properties are also affected by such factors as the cost of compliance with government regulations, including zoning and tax laws, interest rate levels and the availability of financing. Any material changes due to such events could adversely affect the revenues generated by this property.

  Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Operating Partnership's ability to diversify its portfolio in response to changes in economic and other conditions will therefore be limited. If the Operating Partnership wants to sell its property, there is no assurance that it will be able to dispose of the property in the time period it desires or that the sales prices of the property will recoup or exceed the amount of the Operating Partnership's investment.

  Property Taxes. The property is subject to real property taxes, which may increase or decrease as property tax rates change and as the value of the property is assessed or reassessed by taxing authorities. Under the terms of the existing lease, the tenant is responsible for the payment of taxes. There is no assurance that a lease with a new tenant will have similar provisions.

  Risks Associated with Local Market Conditions. The Operating Partnership's sole asset will be located in Massachusetts. Consequently, economic conditions in this market will significantly influence the Operating Partnership's and the Corporation's future performance. Because the Operating Partnership lacks geographical diversity, a decline in the economy in Massachusetts, or in the United States generally, could materially and adversely affect its operating results. In addition, local market and economic conditions may significantly affect occupancy or rental rates in that market. Occupancy and rental rates, in turn, may significantly affect the Operating Partnership's profitability and its ability to satisfy its financial obligations. These risks include:

  . the local economic climate (which may be adversely impacted by plant closings, industry slowdowns and other factors);

  . local real estate conditions (such as an oversupply of, or a reduced demand for, office space); and

  . the inability or unwillingness of the tenant to pay its rents or any rent increases.

  Any of these risks could adversely affect the Corporation's ability to make future distributions to you.

  Competition. This office and research and development building competes with other rental alternatives in attracting tenants, including other office properties that are available for rent. Competitive office and research and development space in the Framingham area could adversely affect our ability to release this property to the existing tenant or to lease our space to a new tenant. It also may impact our ability to increase or maintain rents. There is no assurance that the tenant will renew its lease at the end of the current term. If the tenant does not renew its lease, then the property may remain vacant for a period of time. If this occurs, the Operating Partnership will not have sufficient revenues to make distributions to its partners. In addition, the Operating Partnership may be subject to construction expenses for tenant improvements, free rent incentives if necessary and payment of leasing commissions to brokers. In addition, competitors for acquisitions of office properties may have greater resources than the Corporation and the Operating Partnership, putting us at a competitive disadvantage for potential new investments.

  Uninsured and Underinsured Losses. After the Merger, the Operating Partnership intends to maintain comprehensive insurance on the property, including liability, fire and extended coverage. The Operating Partnership believes such specified coverage will be of the type and amount customarily obtained for or by an owner of office properties. However, there are certain types of losses, generally of a catastrophic nature, such as floods, that may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Corporation and the Operating Partnership at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the property or any future investments of the Corporation or the Operating Partnership. Inflation, changes in building codes or ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after the property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Corporation or the Operating Partnership might not be adequate to restore its economic position with respect to such property.

  Risks of Property Damage and Increased Expenses Resulting from Inclement Weather. The location of our property in Massachusetts exposes us to risks associated with inclement winter weather, including increased costs for the removal of snow and ice. In addition, inclement weather could increase the need for maintenance and repair of our property. These costs could adversely effect our financial performance.

  Potential Liability for Environmental Contamination. Under various federal, state and local environmental laws, regulations and ordinances, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic chemicals, substances or waste or petroleum product or waste (collectively, "Hazardous Materials") releases on, under, in or from such property, and may be held liable to governmental entities or to third parties for certain damage and for investigation and cleanup costs incurred by such parties in connection with the release or threatened release of Hazardous Materials. Such laws typically impose responsibility and liability without regard to whether the owner knew of or was responsible for the presence of Hazardous Materials, and the liability under such laws has been interpreted to be joint and several under certain circumstances.

  The costs of investigation and cleanup of Hazardous Materials on, under, in or from property can be substantial, and the fact that the property has had a release of Hazardous Materials, even if remediated, may adversely affect the value of the property and the owner's ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on a property in favor of the government for damages and costs it incurs in connection with the release or threatened release of Hazardous

Materials. The presence of Hazardous Materials on a property could result in a claim by a private party for personal injury or a claim by a neighboring property owner for property damage. Such costs or liabilities could exceed the value of the affected real estate.

  Other federal, state and local laws and regulations govern the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of building remodeling, renovation or demolition. Still other federal, state and local statutes, regulations and ordinances may require the removal or upgrading of underground storage tanks that are out of service or out of compliance. Non-compliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. Furthermore, if there is a violation of such a requirement in connection with a tenant's operations, it is possible that the Operating Partnership, as the future owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation.

  The property has been the subject of Phase I environmental assessment by independent environmental consultant and engineering firms. Phase I assessments do not involve subsurface testing. These environmental assessments have not revealed any environmental conditions that the Corporation or the Operating Partnership believe will have a material adverse effect on their business, assets or results of operations, and neither the Corporation nor the Operating Partnership is aware of any other environmental conditions with respect to the property that they believe would have such a material adverse effect.

  We cannot assure you that:

  . the environmental assessment identified all potential environmental liabilities;

  . that no prior owner created any material environmental condition not known to us or the consultants who prepared the assessments;

  . that no environmental liabilities developed since such environmental assessment was prepared;

  . that the condition of land or operations in the vicinity of our property (such as the presence of underground storage tanks) will not affect the environmental condition of our property; or

  . that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in the imposition of environmental liability.

COMPARISON OF STOCKHOLDER RIGHTS

  Certain provisions of the Corporation's Articles of Incorporation and By-laws (collectively, the "Charter Documents") could have a potential anti-takeover effect. The following provisions could have the effect of making it more difficult for a third party to acquire control of the Corporation, including certain acquisitions that Stockholders may deem to be in their best interests:

  .  the Charter Documents provide for a classified board of directors;

  . following the Merger, the Articles of Incorporation will permit removal of directors of the Corporation, other than upon expiration of their term, only for cause and only by the affirmative vote of holders of a majority of the Corporation Common Stock;

  . the Articles of Incorporation contain restrictions on the number of shares that may be owned by any Stockholder or group of Stockholders;

  . the Articles of Incorporation will permit, if approved by the Stockholders of the Corporation, the issuance of one or more series of a new class of securities with rights and preferences to be determined by the Board of Directors;

  . Maryland law restricts certain business combinations with interested Stockholders; and

  . the By-Laws require advance notice of Stockholder proposals and director nominations.

  See "COMPARISON OF SHAREHOLDERS' RIGHTS (see page 37)."

SUBSTANTIAL EXPENSES AND PAYMENTS IF THE MERGER OR THE RELATED TRANSACTIONS FAIL TO OCCUR

  Neither the Trust nor the Corporation can assure you that the Merger will be completed. If the Merger is not completed, the Beal Companies LLP will have incurred substantial expenses in connection with the transactions described in this Proxy Statement/Prospectus. Further, the Related Transactions will not occur unless the Merger is consummated because the consummation of the Related Transactions is contingent on the completion of the Merger.

  The Beal Companies LLP paid the Trust a deposit towards possible liquidated damages that may come due the Trust. If FYA or the Corporation terminate the Investment Agreement under the following circumstance, then the Trust will be entitled to retain the deposit as a termination payment:

                     CIRCUMSTANCES                                FEE


--------------------------------------------------------------------------------
                                                            up to $350,000
 The Trust satisfies the conditions to the closing of the transactions described herein, but FYA fails to consummate the Related Transactions by the end of the 4th business day after issuance of the Corporation
 Common Stock

  In addition, if the parties terminate the Investment Agreement under the following circumstances, the Trust will be obligated to return a portion of the deposit and/or make a termination payment to The Beal Companies LLP:

                     CIRCUMSTANCES                                FEE


--------------------------------------------------------------------------------
                                                            return of up to
 The Shareholders of the Trust do not approve the           $310,000
 Merger by the 60th day after delivery of this Proxy
 Statement/Prospectus to the Trust for mailing to its Shareholders

--------------------------------------------------------------------------------
 The Trust fails to satisfy certain conditions to the       return of up to
 closing of the transactions described herein by the        $310,000 plus
 end of the 4th business day after issuance of the          $250,000
 Corporation Common Stock and approval of the Merger by the Shareholders or the Trust fails to comply in good faith with its covenants

  See "THE MERGER AGREEMENT--Termination," and "--Fees and Expenses (see page
25)."

FEDERAL INCOME TAX RISKS--FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

  The Corporation intends to operate in a manner that will allow it to continue to qualify as a REIT. Although the Corporation believes that it has been organized and its past and present operations qualify it as a REIT, it cannot assure you that this is true, or that it will remain qualified as a REIT in the future. This is because qualification as a REIT involves (i) the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations and (ii) the determination of various factual matters and circumstances not entirely within our control.

  If the Trust failed to qualify as a REIT prior to the Merger, this failure could disqualify the Corporation as a REIT. If the Corporation fails to qualify as a REIT, it will be subject to federal income tax on its taxable income at regular corporate rates for both current and past years. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to you would be reduced and possibly eliminated. Unless entitled to relief under certain statutory provisions, the Corporation would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

  Pursuant to the Internal Revenue Code provisions relating to REITs, the Corporation must distribute annually at least 95% of its net taxable income (excluding any net capital gain) to avoid corporate income taxation of the earnings that it distributes. In addition, the Corporation will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid or deemed paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years. The amount of any net long-term capital gains that the Corporation elects to retain and pay income tax on will be treated as distributed for purposes of the 4% excise tax.

  The Corporation intends to make the necessary distributions to its Stockholders to comply with the 95% distribution requirement and also to avoid the nondeductible excise tax. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require the Corporation to borrow funds on a short-term basis or sell assets on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Corporation's net taxable income could cause the Corporation to do any of the following:

  .  sell assets in adverse market conditions;

  .  distribute amounts that represent a return of capital; or

  . distribute amounts that would otherwise be spent on future acquisitions, capital expenditures, or repayment of debt.

  Net income derived from a "prohibited transaction" is subject to a 100% tax. According to the Internal Revenue Code, a "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Consequently, the Corporation will have to consider this Internal Revenue Code provision in connection with future dispositions of its assets and over the next four years may make bulk sales of assets (directly or through a merger) more attractive than multiple sales of individual assets. However, the Corporation will attempt to conduct its business so that it will not be characterized as being engaged in prohibited transactions.

DEPENDENCE ON THE BEAL COMPANIES LLP

  The initial executive officers of the Corporation and all of the members of the Board of Directors of the Corporation will also be executive officers and principals of The Beal Companies LLP. As such, the Corporation believes that its success, at least initially, will depend to a significant extent upon the experience of Bruce A. Beal, Robert L. Beal and Michael A. Manzo. The Corporation believes that these individuals' reputations in the real estate investment industry will assist the Corporation and the Operating Partnership in identifying potential assets for acquisition. See "THE CORPORATION-- Description of Business of the Corporation (see page 28)." The loss of any of these individual's management services could have a material adverse effect on the operations of the Corporation because the Corporation would have a diminished capacity to obtain real estate investment opportunities and to capitalize upon their relationships in the real estate industry. The Corporation cannot guarantee the continued service of these individuals because the Corporation does not currently intend to maintain employment agreements with its executive officers. In addition, the Corporation does not currently intend to maintain key man life insurance with respect to any of its executive officers. The Corporation may not be able to successfully recruit additional personnel and any additional personnel who are recruited may not have the requisite skills, knowledge or experience necessary or desirable to enhance the incumbent management. Moreover, all of the Corporation's key officers will continue to be employees of The Beal Companies LLP, and certain conflicts of interest between these executives and the Corporation may arise.

LACK OF OPERATING HISTORY AS A REIT

  After the consummation of the Merger and the Related Transactions, the Corporation, through the Operating Partnership, will continue to own and operate the property previously owned by FYA. The executive officers of the Corporation, as executive officers of The Beal Companies LLP, were involved in the management of such property. See "THE CORPORATION--Description of Business of the Corporation" and "--Business and Growth Strategy (see page 28)." However, the Corporation will not have any operating history as a REIT and its operating policies and strategies are untried. Therefore, as a newly organized company, the Corporation's policies and procedures are subject to change over time and may become materially different than those described herein.

                              THE SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished to you in connection with the solicitation of proxies by or on behalf of the Trustees for use at the Special Meeting.

PURPOSE OF THE SPECIAL MEETING; DATE, TIME AND PLACE.

  The Special Meeting will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, 2nd Floor, Boston, Massachusetts on at 9:00 a.m. (Eastern Standard Time). At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Merger and the Merger Agreement.

RECORD DATE; SOLICITATION OF PROXIES

  The Trustees of the Trust fixed the close of business on           , 1998 as
the record date for the determination of Shareholders entitled to notice of,
and to vote at, the Special Meeting. At the record date, [         ] Shares
were issued and outstanding and entitled to vote at the Special Meeting. You are entitled to one vote at the Special Meeting for each Share of record you hold on the record date.

  In addition to the solicitation of proxies by use of the mails, the Trust and its Trustees, officers and employees (who will receive no additional compensation therefor) may also solicit proxies by telephone, facsimile transmission and other electronic communication methods or personal interview. The Trust will reimburse banks, brokers, custodians and other fiduciaries who hold Shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of this Proxy Statement/Prospectus to those persons for whom they hold such Shares. The Trust will bear the costs of the Special Meeting and of soliciting proxies therefor.

  The Trust's proxy solicitor, Innisfree M&A Incorporated, has agreed to assist the Trust in connection with the solicitation of proxies. Pursuant to the Trust's agreement with Innisfree M&A Incorporated, Innisfree M&A Incorporated will provide various proxy services for the Trust in connection with the Special Meeting at a cost of approximately $7,500, plus reasonable out-of-pocket expenses.

  Any questions or requests for assistance regarding this Proxy
Statement/Prospectus and related proxy materials may be directed to Innisfree M&A Incorporated by telephone at 1-888-750-5834.

VOTE REQUIRED

  One-third of the outstanding Shares entitled to vote as of the record date, represented in person or by proxy, are required for a quorum at the Special Meeting. The affirmative vote of holders of two-thirds of the Shares outstanding as of the record date is required for approval and adoption of the Merger and the Merger Agreement. Abstentions may be specified with respect to the approval and adoption of the Merger and the Merger Agreement and will be counted as present for the purpose of determining the existence of a quorum but will have the effect of a negative vote due to the requirement of the affirmative vote described in the preceding sentence.

  On the record date, Trustees and executive officers of the Trust as a group (6 persons) beneficially owned [157,035] Shares, or [1.6]% of the total outstanding Shares. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

PROXIES

  Shares which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If you do not indicate contrary instructions, the proxy appointees will vote your Shares "FOR" approval and adoption of the Merger and the Merger Agreement and in the discretion of such proxy appointees as to any other matter which may properly come before the Special Meeting.

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  While brokers who hold Shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, such brokers will not be entitled to vote on the Merger and the Merger Agreement absent instructions. Shares held by such brokers who do not receive instructions but which are reported as "instructions withheld" will be treated as present, in person or by proxy, at the Special Meeting and counted as present for quorum purposes. A failure by a broker to vote, however, will have the effect of a negative vote on the approval of the Merger and the Merger Agreement due to the requirement of the affirmative vote described above. It is therefore essential that, if your Shares are held by a broker, you give your broker voting instructions.

  It is not expected that any matter other than that referred to in this Proxy Statement/Prospectus will be brought before the Special Meeting. If, however, other matters are properly presented, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, soliciting additional proxies in favor of approval and adoption of the Merger and the Merger Agreement, the proxy appointees will vote in accordance with their best judgment on such matters and consistent with the voting rights of such Shares as provided by the Trust's Declaration of Trust. However, under these circumstances the proxy appointees will not vote any proxy that is voted or is treated as voted against approval and adoption of the Merger and the Merger Agreement in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, the proxy appointees will vote all proxies in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked prior to such reconvened meeting. The grant of a proxy will also confer discretionary authority on the proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting.

  You may revoke a proxy at any time before it is voted by filing with the Secretary of the Trust an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. The last proxy executed by you will revoke all previous proxies executed by you. Any such filing should be sent to Property Capital Trust, 177 Milk Street, Suite 14B, Boston, MA 02109; Attention: Secretary. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

  The Merger and the Merger Agreement to be considered at the Special Meeting involve matters of great importance to you. Accordingly, the Trust urges you to read and carefully consider the information presented in this Proxy Statement/Prospectus and the annex hereto. The Trust also urges you to complete, date, sign and promptly return the enclosed proxy card in the accompanying prepaid envelope.

  DO NOT SEND CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, YOU WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING YOUR CERTIFICATES.

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                                   THE MERGER

  The following is a summary of the material terms of the Merger. You should be aware that this summary does not purport to be complete. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included in this Proxy Statement/Prospectus as Annex A. The Trust urges you to review the Merger Agreement carefully.

INFORMATION REGARDING THE PARTIES

  Property Capital Trust. The Trust was organized on June 9, 1969, and has qualified and elected to be taxed as a REIT under the Internal Revenue Code since its organization. In 1995, the Trustees of the Trust adopted a business plan, which the Shareholders ratified, that provided for the disposition of all of the Trust's investments. Since that time, the Trust has been divesting itself of its real estate investments on a property-by-property basis.

  On June 17, 1998, the Trust sold its last real estate investment and the Trustees declared a special dividend of $.80 per share payable on July 10, 1998. As a result of this sale and distribution, the Trust does not expect to have, immediately prior to the Effective Time, any assets other than (i) approximately $.23 per Share in cash which the Trustees intend to distribute to Shareholders shortly after the Effective Time of the Merger as a special dividend and the redemption price for the rights issued pursuant to the Trust's Shareholder Rights Plan, and (ii) any Contingent Payment which may be collected by the Trust, which payment, if and when collected, the Escrow Agent will distribute to Shareholders who were such at the Effective Time. In anticipation of the Merger, the Trustees will elect to redeem the outstanding rights under the Trust's Shareholder Rights Plan. The rights are redeemable at $.01 per right and such redemption price is included in the $.23 per Share distribution mentioned above. Following this final distribution, the Trust will have distributed approximately $13.88 per Share to Shareholders from the net proceeds of the sale of all of its real estate investments pursuant to the business plan.

  Maryland Property Capital Trust, Inc. The Corporation was organized on June 15, 1998 as a wholly-owned subsidiary of the Trust. Pursuant to the Merger Agreement, if the holders of two-thirds of the outstanding Shares approve and adopt the Merger Agreement, the Trust will merge into the Corporation and the Corporation will be the surviving entity. Immediately thereafter, the Corporation will change its name to "Property Capital Trust, Inc." Following completion of the Merger, the Corporation will continue to elect to be treated as a REIT.

  The Corporation does not own directly any real estate. At the present time, the Corporation's sole asset is its general partnership interest in PCT LP. Upon completion of the Related Transactions, the Corporation's sole asset will be its approximate 1% general partnership interest and approximate 32.3% common limited partnership interest in the Operating Partnership.

  Framingham York Associates Limited Partnership. FYA holds approximately 1.1 acres of land improved by a one story combined office and research and development building of 17,250 square feet of rentable space. See "THE CORPORATION--Description of Property." As part of the Related Transactions, FYA will borrow $1 million in cash and use such funds to purchase approximately 319,489 shares of newly issued Corporation Common Stock. The Corporation will contribute this cash to the Operating Partnership, which expects to use this $1 million to pay the costs of the Merger and the Related Transactions. FYA will then distribute such shares to its partners based on their pro rata percentage interests in FYA. Following such purchase and distribution of Corporation Common Stock, PCT LP will merge into FYA.

  Property Capital Trust Limited Partnership. The Corporation is the sole general partner of PCT LP, which has no assets at the present time. As part of the Related Transactions, PCT LP will merge into FYA. Pursuant to such merger, PCT LP will cease to exist and FYA will be the surviving entity. Immediately thereafter, FYA will change its name to "Property Capital Trust Limited Partnership" and become the Operating Partnership.

                                       18
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Upon consummation of this merger, all of the assets and liabilities of FYA will become the assets and liabilities of the Operating Partnership.

THE MERGER CONSIDERATION

  Upon consummation of the Merger you will receive:

  . one-sixtieth of a share of the Corporation Common Stock for each Share held, with one share of Corporation Common Stock to be exchanged for any fractional interest equal to or greater than .5 (no shares of Corporation Common Stock or cash in lieu thereof will be issued in exchange for fractional interests of Corporation Common Stock less than .5); and

  .  a Contingent Payment Right.

In addition, immediately prior to the Effective Time of the Merger, the Trustees intend to declare a special dividend of approximately $.22 per Share and a redemption payment of $.01 per Share for the rights outstanding under the Trust's Shareholder Rights Plan.

CONTINGENT PAYMENT RIGHT

  The Contingent Payment Right represents your right to receive your pro rata share of the additional amount paid, if any, to the Trust, less any reasonably related costs, including expenses incurred by the Holders' Representative, by the Department of Transportation of the State of Florida as compensation for the taking of a portion of a shopping center in Aventura, Florida in which the Trust had an investment. The State of Florida paid the Trust approximately $325,000 as compensation for the taking of this property. The Trust, however, has instituted legal proceedings against the State of Florida contesting the amount owed and is seeking an additional $1.0 million. Mediation between the State and the Trust to resolve this dispute occurred in June 1998 and was unsuccessful. A trial date has been scheduled for January, 1999. Any net amounts ultimately received by the Trust will be distributed as a Contingent Payment to holders of the Contingent Payment Rights. No assurance can be given as to the ultimate amount of the Contingent Payment, if any, or as to the timing of the distribution thereof. The Trust does not expect, however, that the Contingent Payment will exceed $.10 per Share, and it could be zero.

  Immediately prior to the Effective Time, the Trust will assign all of its rights in and to the Contingent Payment to the Escrow Agent and will provide such Escrow Agent with a list of Shareholders entitled to Contingent Payment Rights (i.e., the Shareholders of the Trust at the Effective Time). The Escrow Agent will enter into an Escrow Agreement with the Trust providing for the distribution of the Contingent Payment pro rata to the Shareholders holding Contingent Payment Rights upon receipt of such funds. The Contingent Payment Rights will not be evidenced by any certificate or other instrument, will not have voting or other rights and will not be assignable or transferable except by operation of law. Furthermore, the Contingent Payment Right will not accrue or pay any dividends or interest.

CASH CONSIDERATION

  The Cash Consideration represents your right to receive your pro rata share of (i) all cash and cash equivalents, if any, held by the Trust at Effective Time, minus (ii) the aggregate amount the Trust is obligated to repay The Beal Companies LLP pursuant to the Investment Agreement (See "THE MERGER AGREEMENT-- Fees and Expenses") and (iii) the aggregate amount payable to redeem the rights pursuant to the Trust's Shareholder Rights Plan. Immediately prior to consummation of the Merger, the Trustees intend to declare a special dividend of approximately $.22 per Share and redeem the rights upon payment of the $.01 per Share rights redemption price. The Cash Consideration, if any, will not accrue or pay any dividends or interest.

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RECOMMENDATION OF THE BOARD OF TRUSTEES

  The Trustees unanimously have determined that the Merger and the Merger Agreement are advisable, fair and in the best interests of the Trust and its Shareholders. At a Special Meeting held on June 16, 1998 and by Consent of Trustees in Lieu of Meeting dated as of October 16, 1998, the Trustees approved the Merger and the Merger Agreement, subject to the approval of the Merger and the Merger Agreement by the Corporation's Board of Directors and the Shareholders of the Trust.

  THE TRUSTEES RECOMMEND THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

  In considering the recommendation of the Trustees, you should be aware that certain Trustees and executive officers of the Trust have an interest in recommending the Merger that may be different from, or in addition to, yours generally. See "THE MERGER--Interests of Certain Persons in the Merger."

BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger. The terms of the Merger Agreement are the result of arm's-length negotiations among representatives and legal advisors of the Trust, the Corporation and the other parties to the Related Transactions, each of which is an affiliate of The Beal Companies LLP (the "Beal Affiliates"). The following is a brief discussion of some of the factors considered by the Trustees in reaching their decision to approve the Merger and the Merger Agreement.

  Following the adoption of the business plan at the Trust's 1995 Annual Meeting, the Trust began the process of divesting itself of its real estate investments on a property-by-property basis. See "--Information Regarding the Parties--Property Capital Trust." Over the ensuing three years, the Trust disposed of 27 real estate investments. The Trust utilized the net proceeds of such sales to discharge indebtedness and pay special dividends to its Shareholders. The Trust distributed to its Shareholders an aggregate amount of $13.65 per Share in special dividends from the time of approval of the business plan by the Shareholders in December 1995 through and including July 10, 1998. These distributions exceeded the initial estimate of $10.00 per Share announced by the Trust in the Trust's 1995 proxy statement.

  In the summer of 1997, management of the Trust and the Trustees began to consider alternatives for terminating the Trust. The Trustees considered two alternatives. Under the first alternative, the Trust would form a "liquidating trust," transfer its remaining assets to the liquidating trust and terminate its existence. The liquidating trust would then continue for up to three years to ensure that all of the Trust's known and contingent liabilities were satisfied out of the remaining cash assets contributed by the Trust. Ultimately, the liquidating trust itself would be dissolved and its remaining assets, after payment of liabilities of the Trust and expenses of the liquidating trust, would be distributed. As a second alternative, management discussed with the Trustees the possibility of the Trust's being acquired by a real estate company that would succeed to all of its assets and liabilities. This alternative would obviate the need for a liquidating trust and enable the Trust to distribute all of its assets to its existing Shareholders at the time of its acquisition by such company.

  In the fall of 1997, management of the Trust began contacting persons and entities it thought might be interested in acquiring the Trust. As a result of these contacts, the Trust had discussions with several parties, including representatives of the Beal Affiliates, regarding the sale of the Trust. The Trust entered into a letter of intent with one potential acquiror in January 1998, but the transaction contemplated by that letter of intent was never consummated. Thereafter, negotiations with the Beal Affiliates intensified and on June 16, 1998, the Trustees met and discussed the terms and provisions of the proposed Merger. At the meeting, the Trustees discussed the merits of the transaction, including those set forth below under "--Reasons for the Merger." Following this discussion, the Trustees present at the meeting unanimously approved the terms of the Merger Agreement. On June 18, 1998, the parties finalized their agreements and entered into the Merger Agreement. Thereafter, the parties entered into amendments to the Merger Agreement to change in various respects the structure of the Merger and the Related Transactions.

                                       20
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  As a result of these discussions, the Trustees unanimously have determined that the Merger, the terms of the Merger Agreement and the terms of the Related Transactions are fair to, and in the best interests of, the Trust and its Shareholders.

  Reasons for the Merger. In determining to approve the Merger and the Merger Agreement and to recommend that you approve the Merger and the Merger Agreement, the Trustees considered a number of factors, including the following:

  1. The Merger obviates the need for a liquidating trust, which would have delayed receipt by you of a final distribution from the Trust and would have reduced such distribution by expenses of operating and maintaining the liquidating trust (net of short-term investment income).

  2. The Trustees will be able to distribute approximately $.23 per Share (including $.01 per Share to redeem outstanding rights under the Trust's Shareholder Rights Plan) to you shortly after the consummation of the Merger. In the absence of the Merger, the liquidating trust would have held these funds or a substantial portion thereof as a reserve.

  3. The Trust's contingent liabilities will be provided for without the establishment of a liquidating trust or the use of any of the Trust's assets to satisfy such liabilities, if there are any.

  4. The Shareholders will receive the benefit, if any, of the Contingent
     Payment.

  Based on these considerations, the Trustees determined that the Merger and the Merger Agreement are advisable, fair and in your best interests. While it is true that the Shareholders will receive Corporation Common Stock, the Trustees did not regard this as a significant reason for the Merger. The reason is that, because of the structure of preferred partnership interests in the Operating Partnership, no distributions will be paid on the Corporation Common Stock for the foreseeable future. The Corporation Common Stock will have any significant value only if the Corporation or the Operating Partnership acquires additional assets in the future or the existing property appreciates in value. The amount of such value of the Corporation Common Stock can be affected by the future issuance of common or preferred interests in the Operating Partnership or equity securities of the Corporation. Accordingly, the Trustees considered the Corporation Common Stock to have no present value.

  The foregoing discussion of the information and factors considered by the Trustees is not intended to be exhaustive, and such information and factors were considered collectively by the Trustees in connection with their review of the Merger Agreement and the Related Transactions. In addition, individual Trustees may have given different weight to different factors. For a discussion of additional factors which were considered by the Trustees, see "--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  You should be aware that certain Trustees and executive officers of the Trust have interests in the Merger that may be different from, or in addition to, yours generally.

  Under the Merger Agreement, the Trust and the Corporation have agreed that the Charter Documents of the Corporation and the partnership agreement of the Operating Partnership will contain provisions no less favorable with respect to indemnification of Trustees, officers, agents, employees and Shareholders (in connection with the affairs of the Trust) than those set forth in the Trust's Declaration of Trust as in effect on the date of the Merger Agreement. Further, the Trust and the Corporation have agreed that they will not amend, repeal or otherwise modify such provisions for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were Trustees, officers, agents, employees or Shareholders of the Trust, unless such modification is required by law.

  In addition, at or prior to the Effective Time, the Corporation will purchase or keep in effect directors' and officers' liability insurance coverage for the Trust's Trustees and officers which shall provide such Trustees and

                                       21
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officers with tail or other coverage for six years from the Effective Time.
Such coverage will have terms not substantially less favorable to the insured persons than the coverage presently maintained by the Trust.

  Mr. Melzer, President of the Trust and a Trustee, has certain interests in the outcome of the Merger in addition to those of other Shareholders. The Merger Agreement designates Mr. Melzer as the Holders' Representative to act on your behalf in all matters relating to the Contingent Payment Rights. As the Holders' Representative, Mr. Melzer will be entitled to receive payment for his services and reimbursement of all expenses incurred in connection with the performance of his duties. Such amounts will be deducted from the Contingent Payment. Further, the Corporation has agreed to indemnify Mr. Melzer for all loss, expense or liability arising out of or in connection with the distribution of the Contingent Payment Rights and the performance of his duties as the Holders' Representative. All decisions and actions by the Holders' Representative will be binding upon all of the Shareholders and no Shareholder will have the right to object, dissent, protest or otherwise contest the same. You will not have any cause of action against the Corporation for any actions taken by the Corporation in reliance upon the instructions or decisions of the Holders' Representative.

LISTING OF SHARES

  As a result of the disposition of all of the Trust's real estate investments, the AMEX halted trading in the Shares at the close of business on July 10, 1998 and subsequently delisted the Shares on October 29, 1998. See "--Information Regarding the Parties--Property Capital Trust." The Trust is now traded on NASDAQ's over-the-counter Bulletin Board (symbol "PCTG"). At the current time, the Corporation does not intend to seek an additional listing application for the shares of Corporation Common Stock to be issued in connection with the Merger and does not expect to be listed on the AMEX in the near future. See "MARKET PRICES AND CASH DIVIDENDS INFORMATION."

REGULATORY APPROVALS

  Other than the Commission's review of this Proxy Statement/Prospectus and the filing of the Articles of Merger with the State of Maryland and with The Commonwealth of Massachusetts, neither the Trust nor the Corporation believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the Merger.

RELATED TRANSACTIONS

  The following describes a series of related transactions that will be consummated immediately upon consummation of the Merger:

  1. Simultaneously with the execution of the Merger Agreement, the Trust, the Corporation and FYA executed the Investment Agreement, dated June 18, 1998, as amended. Under the terms of this agreement, immediately following consummation of the Merger, FYA will contribute $1 million in cash, which FYA will borrow, to the Corporation in exchange for approximately 319,489 shares of newly issued Corporation Common Stock. Immediately thereafter, FYA will distribute the Corporation Common Stock to its partners based on their pro rata percentage interests in FYA. As a result, the partners of FYA will own approximately 66.7% of the outstanding shares of Corporation Common Stock. Upon consummation of the Merger, the Shareholders of the Trust will own the remainder of the outstanding shares of Corporation Common Stock.

  2. The Corporation will contribute this $1 million to the Operating Partnership in exchange for 319,489 Common Units of the Operating Partnership. The Corporation, in its capacity as general partner of the Operating Partnership, expects to use this $1 million to pay the costs of the Merger and the Related Transactions.

  3. PCT LP, pursuant to a Contribution and Merger Agreement, dated October 16, 1998, by and between FYA and PCT LP, will merge into FYA. As a result PCT LP will cease to exist, and the former partners of

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

FYA will receive certain Units of the Operating Partnership. See "THE CORPORATION--The Operating Partnership." Immediately following such merger, FYA will change its name to "Property Capital Trust Limited Partnership" and become the Operating Partnership. The Corporation through its pre-merger interest in PCT LP will own approximately a 32.3% common limited partnership interest in the Operating Partnership, and will serve as the general partner of the Operating Partnership with a 1% general partnership interest. The estimated fair market value of the assets of the Operating Partnership immediately prior to the consummation of the Related Transactions will be approximately $4 million. None of the assets of the Operating Partnership or the Corporation were owned by the Trust prior to the Merger. See "PRO FORMA FINANCIALS FOR MARYLAND PROPERTY CAPITAL TRUST, INC."

  Upon completion of the Merger and the Related Transactions, the present Shareholders of the Trust will have a minority interest in the Corporation, which will have a minority interest in the Operating Partnership, subject to certain preferred partnership interests in the Operating Partnership. See "THE CORPORATION--The Operating Partnership."

ACCOUNTING TREATMENT

  As a result of the Merger and the Related Transactions the partners of FYA will own 66.7% of the Corporation Common Stock and certain partners of FYA will control the Board of Directors of the Corporation. In addition, the Corporation will be the sole general partner of the Operating Partnership. As such, for financial reporting purposes, the Merger and Related Transactions will be accounted for as a reverse acquisition of the Corporation and the Trust by FYA.

DISSENTERS' RIGHTS

  You are not entitled to dissenters' rights of appraisal or other dissenters' rights under either Massachusetts law or Maryland law with respect to the Merger or any transactions contemplated thereby.

CERTAIN EFFECTS OF THE MERGER

  If the proposed Merger is consummated, you will no longer have an equity interest in the Trust. Instead, you will have the right to receive the merger consideration described in "--The Merger Consideration" above, and you will have a minority interest in the Corporation, which has a minority interest in the Operating Partnership.

  As a result of the Merger, all Shares of the Trust will cease to be outstanding, and will be canceled and retired. You will cease to have any rights with respect to such Shares except the right to receive the merger consideration.

                              THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement, a copy of which is attached hereto as Annex A. The summary of the Merger Agreement contained herein is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Merger Agreement. The Trust urges you to review the Merger Agreement carefully.

CONSIDERATION TO BE PAID IN THE MERGER

  Upon consummation of the Merger, you will receive: (i) one-sixtieth of a share of the Corporation Common Stock for each Share you own; and (ii) a Contingent Payment Right. The Corporation will not issue any fractional shares of Corporation Common Stock or cash in lieu of the issuance of fractional shares. The Corporation will issue one share of Corporation Common Stock in exchange for fractional interest equal to or greater that .5 and no Corporation Common Stock or cash in lieu thereof in exchange for fractional interests of less than .5.

  As of the Effective Time, the Corporation will deposit with the Exchange Agent the certificates representing the shares of Corporation Common Stock. Promptly after the Effective Time, detailed instructions with regard to the surrender of your Trust Shares Certificates in exchange for the merger consideration, along with a letter of transmittal, a description of the Escrow Agreement and any other required documents, shall be sent to you by the Exchange Agent.

  The Corporation Common Stock will be delivered to you as promptly as practicable following receipt by the Exchange Agent of the relevant Shares Certificates and all other required documents. Any dividends or other distributions on Corporation Common Stock will be paid upon the surrender of the relevant Certificate in exchange for the merger consideration. You will be entitled to receive the Contingent Payment upon completion of the pending litigation with the State of Florida. See "THE MERGER--Contingent Payment Right."

  Immediately prior to the consummation of the Merger, the Trustees will declare and authorize the payment to you of a special dividend in the amount of approximately $.22 per Share and the redemption price of $.01 per Share. You will receive this distribution shortly after the consummation of the Merger.

EFFECTIVE TIME

  As soon as practicable on the first business day after the satisfaction or waiver of the conditions to the Merger, the Trust and the Corporation will file Articles of Merger with the State Department of Assessments and Taxation of Maryland and the Secretary of the Commonwealth of The Commonwealth of Massachusetts. The date and time of the acceptance for record of the Articles of Merger by the State of Maryland will be the Effective Time of the Merger.

GENERAL CONDITIONS TO THE MERGER

  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

  (i) the approval of the Merger Agreement by the affirmative vote of the Shareholders by the requisite vote;

  (ii) the approval of the Merger Agreement by the Trust as the sole stockholder of the Corporation;

  (iii) the satisfaction of any obligations of the Trust pursuant to bonus plans, compensation plans, and other employee benefit plans; and

  (iv) the satisfaction of any out-of-pocket expenses incurred by the Trust in connection with the Merger or the Related Transactions other than those expenses reimbursable under the Investment Agreement.

  It is the intention of the Trustees to cause the conditions set forth in clauses (ii), (iii) and (iv) above to be satisfied to the extent that they have not already been satisfied.

TERMINATION

  The Corporation and the Trust may terminate the Merger Agreement by mutual written consent at any time prior to the Effective Time. In addition, the Merger Agreement terminates upon the termination of the Investment Agreement. Upon the termination of the Merger Agreement, neither party will have any further rights or obligations pursuant to the Merger Agreement other than with respect to the payment or retention of certain sums of money as described in "--Fees and Expenses" below. If the Merger Agreement is terminated and the Merger is not consummated, the Related Transactions will not be consummated as the consummation of the Related Transactions is conditional upon the completion of the Merger.

FEES AND EXPENSES

  Except as provided in the Investment Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Related Transactions will be paid by the party incurring such costs or expenses. Pursuant to the terms of the Investment Agreement, The Beal Companies LLP paid the Trust an aggregate of $350,000 as a deposit toward possible liquidated damages that may come due to the Trust. The deposit includes amounts for reasonable legal and accounting expenses incurred by the Trust in connection with preparing and filing the Trust's quarterly and annual reports and financial statements with the Commission in the amount of $40,000 and an amount equal to $9,000 per month for the period from October 1, 1998 to the closing of the Merger on account of the Trust's expenses. In addition, The Beal Companies LLP has agreed to pay the legal fees of the Trust in connection with the Merger up to $150,000.

  Under the Investment Agreement, the parties may terminate the Investment Agreement under the following circumstances and with the payment of the following termination fees, which, may under certain circumstances, include a liquidation fee:

----------------------------------------------------------------------------
             CIRCUMSTANCES                          TERMINATION FEE

----------------------------------------------------------------------------
 by mutual written consent of the        the parties shall agree as to the
 Trust, the Corporation and FYA          use of the deposit

----------------------------------------------------------------------------
 the Trust may terminate if the          the Trust retains the entire
 Commission has not cleared this         deposit
 Proxy Statement/Prospectus by the
 later of : (i) January 11, 1999,
 (ii) if the Commission did not
 deliver its first round of comments
 until after 30 days following the
 date of initial filing of this
 Proxy Statement/Prospectus, then a
 number of days after January 11,
 1999 equal to the number of days
 over 30 that elapsed after the
 initial filing before the parties
 received the first round of
 Commission comments, or (iii) if
 the Commission delivers more than a
 single round of comments, then
 February 1, 1999

----------------------------------------------------------------------------
 FYA may terminate if the                the Trust must return to The Beal
 Shareholders have not approved the      Companies LLP the deposit minus (x)
 Merger and the Merger Agreement by      the sum of $40,000 (the approximate
 the 60th day after the Trust mails      cost of legal and accounting
 this Proxy Statements/Prospectus to     services for preparing the Trust's
 you                                     third quarter Form 10-Q, Form 10-K
                                         and 1998 certified financial
                                         statements) and (y) an amount equal
                                         to $9,000 per month, prorated on a
                                         daily basis, for each month that
                                         elapses between October 1, 1998 and
                                         the effective date of termination

----------------------------------------------------------------------------

----------------------------------------------------------------------------
 the Trust may terminate if (i) the      the Trust retains the entire
 Trust has satisfied its conditions      deposit
 to the closing of the transactions
 and (ii) FYA has failed to
 consummate the Related Transactions
 by the end of the fourth (4th)
 business day after the issuance of
 the Corporation Common Stock and
 the Shareholders have approved the
 Merger Agreement

----------------------------------------------------------------------------
 FYA may terminate if (i) the Trust      the Trust must return to The Beal
 fails to satisfy its conditions to      Companies LLP the deposit minus (x)
 closing the transactions by the end     the sum of $40,000 (the approximate
 of the fourth (4th) business day        cost of legal and accounting
 after the issuance of the               services for preparing the Trust's
 Corporation Common Stock and the        third quarter Form 10-Q, Form 10-K
 Shareholders have approved the          and 1998 certified financial
 Merger Agreement, (ii) FYA has          statements) and (y) an amount equal
 satisfied its conditions to closing     to $9,000 per month, prorated on a
 the transaction and the Trust has       daily basis, for each month that
 failed to consummate the Related        elapses between October 1, 1998 and
 Transactions by the end of the          the effective date of termination,
 fourth (4th) business day after the     plus the Trust must pay FYA an
 issuance of the Corporation Common      additional $250,000
 Stock and the Shareholders have
 approved the Merger Agreement or
 (iii) the Trust has failed to
 comply in good faith with its
 covenants and agreements

----------------------------------------------------------------------------

  The Trust will bear the costs of the Special Meeting and of soliciting proxies. The Trust will reimburse banks, brokers, custodians and other fiduciaries who hold Shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such Shares. The Trust has engaged Innisfree M&A Incorporated to assist it in the solicitation of proxies and to provide various proxy services for the Trust in connection with the Special Meeting at a cost of approximately $7,500 plus reasonable out-of-pocket expenses. See "THE SPECIAL MEETING--Record Date; Solicitation of Proxies."

EXCULPATION

  Pursuant to the Merger Agreement, the Trust and the Corporation have agreed that the obligations of the Trust under the Merger Agreement and in connection with the Related Transactions do not and will not constitute personal obligations of the Trustees, officers, employees or Shareholders of the Trust and will not involve any claim against or personal liability on the part of any of them. The Trust and the Corporation have agreed to look only to the assets of the Trust in respect of any such claim or obligation and not to seek recourse against the Trustees, officers, employees or Shareholders for satisfaction of any such claim or obligation.

INDEMNIFICATION

  Pursuant to the Merger Agreement, the Trust and the Corporation have agreed that Charter Documents of the Corporation and the partnership agreement of the Operating Partnership will provide for the indemnification of the Trustees, officers, agents, employees and Shareholders (in connection with the affairs of the Trust) of the Trust for a period of six years from the date of the Effective Time. Such indemnification shall be no less favorable than the indemnification provided those persons under the Declaration of Trust as in effect on the date of the Merger Agreement. The Corporation shall also provide liability insurance coverage for the Trust's Trustees and officers for a period of six years from the Effective Time. See "THE MERGER--Interest of Certain Persons in the Merger."

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted for Trustees, directors, officers or persons controlling the Trust pursuant to the foregoing provisions, the Trust has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ARTICLES OF INCORPORATION AND BYLAWS

  At the Effective Time, the Articles of Incorporation and the By-laws of the Corporation, as in effect immediately prior to the Effective Time, will continue as the Articles of Incorporation and the By-laws of the surviving entity until duly amended in accordance with applicable law.

MANAGEMENT AFTER THE MERGER

  At the Effective Time, the Trust will merge into the Corporation and the current management of the Corporation will remain unchanged. See "THE CORPORATION--Board of Directors," and "--Officers."

                                THE CORPORATION

DESCRIPTION OF BUSINESS OF THE CORPORATION

  The Corporation is a recently-formed Maryland corporation and, currently, is wholly-owned by the Trust. After the Merger, the Corporation will continue to elect to be taxed as a REIT under the Internal Revenue Code. The Operating Partnership is a recently-formed Massachusetts limited partnership. The Corporation is the sole general partner of the Operating Partnership. The Corporation does not own directly any real estate, has not had any operations prior to the date of this Proxy Statement/Prospectus and has no material net worth or assets. After the Merger and the Related Transactions, the Corporation's sole asset will be its approximate 1% general partnership interest and approximate 32.3% common limited partnership interest in the Operating Partnership. After the Merger, the Corporation intends to make regular annual and quarterly reports to its Stockholders as required by the Exchange Act.

  The Corporation initially will rely heavily on the services of The Beal Companies LLP, Beal Co. and certain executive officers of The Beal Companies LLP to manage its business. The Beal Companies LLP, founded in 1888, is a privately held real estate company located in Boston, Massachusetts. It provides a full compliment of real estate services, including development, property management, consulting, appraisal, assessment, brokerage and construction services. The Beal Companies LLP and its principals control a sizable portfolio of commercial and residential real estate which they have either developed or acquired. Bruce A. Beal, Robert L. Beal and Michael A. Manzo, who are officers and directors of the Corporation, will continue as principals and officers of The Beal Companies LLP. In time, as the Corporation increases in size and financial strength, the Corporation anticipates that it will hire additional personnel to assist these individuals. See "RISK FACTORS-- Interests of Certain Directors and Officers of the Corporation and Trustees of the Trust in the Merger," and "--Dependence on The Beal Companies LLP."

BUSINESS AND GROWTH STRATEGY

  The Corporation initially will rely on the experience and knowledge of its officers and directors to manage its growth, if any. The Corporation believes that its executive officers have long-standing relationships with institutional owners, lenders, bankers and other real estate operators and developers which the Corporation anticipates may provide the Corporation with access to transaction activity and investment opportunities. In addition, the operating experience of its executive officers provides a unique perspective that the Corporation expects to be particularly valuable as the real estate cycle changes. In addition to the experience gained by the executive officers as senior management of The Beal Companies LLP, the executive officers have been active in the development, acquisition and management of a broad spectrum of property types, including apartment, office, retail and mixed-use projects. See "RISK FACTORS--Dependence on The Beal Companies LLP."

  The Corporation anticipates that it will position itself to produce income and portfolio growth as the capital markets recover from the current downturn that began in mid-1998 and as funding for real estate activities becomes more readily available. Until the Corporation is satisfied that the financial markets are sufficiently stabilized to allow growth of the Corporation, the Operating Partnership will be operated with the existing single property and with all operating expenses maintained at the lowest levels, consistent with regulatory requirements and other needs. Given appropriate market conditions, the Corporation intends to pursue growth of the Corporation through a combination of the (i) acquisition of existing properties, (ii) development of new properties, (iii) active management of existing properties owned by the Corporation to improve profitability, (iv) addition of new equity capital and
(v) acquisition of or merger with other real estate companies. In addition, the Corporation may seek to obtain a credit facility to provide funding to acquire or develop additional properties. The Corporation believes it can also pursue growth through the active management of Corporation assets as well as the redevelopment of some acquired assets for more advantageous uses. The ability to reposition these assets will be an important aspect of the Corporation's acquisition criteria. In conjunction with raising new funding and enlarging its portfolio, the Corporation anticipates that it will increase its personnel as appropriate to expanded operations. In time, management expects that the Corporation will provide its own property management services, in-house acquisition staff and accounting personnel. However, there is no assurance that such growth activities will occur or that the Corporation will experience any growth in the future.

  Given appropriate market conditions, the Corporation believes that its REIT structure will allow the Corporation to make tax efficient acquisitions through the issuance of Units of the Operating Partnership. The Corporation anticipates that it will seek to acquire high quality, competitively priced properties in markets that seem to be attractive growth areas. Initially, the Corporation intends to focus on the New England market, including the metropolitan areas of Boston, Massachusetts, Providence, Rhode Island, and Hartford, Connecticut. In the future, the Corporation intends to evaluate the merits of expanding its activities to other geographic areas and will depend on the Corporation's principals, who have combined experience of over 100 years in developing commercial and residential property in the Boston and surrounding areas, to make such strategic decisions. The Corporation intends that management will pursue development opportunities based on these individuals' knowledge of the local New England real estate markets and at a time when efficient funding for such activity is available. However, there is no assurance that the Corporation will be able to capitalize on any such development and acquisition opportunities or that the Company will experience any growth in the future.

BOARD OF DIRECTORS

  The Corporation initially intends to be governed by a three-member Board of Directors, all of whom will be officers of the Corporation and officers and principals of The Beal Companies LLP. The Corporation's Articles of Incorporation provides for a classified Board of Directors. Among other things, a classified Board of Directors may have an anti-takeover effect. See "DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION--Restrictions on Transfers of Capital Stock," and "--Anti-Takeover Provisions." Each of the directors will serve for terms expiring at the annual meeting of Stockholders in the year indicated below. The directors of the Corporation at and as of the Effective Time will be:

         Class I                     Class II                                 Class III
          1999                         2000                                      2001
      Bruce A. Beal               Robert L. Beal                           Michael A. Manzo

Bruce A. Beal is a partner of The Beal Companies LLP, is Chairman of Beal and Company, Inc. and has served as a director and the President of the Corporation since its formation. He has been active in the field of real estate and with The Beal Companies LLP since 1959. Mr. Beal has had extensive involvement in all phases of real estate development and financing, consulting and appraising and management. Mr. Beal is actively involved in directing the development and acquisition activities of The Beal Companies LLP and will perform similar tasks for the Corporation. In addition, Mr. Beal serves as a director of Americas Dredging Company, Tweedy Browne Global Funds and Tweedy Brown American Fund.

Robert L. Beal is a partner of The Beal Companies LLP, is President of Beal and Company, Inc. and has served as a director and the Secretary of the Corporation since its formation. Prior to 1976, when he joined The Beal Companies LLP, he was Vice President of The Beacon Companies, investment-builders. He joined The Beacon Companies in 1965 upon receiving an MBA from The Harvard School of Business Administration. Mr. Beal serves as a consultant to various private and publicly held corporations, foreign investors and leading institutions and is actively involved in developing and appraising real estate of all types. He will provide similar services to the Corporation.

Michael A. Manzo is a partner of The Beal Companies LLP, is Senior Vice President of Beal and Company, Inc. and has served as a director and Treasurer of the Corporation since its formation. He provides supervision of new construction and rehabilitation, project and acquisition feasibility analysis and arranges mortgage placements for clients of The Beal Companies LLP. Mr. Manzo will provide similar services for the

Corporation. Prior to joining The Beal Companies LLP in 1975, Mr. Manzo was the Vice President for Commercial Operations with Spaulding and Slye Corporation, a national real estate firm based in Boston.

OFFICERS

  The officers of the Corporation at and as of the Effective Time will be:

    Bruce A. Beal, President
    Michael A. Manzo, Treasurer
    Robert L. Beal, Secretary

EXECUTIVE COMPENSATION

  The Corporation anticipates that the officers and directors of the Corporation will receive nominal salaries and fees in exchange for their services to the Corporation so that the Corporation's expenses may be maintained at a level not to exceed the cash flow from its start-up portfolio. However, if the portfolio holdings of the Corporation increase, then the Corporation intends to reevaluate and, potentially, restructure the compensation to its officers and directors.

DESCRIPTION OF PROPERTY

  General Description. Initially, the sole real estate asset of the Operating Partnership will be the property located at 51 New York Avenue, Framingham, Massachusetts. Beal Co. will be the manager of this property. This property consists of approximately 1.1 acres of land improved by a one story combined office and research and development building of 17,250 square feet of rentable space. The building was originally constructed in 1969. FYA originally acquired this property in 1985 and undertook a major renovation of the building over the following two years.

  Leasing. The building on this property is currently leased to Genzyme Corporation for a term which expires in September 2005. The tenant has two options to extend the lease for an additional term of five years each. The current annual rent is $357,000 ($20.70 per square foot). If the tenant exercises the extension options, then annual base rent would be subject to escalation based on formulas summarized as follows:

                  PERIOD                                 ANNUAL BASE RENT

---------------------------------------------------------------------------------------
October 2000 through September 2003         $357,000
---------------------------------------------------------------------------------------
October 2003 through September 2005         greater of $357,000 or $357,000 adjusted by
                                            an inflation index
---------------------------------------------------------------------------------------
October 2005 through September 2010         appraised fair market rent, but not less
                                            than rent for previous year
---------------------------------------------------------------------------------------
October 2010 through September 2015         appraised fair market rent, but not less
                                            than rent for previous year


The tenant is responsible for payment of operating expenses including real estate taxes, property and casualty insurance, and all maintenance expenses (including structural, mechanical systems and capital improvements). During the last three years of the term of the lease, the responsibility for capital improvements and replacements shifts to the landlord.

  Financing. In connection with the purchase of Corporation Common Stock by FYA immediately prior to the merger of PCT LP into FYA, FYA will place a mortgage financing of $1.0 million on this property. FYA anticipates that the debt will have a term of three years, will bear interest at LIBOR rate plus two percent and will be collateralized by the property. FYA will contribute the proceeds of this debt to the Corporation in exchange for shares of Corporation Common Stock. See "THE MERGER--Related Transactions."

LEGAL PROCEEDINGS

  The Corporation is not currently involved in any legal proceedings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  None.

THE OPERATING PARTNERSHIP

  Management. The Corporation will be the sole general partner of the Operating Partnership. Initially, Beal Co. will provide property management services to the Operating Partnership. See "--Management Agreement." However, in time, if the Operating Partnership experiences any growth, the Corporation anticipates that the Operating Partnership will become a self-managed real estate operating company. That is, the Operating Partnership will not pay management, leasing and disposition fees (other than potentially commission fees) to a third party, but will use the efforts of the executive officers of the Corporation to manage its real estate investments. See "--Description of Business of the Corporation," and "--Business and Growth Strategy."

  Management Agreement. The Operating Partnership expects to execute simultaneously with the consummation of the Related Transactions a property management agreement with Beal Co. The Operating Partnership anticipates that the terms of such management agreement will be substantially as follows.

  Beal Co. will operate, maintain and manage the property located at 51 New York Avenue, Framingham, Massachusetts, the sole asset of the Operating Partnership after consummation of the Related Transactions. In exchange, the Operating Partnership will pay Beal Co. a management fee equal to three percent (3%) of gross receipts (as defined in the management agreement). In addition, Beal Co. will be entitled to receive a leasing fee (at the time a new lease or an extension of an existing lease with the tenant of the property is executed) based upon the annual base rent payable pursuant to a newly executed lease or an extended lease with a tenant of the property. Furthermore, the Operating Partnership may reimburse Beal Co. for certain expenses, including, without limitation, fees of accountants, legal counsel and data processing. The Operating Partnership anticipates that Beal Co. will provide accounting services on an as needed basis and Beal Co. will charge the Operating Partnership on a per hour basis at rates appropriate to the personnel providing such accounting services.

  The Operating Partnership will have the right to terminate the management agreement with or without cause by giving Beal Co. at least thirty (30) days prior written notice. Beal Co. will have the right to terminate the management agreement at any time with or without cause with at least sixty (60) days prior written notice.

  Issuance of Units. In connection with the merger of PCT LP into FYA, the partners of FYA will receive, in exchange for their partnership interests in FYA, a partnership interest in the Operating Partnership. Partnership interests in the Operating Partnership will be in the form of uncertificated "units" of limited partnership interest ("Units"). The Operating Partnership will issue three types of Units:

  Class A Preferred Units. The Class A Preferred Units will be non-convertible, non-participating, cumulative, redeemable Units and will be held only by the former partners of FYA who are not affiliated with Messrs. Beal (the "Non-Beal Limited Partners"). With respect to cash from operations, the holders of the Class A Preferred Units will first receive all cash from operations out of the Operating Partnership until such holders receive an aggregate of $146,544 per year. If distributions do not equal such amount, the difference will be carried over until the following year. No other Unit holders will receive any distributions until the holders of the Class A Preferred Units have received their preferred distributions (including any carry-over). In addition, if the rental income from the property is less than $357,000 per year, then the Operating Partnership will decrease distributions to the holders of the Class A Preferred Units in proportion to the amount by which the rental income actually received from the property is less than $357,000. Upon a liquidation or sale of the

Corporation or the Operating Partnership, the holders of the Class A Preferred Units will receive, after payment and discharge of all debts and liabilities to the creditors, the general partner and the other partners of the Operating Partnership, from the proceeds of such liquidation or sale an aggregate of $2,787,653. This amount represents the preference amount of the holders of Class A Preferred Units based on the value of the property at the time of the Related Transactions. The Class A Preferred Units will be redeemable at any time by the Operating Partnership at a price equal to the liquidation preference plus any unpaid priority distributions.

  Class B Preferred Units. Class B Preferred Units will also be non-convertible, non-participating, cumulative, redeemable Units, but will be held only by the former partners of FYA who are affiliated with Messrs. Beal (the "Beal Limited Partners"). Once the holders of the Class A Preferred Units have received their preferred distributions, the holders of the Class B Preferred Units will receive cash from operations out of the Operating Partnership until such holders receive an aggregate of $143,456 per year. In addition, if the rental income from the property is less than $357,000 per year, then the Operating Partnership will decrease distributions to the holders of the Class B Preferred Units in proportion to the amount by which the rental income actually received from the property is less than $357,000. Upon a liquidation or sale of the Corporation or the Operating Partnership, once the holders of the Class A Preferred Units have received their preferred distributions, the holders of the Class B Preferred Units will receive from the proceeds of such liquidation or sale an aggregate of $212,347. This amount represents the preference amount of the holders of the Class B Preferred Units based on the value of the property at the time of the Related Transactions. The Class B Preferred Units will be redeemable at any time by the Operating Partnership at a price equal to the liquidation preference plus any unpaid priority distributions; provided, however, that unless all of the Series A Preferred Units have been redeemed, no Series B Preferred Units may be redeemed.

  Common Units. Upon the consummation of the merger of PCT LP into FYA, all the partners of FYA will receive Common Units based on their percentage interests in FYA. In addition, the Corporation will contribute to the Operating Partnership the $1 million in cash it receives from FYA in exchange for Common Units. Only after the holders of both the Class A and Class B Preferred Units have received their preferred distributions will the Common Unit holders (including the Corporation) receive distributions out of cash flow from operations. In addition, only after the holders of both the Class A and Class B Preferred Units receive their preferred distributions, will the holders of Common Units (including the Corporation) receive any distributions upon the liquidation or sale of the Corporation or the Operating Partnership. Currently, because of the priority distributions to the holders of Class A and Class B Preferred Units, the Operating Partnership does not anticipate having sufficient cash flows from operations to make any distributions to the Common Unit holders in the near future. In the future, the Operating Partnership may be able to make distributions to the Corporation. However, such ability will be entirely dependent on whether and when the Operating Partnership acquires additional assets and whether or not the Operating Partnership issues additional Units. Twelve months after the closing of the Related Transactions, the Operating Partnership may be obligated to redeem each Common Unit at the request of the holder thereof. See "--The Partnership Agreement of the Operating Partnership--Redemption of Common Units."

  Assets and Liabilities. In addition to acquiring all of the assets and liabilities of FYA, the Operating Partnership may, at or following the closing of the Related Transactions, acquire in exchange for cash or Units, other properties from affiliates of The Beal Companies LLP or from third parties. However, upon completion of the Related Transactions the assets and liabilities of the Operating Partnership will be as follows:

  (i) The assets: 51 New York Avenue, Framingham, Massachusetts.

  (ii) The liabilities: $1 million mortgage debt, which FYA will use to purchase shares of Corporation Common Stock.

  (iii) The equity: the value of the assets (described in clause (i) above) minus the value of the liabilities (described in clause (ii) above).

THE PARTNERSHIP AGREEMENT OF THE OPERATING PARTNERSHIP

  The General Partner. The Corporation will be the sole general partner of the Operating Partnership. The partnership agreement of the Operating Partnership will provide that the limited partners of the Operating Partnership will not have any rights with respect to the management of the Operating Partnership.

  Exculpation; Indemnification. The partnership agreement will generally provide that the Corporation will incur no liability to the Operating Partnership or any limited partner of the Operating Partnership for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Corporation carried out its duties in good faith. In addition, the Corporation will not be responsible for any misconduct or negligence on the part of its agents, provided the Corporation appointed such agents in good faith. The Corporation may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of such persons, as to matters that the Corporation reasonably believes to be within their professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The partnership agreement will contain an express acknowledgment by the limited partners of the Operating Partnership that the Corporation will be under no obligation to consider the separate interests of such limited partners in connection with its decisions, provided that the Corporation has acted in good faith.

  The partnership agreement will also provide for indemnification of the Corporation, the directors and officers of the Corporation, and such other persons as the Corporation may from time to time designate, against any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with any of the preceding unless it is established that: (1) the act or omission of the indemnified person was material to the matter giving rise to the preceding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified person actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

  Redemption of Common Units. Twelve months after the closing of the Related Transactions, the Operating Partnership may be obligated to redeem each Common Unit at the request of the holder thereof for cash equal to the fair market value of one share of Corporation Common Stock at the time of such redemption (as determined in accordance with the provisions of the partnership agreement). However, the Corporation, as general partner of the Operating Partnership, may elect to acquire any such Common Unit presented for redemption for one share of Corporation Common Stock or an amount of cash of the same value. The Corporation will likely elect to issue Corporation Common Stock in connection with each such redemption rather than pay cash. Therefore, your interests in the Corporation will be diluted by the issuance of Corporation Common Stock in connection with a redemption. Further, with each redemption or acquisition by the Corporation of Common Units, the Corporation's percentage ownership interest in the Operating Partnership will increase.

  Issuance of Additional Units. The Corporation will be authorized, without the consent of the limited partners, to cause the Operating Partnership to issue additional Common Units (as well as additional partnership interests in different series or classes, which may be senior to the Common Units) to itself, to the limited partners or to other persons for such consideration and on such terms and conditions as the Corporation deems appropriate. Consideration for additional partnership interests may be cash or other property or assets. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

  Lock-Up. The holders of Units may not transfer their Units for a period of one year from the date of issuance.

                FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

  The following describes the material U.S. federal income tax consequences of the Merger to Shareholders who receive the merger consideration. This discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances or to certain types of Shareholders (including insurance companies, financial institutions, broker-dealers, tax-exempt entities, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. THE TRUST URGES YOU TO CONSULT WITH YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

  This discussion assumes that the Trust qualifies for taxation as a REIT in the year of the Merger and does not address any aspects of U.S. federal income taxation to the Trust relating to its election to be taxed as a REIT.

  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Department of Treasury regulations ("Treasury Regulations"), judicial authority and administrative rulings and practice, all as of the date of this Proxy Statement. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to the Shareholders.

GENERAL

  The U.S. federal income tax consequences of the Merger are uncertain. The Merger may qualify as a reorganization described in Section 368(a)(1)(F) of the Code. Assuming the Merger so qualifies and, as described below, the Contingent Payment Right is treated separately, you will not recognize gain or loss with respect to the receipt of Corporation Common Stock in exchange for Shares of the Trust. The tax basis of Corporation Common Stock received by you in the Merger will be equal to the tax basis of the Shares exchanged therefor and the holding period for such Corporation Common Stock will include the holding period of the Shares exchanged therefor, assuming such Shares are held as a capital asset at the Effective Time.

  If the Merger does not qualify as a reorganization, you will recognize gain or loss with respect to the receipt of Corporation Common Stock in exchange for Shares of the Trust equal to the difference, if any, between your adjusted tax basis in your Shares of the Trust and the value of (i) the Corporation Common Stock received in exchange therefor and (ii) the Contingent Payment Right you receive. The Corporation Common Stock will not have significant, if any, present value and the value of the Contingent Payment Right is speculative.

  Assuming the Merger qualifies as a reorganization, although it is not free from doubt, the receipt by you of the Contingent Payment Right should be treated separately for federal income tax purposes as a distribution to you in the amount of the fair market value of the Contingent Payment Right. If the Merger qualifies as a reorganization and the Contingent Payment Right is not treated separately, you will recognize gain, if any, but not loss, on the exchange to the extent of the value of the Contingent Payment Right, which value is speculative. In such case, if receipt of the Contingent Payment Right has the effect of a dividend, you will be treated as having received a dividend to the extent of your ratable share of the undistributed earnings and profits of the Trust, up to the amount of gain recognized. If the Merger does not qualify as a reorganization, the receipt by you of the Contingent Payment Right may be treated as a liquidating distribution by the Trust.

  Distributions from the Trust, other than capital gain dividends, discussed below, are taxable as ordinary income dividend to the extent of the current and accumulated earnings and profits of the Trust. For this purpose, current earnings and profits include earnings and profits for the entire taxable year of the Trust in which the Contingent Payment Right is distributed, including that portion of the taxable year following the Merger. Such distributions are not eligible for the dividends-received deduction for corporations. To the extent that a distribution from the Trust exceeds the current and accumulated earnings and profits of the Trust, the distribution is first treated as a tax-free return of capital, reducing your tax basis in the Shares, then as gain realized from the sale of such Shares.

  Dividends that are properly designated by the Trust as capital gains dividends are treated as long-term capital gain (to the extent they do not exceed the Trust's actual net capital gain) for the taxable year without regard to the period for which Shares have been held by you. Corporate Shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

  It is not clear whether the Trust will be able to designate the distribution of the Contingent Payment Right as a capital gain dividend, or the extent to which the distribution of the Contingent Payment Right will be treated, with respect to a particular Shareholder, as a tax-free return of capital or as gain realized from the sale of Shares.

  As a distribution from the Trust, the Contingent Payment Right will not be treated as passive activity income and, therefore, you will not be able to apply any "passive losses" against such income. The receipt of the Contingent Payment Right will be treated as investment income for purposes of the investment interest limitation.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN SHAREHOLDERS

  The rules governing U.S. federal income taxation of Shareholders who are non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Foreign Shareholders") are complex, and the following discussion is intended only as a summary of such rules. Foreign Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws, including any reporting requirements, on a receipt of Corporation Common Stock, cash in exchange for any fractional interests and the Contingent Payment Right, as well as the tax treatment of such receipt under their home country laws.

  In general, Foreign Shareholders are subject to U.S. federal income tax with respect to their investment in the Trust if such investment is "effectively connected" with the Foreign Shareholder's conduct of a trade or business in the United States. A corporate Foreign Shareholder who receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to U.S. corporate income tax. Except as noted, the following discussion applies to Foreign Shareholders whose investment in the Trust is not so effectively connected.

  As described above, the fair market value of the Contingent Payment Right will be treated as an ordinary dividend distribution to the extent of current or accumulated earnings and profits of the Trust. An ordinary income dividend is subject to a U.S. withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. The Corporation (as successor to the Trust) expects to withhold U.S. income tax on the gross amount of the fair market value of the Contingent Payment Right paid to a Foreign Shareholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for such reduced rate is filed with the Trust, or (ii) the Foreign Shareholder files an IRS Form 4224 with the Trust, claiming that the distribution is "effectively connected" income.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  The following discussion applies only to U.S. Shareholders. As used herein, the term "U.S. Shareholders" refers to Shareholders who are (i) individuals who are citizens or residents of the United States, (ii) corporations or partnerships created or organized in or under the laws of the United States or any state thereof,

(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Additional issues may arise pertaining to information reporting and backup withholding with respect to Foreign Shareholders. Foreign Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

  The Corporation (as successor to the Trust) will report to its U.S. Shareholders and the Internal Revenue Service (the "Service") the amount of the fair market value of the Contingent Payment Right and the amount of tax withheld thereon, if any. Backup withholding at a rate of 31% will apply to the Contingent Payment Right only if the U.S. Shareholder (i) fails to furnish its taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Service that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Service that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Shareholder will be allowed as a credit against such U.S. Shareholder's U.S. federal income tax liability, provided that the required information is furnished to the Service.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

  The following is a summary of the material differences between the provisions of the Maryland General Corporation Law (the "MGCL") and the Massachusetts General Law (the "MGL") and the Charter Documents of the Corporation and the Declaration of Trust (collectively, the "Governing Instruments") that will result in changes in your rights. Upon consummation of the Merger, you will become a Stockholder of the Corporation. Differences between the provisions of the MGCL and the MGL, and the Governing Instruments of the respective companies, will result in several changes in your rights. It is not practical to summarize all such changes here or to cover all of the respects in which Maryland law may differ from Massachusetts law. You are advised to review the Corporation's Charter Documents and the Declaration of Trust, which are available as described under "Available Information." The Trust's Declaration of Trust is summarized below under the caption "The Trust" and the Corporation's Charter Documents are summarized below under the caption "The Corporation." The Corporation believes that the provisions contained in the Charter Documents are comparable to those contained in the constituent documents of publicly-traded REITs.

  The following defined terms apply to this discussion of Massachusetts law and the Declaration of Trust: "Independent Trustees" means the Trustees who are not directors, officers, employees, partners, or trustees of the Investment Adviser or an affiliate of the Investment Adviser, and no one of any such majority shall individually be the holder of one percent (1%) of any class of securities of the Investment Adviser or affiliate of the Investment Adviser directly, or indirectly through any members of his immediate family or through a corporation or entity in which such Trustee shall own an equity interest of ten percent (10%) or more; the term "affiliate" shall mean as to any corporation, partnership or trust, any person who holds beneficially, directly or indirectly, one percent (1%) or more of the outstanding capital stock, shares or equity interests of such corporation, partnership or trust, or is an officer, director, employee, partner or trustee of such corporation, partnership or trust or of any person which controls, is controlled by, or under common control with, such corporation, partnership or trust and any person which controls, is controlled by, or under common control with, such corporation, partnership or trust. The Trust no longer has an Investment Adviser.

BOARD OF TRUSTEES AND BOARD OF DIRECTORS

  The Trust. The Declaration of Trust provides that a Board of Trustees which consists of at least three but not more than nine persons, and at least a majority of the Board must be Independent Trustees, will govern the Trust. The Trustees hold office until their respective successors are elected and qualified. The vote or consent of two-thirds of the outstanding Shares or the vote of two-thirds of the Trustees then in office is required to remove a Trustee either with or without cause.

  The Declaration of Trust requires that vacancies on the Board and newly created trusteeships be filled by the vote of a majority of Trustees in office, even if less than a quorum.

  The Corporation. The Charter Documents provide that the Corporation is to be governed by an initial Board of Directors consisting of three persons. Thereafter, the number of directors may be increased or decreased by a resolution of the Board of Directors, but the Board of Directors must consist of a minimum of three persons. In addition, the Board of Directors is a classified board, divided into three classes with the term of office of one class expiring each year. The Directors hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

  The Corporation's Articles of Incorporation provide that a director may be removed only for "cause" and only by the affirmative vote of a majority of the shares then entitled to vote. The Articles of Incorporation require that, subject to the rights of holders of shares of any class or series of stock, vacancies on the Board of Directors, except those resulting from the removal of a director for "cause" or from the increase in the number of directors, may be filled by the vote of a majority of the remaining directors, even if less than a quorum. A vote of a majority of the Stockholders of the Corporation is required to fill a vacancy on the Board of Directors resulting from removal of a director for "cause." A new directorship resulting from an increase in the number of directors may be filled by a vote of the entire Board of Directors.

DISTRIBUTION TO SHAREHOLDERS

  The Trust. The Board of Trustees has complete discretion in choosing whether and to what extent Shareholders will receive dividends.

  The Corporation. The Directors may from time to time authorize, declare and pay to Stockholders dividends or distributions and such dividends or distributions will be in the complete discretion of the Directors. The Corporation will only have sufficient funds to pay to Stockholders dividends or distributions to the extent it receives distributions from the Operating Partnership. Due to the fact that certain partners of the Operating Partnership will be entitled to receive preferred distributions, the Corporation does not expect to receive distributions from the Operating Partnership in the foreseeable future.

SHAREHOLDERS' MEETINGS

  The Trust. The Declaration of Trust requires that the Trust hold an annual meeting of Shareholders at such date, time and place as the Trustees determine. The managing trustee or the president may at any time call a special meeting of Shareholders. In addition, the Trust may call a special meeting upon the request of a majority of Trustees or the request of one-fourth of the outstanding Shares entitled to vote. The Trust must give written notice of any Shareholder meeting to each Shareholder no less than ten days and no more than sixty days before the date of the Shareholder meeting. The holders of one-third of all the outstanding Shares entitled to vote, present in person or represented by proxy, is necessary for a quorum. Except with respect to matters on which the Shareholders are specifically given the right to vote by the Declaration of Trust, no action taken by the Shareholders at any meeting will in any way bind the Trustees.

  The Corporation. The By-laws of the Corporation provide for an annual meeting of the Stockholders to be held at such date, time and place as shall be determined by the Board of Directors. The By-laws also provide for special meetings of Stockholders if (i) an annual meeting of Stockholders has not been held for a period of thirteen months since the last annual meeting of Stockholders or (ii) at any time, called by the President, a majority of the Board of Directors or the Secretary upon the request of a majority of the Stockholders entitled to vote at such meeting. The Corporation must give written notice of each annual meeting and any special meeting to Stockholders no less than 10 days nor more than 90 days before such meeting to each Stockholder entitled to vote thereat or to each Stockholder otherwise entitled to such notice. Except as otherwise required, a majority of the outstanding shares of Corporation Common Stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.

SHAREHOLDER APPROVAL OF CERTAIN ACTIONS

  The Trust. The Board of Trustees, in their discretion, may, at any time, make amendments to the Declaration of Trust, subject to rescission by a majority of Shareholders at the next Shareholders' meeting, unless the amendment involves termination of the Trust, organization of an entity to take over the Trust property, or sale of all or substantially all of the Trust property (each an "Extraordinary Event"). In the case of an Extraordinary Event, either (i) the affirmative vote of two-thirds of the outstanding Shares or (ii) the written consent of a majority of the Trustees then in office and two-thirds of the outstanding Shares entitled to vote is required. In connection with the adoption of the business plan, the Declaration of Trust was amended on December 15, 1995.

  The Corporation. Pursuant to the MGCL, a corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a stock exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of two-thirds of the outstanding shares of stock entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the Articles of Incorporation. The Articles of Incorporation provide that such actions, with the exception of certain amendments to the Articles of Incorporation as described below, will be valid and effective if authorized by a majority of the total number of shares of all classes outstanding and entitled to vote thereon. Amendments to the Articles of Incorporation require the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class and the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment, voting together as a single class, unless the amendment affects the Board of Directors. If an amendment affects the Board of Directors, the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon as a class and the affirmative vote of two-thirds of the outstanding shares entitled to vote on such amendment, voting together as a single class, is required.

  Except as otherwise provided by law, a majority of the Directors may amend or repeal the By-laws.

LIMITATIONS ON DISSENTERS' APPRAISAL RIGHTS

  The Trust. The Declaration of Trust contains no provisions entitling any Shareholder who dissents from any action taken pursuant to authorization of a majority or any other vote of Shareholders to receive an appraisal and payment of the fair value for such dissenting Shareholder's Shares. Nor is there any statute in Massachusetts applicable to common law business trusts that provides for appraisal rights comparable to the statutory appraisal rights that the Massachusetts Business Corporation Law does provide to stockholders of Massachusetts business corporations who dissent from certain stockholder-approved corporate actions, including merger, sale of substantially all corporate property, and any charter amendment which adversely affects the rights of the dissenting stockholder. Until 1991, it was widely believed that there were no common law dissenters' appraisal rights in Massachusetts. In 1991, however, the Supreme Judicial Court of Massachusetts held that common law appraisal rights similar to those described in the Massachusetts Business Corporation Law are available to dissenting minority stockholders of a Massachusetts trust company (as to which the statutory rights of the Massachusetts Business Corporation Law do not apply) in a case in which an 85% controlling stockholder approved a 1-for-2,500 reverse stock split that converted all minority share interests into an amount of cash that the trial court determined was not fair and reasonable. The Supreme Judicial Court acknowledged that, insofar as the stockholders of the trust company were concerned, "it was, of course, not clear at the time of the reverse stock split that such a common law appraisal right existed." The Court also distinguished its decision in a 1975 case in which it had held that there was no common law appraisal right for dissenting stockholders of a not-for-profit golf club corporation that had sold all of its property and in which decision the Court had stated that it is "very dubious whether such a right ever existed in the absence of statute even with respect to business corporations."

  Accordingly, it is not clear under what conditions or with respect to what possible transactions, if any, common law appraisal rights in Massachusetts might apply to a common law business trust such as the Trust. However, counsel to the Trust has advised the Trustees that you will not be entitled to dissenters' rights of appraisal in connection with the Merger.

  The Corporation. So long as the shares of Corporation Common Stock are listed on a national stock exchange, holders of such shares who dissent from certain corporate transactions have no right under the MGCL to an appraisal and payment of the fair value of their shares, except to the limited extent set forth below under "--Certain Provisions of Maryland Law--Control Share Acquisitions." Absent such exception, as a general matter the MGCL provides that a dissenting stockholder of a Maryland corporation has the right to demand and receive the fair value of such holder's stock, subject to complying with specified procedures, if the corporation consolidates or merges with, or exchanges its shares for shares of, another corporation, or sells substantially all of its assets, or amends its charter in a way which alters the contract rights expressly set forth in the charter of any outstanding stock and substantially adversely affects the stockholder's rights (if the charter does not reserve such right, which the Articles of Incorporation do).

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS COMPARED TO TRUSTEES

  The Trust. The Declaration of Trust provides that no Trustee, officer, agent or representative of the Trust shall be personally responsible for any loss or damage to the Trust's property or to the interests of Shareholders by reason of any act or omission done or made in good faith. The Declaration of Trust further provides that the Trust shall fully indemnify each such person and each Shareholder of the Trust for any personal liability incurred in connection with the administration, property or affairs of the Trust except liability arising from such person's own willful breach of trust knowingly and intentionally committed. The Declaration of Trust also provides that all persons shall look only to the Trust property for satisfaction of claims of any nature arising in connection with the affairs of the Trust and that no Shareholder, Trustee, officer, agent or representative of the Trust shall have any personal liability in connection with the property or affairs of the Trust.

  It is possible that certain states may not recognize the limited liability of Shareholders of the Trust notwithstanding the provisions in the Declaration of Trust that Shareholders shall not be subject to any personal liability for the acts or obligations of the Trust. It is the practice of the Trust to include in written agreements to which the Trust is a party a provision that the obligations of the Trust are not enforceable against the Shareholders personally. No personal liability should attach to the Shareholders under any agreement containing such provisions. However, in certain states Shareholders may be held personally liable for claims against the Trust (such as tort claims, contract claims where the underlying agreement does not specifically exclude shareholder liability, claims for taxes and other statutory liabilities) to the extent claims are not satisfied by the Trust. Upon payment of any such liability, however, the Shareholder will, in the absence of willful misconduct on the Shareholder's part, be entitled to reimbursement from the assets of the Trust, to the extent such assets are sufficient to satisfy the claim. In the 29 years of operation of the Trust, no claim has ever been asserted against any Shareholder personally for any obligation of the Trust, and management of the Trust is not aware that any claims have been asserted personally against any shareholder of any other REIT organized as a business trust for any obligation of that REIT.

  The Corporation. The Charter Documents limit the liability of the Corporation's directors and officers to the Corporation and its Stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law permits the liability of directors and officers to a corporation or its Stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if a court enters a judgment or other final adjudication in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Corporation or its Stockholders to obtain other relief, such as an injunction or restriction.

  The Corporation's By-laws require the Corporation to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and in unenforceable pursuant to Section 14 of the Securities Act.

CERTAIN PROVISIONS OF MARYLAND LAW

  The following summary of certain provisions of Maryland law does not purport to be complete and is qualified in its entirety by reference to Maryland law.

  Business Combinations. Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

  The Corporation's Articles of Incorporation contain a provision expressly electing not to be governed by this provision of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

  Control Share Acquisitions. The MGCL provides that "Control Shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control Shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any meeting of stockholders.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitation, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If stockholders approve the voting rights for control shares at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights might not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a corporation's articles of incorporation or bylaws.

  The Corporation's Articles of Incorporation contain a provision exempting any and all acquisitions of shares from the control shares provision of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

              DESCRIPTION OF THE CAPITAL STOCK OF THE CORPORATION

  The description of the stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Charter Documents. The Trust urges you to read carefully the Charter Documents which are exhibits to the registration statement on Form S-4 of the Corporation.

GENERAL

  The Corporation has an aggregate of 10,000,000 authorized shares of Corporation Common Stock, 5,000,000 shares of Preferred Stock (as defined herein) and 15,000,000 shares of Excess Stock (as defined herein) available for issuance. The Corporation may, from time to time, issue such shares in the discretion of the Board of Directors for such consideration as the Board of Directors deems advisable. No holder of any stock or other securities of the Corporation will have any preferential or preemptive rights to subscribe for or purchase any stock or any other securities other than such rights, if any, the Board of Directors, in its discretion, may fix.

  Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. See "COMPARISON OF SHAREHOLDERS' RIGHTS-- Limitation of Liability and Indemnification of Directors Compared to Trustees-- The Corporation."

DESCRIPTION OF PREFERRED STOCK

  Under the Articles of Incorporation, the Corporation has authority to issue up to 5,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock" and together with the Corporation Common Stock, the "Equity Stock"), none of which is outstanding as of the date of this Proxy Statement/Prospectus. The Corporation may, from time to time, issue Preferred Stock in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of any series, the Board of Directors is required by the MGCL and the Articles of Incorporation to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. The Preferred Stock will, when issued against payment therefor, be fully paid and nonassessable and will not be subject to preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Corporation Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the Corporation Common Stock might receive a premium for their shares over the then market price of such Corporation Common Stock.

DESCRIPTION OF COMMON STOCK

  Under the Articles of Incorporation, the Corporation has authority to issue up to 10,000,000 shares of Corporation Common Stock. Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Corporation Common Stock entitles the holder to one vote on all matters submitted to a vote of Stockholders, including the election of Directors. At the Effective Time, there will be approximately 479,226 shares of Corporation Common Stock issued and outstanding.

  Subject to the preferential rights of any other shares or series of stock and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Corporation Common Stock are entitled to receive dividends on Corporation Common Stock if, as and when authorized and declared by the Board of Directors out of assets legally available therefor, including Excess Stock. Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all Corporation Common Stock will have equal dividend, distribution, liquidation and other rights. Before payment of any dividends or other distributions, however, the Board of Directors, in its sole discretion, may set aside a reserve fund for contingencies or for such other purposes as the Board of Directors determine to be in the best interests of the Corporation. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Corporation Common Stock are entitled to share ratably in the assets of the Corporation legally available for distribution, including Excess Stock, in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Corporation and the amount to which holders of any class of stock classified or reclassified or having a preference on distributions in liquidation, dissolution or winding-up of the Corporation have a right.

DESCRIPTION OF EXCESS STOCK

  Under the Articles of Incorporation, the Corporation may from time to time issue such shares of excess stock, $.01 par value per share ("Excess Stock"), as shall be necessary. See "--Restrictions on Transfer of Capital Stock-- Restrictions Relating to REIT Status." The Excess Stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the Corporation.

  In the event of any liquidation, or winding up, or any distribution of the assets of, the Corporation, the holders of Excess Stock are entitled to receive, ratably with holders of Equity Stock of the class and series converted into such Excess Stock, such assets available for distribution.

RESTRICTIONS ON OWNERSHIP

  For the Corporation to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Corporation in meeting this requirement, the Corporation may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Corporation's outstanding equity securities. See "--Restrictions on Transfers of Capital Stock" and "--Anti-Takeover Provisions."

RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

  Restrictions Relating to REIT Status. For the Corporation to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. In addition, 100 or more persons must beneficially own such capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). To assist the Corporation in continuing to remain a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than % (the "Ownership Limit") of the Equity Stock and no trust or company registered under the Investment Company Act of 1940 may own, or be deemed to own, more than 15% (the "Look-Through Ownership Limit") of the Equity Stock. The Board of Directors, in its sole discretion, may waive the Ownership Limit or the Look-Through Ownership Limit if evidence satisfactory to the Board of Directors is presented that the changes in ownership will not then or in the future jeopardize the Corporation's status as a REIT. In connection with the Related Transactions, the Corporation will waive the Aggregate Stock Ownership Limit with respect to the initial Corporation Common Stock ownership of Robert L. Beal, Bruce A. Beal and their affiliates because none will jeopardize the Corporation's status as a REIT for Federal income tax purposes. The Corporation also may waive the Aggregate Stock Ownership Limit with respect to certain other Stockholders, if appropriate. Any transfer of Equity Stock, or any security convertible into Equity Stock that would create a direct or indirect ownership of Equity Stock in excess of the Ownership Limit or the Look-Through Ownership Limit or that would result in the disqualification of the Corporation as a REIT, including any transfer that results in the Equity Stock being owned by fewer than 100 persons or results in the Corporation being "closely held" within the meaning of Section 856(h) of the Code or results in the Corporation's constructive ownership of a tenant or subsidiary within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void as to those shares in excess of the Ownership Limit or the Look-Through Ownership Limit, and the intended transferee (the "Prohibited Owner") will acquire no rights to such Equity Stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

  Equity Stock owned, or deemed to be owned, or transferred to a Stockholder in excess of the Ownership Limit or the Look-Through Ownership Limit, will automatically be exchanged for an equal number of shares of

Excess Stock that will be transferred, by operation of law, to a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit or the Look-Through Ownership Limit. Upon the conversion of Equity Stock into Excess Stock, the Corporation will automatically retire and cancel such shares of Equity Stock. While the Excess Stock is held in trust, it will not be entitled to vote, and it will not be considered for purposes of any Stockholder vote or the determination of a quorum for such vote. Each share of Excess Stock will be entitled to the same dividends and distributions as may be authorized by the Board of Directors with respect to shares of the class of Equity Stock that were converted into Excess Stock. The Stockholder, upon demand by the Corporation, must repay any dividend or distribution paid to the holders of Excess Stock prior to the discovery by the Corporation that the Stockholder has transferred the Equity Stock in violation of the provisions of the Articles of Incorporation.

  As soon as practicable after the trust acquires the Excess Stock, the trustee will sell such shares to a permitted transferee (a "Permitted Transferee"). Prior to such sale, however, the trust shall give the Corporation at least five days notice of the intended transfer and the Corporation must waive its right to purchase such shares. Following the sale of Excess Stock to a Permitted Transferee, the Prohibited Owner of such shares will receive the proceeds of the sale from the trust. Prohibited Owners are deemed to waive any and all claims that they may have against the trust except for claims arising out of gross negligence or willful misconduct. Immediately upon the transfer of the Excess Stock to a Permitted Transferee, the Corporation will automatically exchange the Excess Stock for an equal number of shares of Equity Stock of the class and series from which it was converted originally.

  In addition to the foregoing transfer restrictions, the Corporation will have the right, for a period of 90 days from any event that results in the issuance of Excess Stock, to purchase all or any portion of the Excess Stock from the Prohibited Owner for the lesser of (i) the price per share paid for the Equity Stock in the transaction that created such shares of Excess Stock or (ii) the market price (as determined in the manner set forth in the Articles of Incorporation) of the Equity Stock on the date the Corporation exercises its option to purchase.

  Disclosure of Ownership. Each Stockholder of any class of Equity Stock will upon demand be required to disclose to the Corporation in writing any information with respect to the direct, indirect and constructive ownership of Equity Stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

ANTI-TAKEOVER PROVISIONS

  The ownership limitation described above may have the effect of precluding acquisition of control of the Corporation unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Corporation.

  The Board of Directors is authorized to classify and reclassify any unissued Equity Stock by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such stock. Such authority includes, without limitation, subject to the provisions of the Articles of Incorporation, authority to classify or reclassify any unissued Equity Stock into a class or classes of Preferred Stock, or Corporation Common Stock or the issuance of any rights plan or similar plan. In certain circumstances, the issuance of Preferred Stock, or the exercise by the Board of such rights to classify or reclassify Equity Stock, could have the effect of deterring individuals or entities from making tender offers for the Corporation Common Stock or seeking to change incumbent management. In addition, the Corporation's Board of Directors will be classified into three distinct classes. This classified board may make it more difficult for a third party to obtain control of the Corporation unless the Board of Directors consents.

  The MGCL includes certain other provisions that may also discourage a change in control of management of the Corporation. See "COMPARISON OF SHAREHOLDERS' RIGHTS--Certain Provisions of Maryland Law."

         PRO FORMA FINANCIALS FOR MARYLAND PROPERTY CAPITAL TRUST, INC.

                              PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

  The pro forma condensed consolidated balance sheet of the Corporation as of September 30, 1998 has been prepared to reflect the Merger and the Related Transactions, as if each of such transactions and adjustments had occurred on September 30, 1998. The pro forma condensed statement of operations of the Corporation for the nine months ended September 30, 1998 and the year ended December 31, 1997 have been prepared to reflect the transactions and certain other adjustments, as if such transactions and adjustments had occurred on January 1, 1997.

  In the opinion of management, the pro forma condensed financial information provides for all adjustments necessary to reflect the effects of the foregoing transactions and adjustments. The pro forma information is unaudited and is not necessarily indicative of the combined results that would have occurred if the transactions and adjustments reflected therein had been consummated on the dates indicated, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998

                             (DOLLARS IN THOUSANDS)

                                                                        THE
                                     THE      PRO FORMA             CORPORATION
                             FYA    TRUST    ADJUSTMENTS             PRO FORMA
                            ------ --------  -----------            -----------
Assets:
  Properties, net.........  $1,020 $    --    $    --                 $1,020
  Cash and cash
   equivalents............     174    3,085     (2,158)(A),(B),(C)     1,101
  Deferred rent
   receivable.............     325      --         --                    325
  Deferred charges........      28      --         --                     28
  Other assets............     --         8         (8)(A)               --
                            ------ --------   --------                ------
    Total assets..........  $1,547 $  3,093   $ (2,166)               $2,474
                            ====== ========   ========                ======
Liabilities and
 Shareholders' Equity:
  Mortgage debt...........  $  --  $    --    $  1,000 (B)            $1,000
  Accounts payable and
   accrued expenses.......      34      523        477 (A),(E)         1,034
  Other liabilities.......      11      --         --                     11
                            ------ --------   --------                ------
    Total liabilities.....      45      523      1,477                 2,045
                            ====== ========   ========                ======
Limited Partners' Interest
 in Operating
 Partnership..............     --       --         429 (D)               429
Owners' Equity............   1,502      --      (1,502)(B),(C),(D)       --
Common Stock..............     --   108,568   (108,563)(A),(B)             5
Paid-in Capital...........     --       --         995 (A),(B)           995
Accumulated Deficit.......     --  (105,998)   104,998 (A),(E)        (1,000)
                            ------ --------   --------                ------
    Total shareholders'
     equity...............   1,502    2,570     (3,643)                  --
                            ------ --------   --------                ------
    Total liabilities and
     shareholders'
     equity...............  $1,547 $  3,093   $ (2,166)               $2,474
                            ====== ========   ========                ======

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998

                                  (UNAUDITED)

The Pro Forma Adjustments:

(A) Upon consummation of the Merger of the Trust into the Corporation, a dividend representing the remaining net assets of the Trust is to be declared, and will be payable to the Shareholders of the Trust as of the Effective Time of the Merger. Upon consummation of the Merger, the Corporation will issue approximately 159,000 shares of Corporation Common Stock to the Shareholders of the Trust.

(B) To record the new debt of $1,000,000 incurred by FYA. The debt is anticipated to have a term of three years, will bear interest at LIBOR rate plus two percent and is to be collateralized by the property owned by FYA. The proceeds will be used to purchase approximately 319,000 shares of Corporation Common Stock, which will be distributed to the partners of FYA.

(C) Prior to the consummation of the merger of the partnerships, FYA intends to distribute cash of approximately $73,000, which represents a portion of the net working capital of FYA.

(D) To reclassify remaining owners' equity of FYA of approximately $429,000 to limited partners' interest in the Operating Partnership.

(E) To record the transaction costs of approximately $1,000,000 which is allocable to the Corporation under the terms of the operation partnership agreement.

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                             (DOLLARS IN THOUSANDS)

                                                                       THE
                                           THE    PRO FORMA        CORPORATION
                                     FYA  TRUST  ADJUSTMENTS        PRO FORMA
                                     ---- ------ -----------       -----------
Revenues:
  Rental............................ $233 $2,429   $(2,429)(F)        $233
  Interest..........................  --     167      (167)(F)         --
  Other.............................    4      7        (7)              4
                                     ---- ------   -------            ----
    Total revenues..................  237  2,603    (2,603)            237
                                     ---- ------   -------            ----
Expenses:
  General and administrative........   25    999      (961)(F),(H)      63
  Operating expenses................  --     210      (210)(F)         --
  Professional Fees.................  --       6        (6)(F)         --
  Interest..........................  --      10        48 (F),(G)      58
  Depreciation and amortization.....   23    --        --               23
                                     ---- ------   -------            ----
    Total expenses..................   48  1,225    (1,129)            144
                                     ---- ------   -------            ----
Income before Gain on Sale of Real
 Estate Investments.................  189  1,378    (1,474)             93
Gain on Sale of Real Estate
 Investments........................  --   4,083     4,083 (F)         --
                                     ---- ------   -------            ----
Net Income before limited partners'
 interest in operating partnership
 income.............................  189  5,461    (5,557)             93
Limited partners' interest in
 operating partnership income.......  --     --       (110)(I)        (110)
                                     ---- ------   -------            ----
Net income (loss)................... $189 $5,461   $(5,667)           $(17)
                                     ==== ======   =======            ====

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (DOLLARS IN THOUSANDS)

                                                                       THE
                                          THE    PRO FORMA         CORPORATION
                                   FYA   TRUST  ADJUSTMENTS         PRO FORMA
                                   ---- ------- -----------        -----------
Revenues:
  Rental.......................... $311 $13,975  $(13,975)(F)        $   311
  Interest........................    4     695      (695)(F)              4
  Other...........................  --       47       (47)(F)            --
                                   ---- -------  --------            -------
    Total revenues................  315  14,717   (14,717)               315
                                   ---- -------  --------            -------
Expenses:
  General and administrative......   29   2,424    (2,374)(F),(H)         79
  Operating expenses..............  --    4,773    (4,773)(F)            --
  Professional fees...............  --      162       838 (F),(J)      1,000
  Interest........................  --    2,653    (2,576)(F),(G)         77
  Depreciation and amortization...   31   1,220    (1,220)(F)             31
                                   ---- -------  --------            -------
    Total expenses................   60  11,232   (10,105)             1,187
                                   ---- -------  --------            -------
Income (loss) before Gain on Sale
 of Real Estate Investments.......  255   3,485    (4,612)(F)           (872)
Gain on Sale of Real Estate
 Investments......................  --   27,812   (27,812)(F)            --
                                   ---- -------  --------            -------
Net Income (loss) before limited
 partners' interest in operating
 partnership loss.................  255  31,297   (32,424)              (872)
Limited partners' interest in
 operating partnership income.....  --      --       (147)              (147)
                                   ---- -------  --------            -------
Net income (loss)................. $255 $31,297  $(32,571)           $(1,019)
                                   ==== =======  ========            =======

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

                                  NOTES TO THE
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND FOR
                        THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

The Pro Forma Adjustments:

(F) As the Trust would be constructively liquidated as of the date of the Merger, assumed to be January 1, 1997 for purposes of the Pro Forma Condensed Combined Statements of Operations, the Trust would no longer conduct operations as of this date. Therefore, all operations of the Trust during these periods have been eliminated.

(G) To record additional interest expense in the amounts of $58,000 and $77,000 for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively, related to the new debt incurred by FYA.

(H) To record additional general and administrative expenses in the amount of $38,000 and $50,000 for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.

(I) To reflect allocation of income to limited partners in the Operating Partnership for the preferred distributions of $110,000 and $147,000 for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.

(J) To record the transaction costs of approximately $1,000,000.

                   SELECTED FINANCIAL INFORMATION--THE TRUST

  The following selected financial data for the year ended December 31, 1997, the five months ended December 31, 1996, and the years ended July 31, 1996, 1995, 1994 and 1993 are derived from the audited financial statements of the Trust. The financial data for the nine month periods ended September 30, 1998 and 1997 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Trust considers necessary for a fair presentation of the financial position and the results of operations for these periods.

  Operating results for the nine months September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The data should be read in conjunction with the financial statements, related notes, and other financial information incorporated by reference herein.

                               NINE MONTHS ENDED                       FIVE                 YEARS ENDED
                          ---------------------------  YEAR ENDED  MONTHS ENDED ------------------------------------
                          SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, DECEMBER 31, JULY 31,  JULY 31, JULY 31, JULY 31,
                              1998          1997          1997        1996**      1996      1995     1994    1993*
                          ------------- ------------- ------------ ------------ --------  -------- -------- --------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Revenues................     $2,603        $12,011      $14,717      $  8,187   $ 21,799  $ 22,619 $ 21,623 $ 16,535
Expenses................      1,225          9,199       11,232         6,651     21,506    20,603   20,044   24,865
                             ------        -------      -------      --------   --------  -------- -------- --------
Income (Loss) before
 Gain on Sale of Real
 Estate Investments and
 Extraordinary Item.....      1,378          2,812        3,485         1,536        293     2,016    1,579   (8,330)
Gain on Sale of Real
 Estate Investments.....      4,083         26,128       27,812           832      6,094     3,209    2,510    7,700
                             ------        -------      -------      --------   --------  -------- -------- --------
Income (Loss) before
 Extraordinary Item.....      5,461         28,940       31,297         2,368      6,387     5,225    4,089     (630)
Extraordinary (Loss)
 Gain from
 Extinguishment of
 Debt...................        --             --           --            --        (473)       88      --       --
                             ------        -------      -------      --------   --------  -------- -------- --------
Net Income (Loss).......     $5,461        $28,940      $31,297      $  2,368   $  5,914  $  5,313 $  4,089 $   (630)
                             ------        -------      -------      --------   --------  -------- -------- --------
PER SHARE DATA
Basic Net Income (Loss)
 Income (Loss) before
  Gain on Sale of Real
  Estate Investments and
  Extraordinary Item....     $ 0.14        $  0.30      $  0.36      $   0.16   $   0.03  $   0.23 $   0.17 $  (0.93)
 Gain on Sale of Real
  Estate Investments....       0.43           2.73         2.91          0.09       0.67      0.35     0.28     0.85
                             ------        -------      -------      --------   --------  -------- -------- --------
 Income (Loss) before
  Extraordinary Item....       0.57           3.03         3.27          0.25       0.70      0.58     0.45    (0.08)
 Extraordinary (Loss)
  Gain from
  Extinguishment of
  Debt..................        --             --           --            --       (0.05)     0.01      --       --
                             ------        -------      -------      --------   --------  -------- -------- --------
 Basic Net Income (Loss)
  per Share.............     $ 0.57        $  3.03      $  3.27      $   0.25   $   0.65  $   0.59 $   0.45 $  (0.08)
                             ======        =======      =======      ========   ========  ======== ======== ========
Diluted Net Income
 (Loss) per Share.......     $ 0.57        $  3.03      $  3.27      $   0.25   $   0.64  $   0.59 $   0.45 $  (0.08)
                             ======        =======      =======      ========   ========  ======== ======== ========
Dividends Declared per
 Share..................     $ 1.15        $  6.03      $  8.93      $   1.18   $   3.23  $   0.41 $   0.30 $   0.28
                             ======        =======      =======      ========   ========  ======== ======== ========
Average Shares
 Outstanding............      9,584          9,561        9,567         9,353      9,097     9,044    9,030    9,029
                             ======        =======      =======      ========   ========  ======== ======== ========
FINANCIAL POSITION AT
 YEAR-END
Total Assets............     $3,093        $99,274      $21,183      $103,294   $112,619  $169,439 $176,833 $179,459
Net Real Estate
 Investments............        --          69,753       15,077        98,708    106,912   160,963  172,461  176,024
Total Debt Outstanding..        --          36,420        8,345        36,650     36,889    71,816   81,479   86,492
Shareholders' Equity....      2,570         56,767        6,814        61,372     70,076    93,709   91,703   90,134

-------
 * Restated for change in accounting method to the equity method for Investment Partnerships. The change did not affect net income (loss) or shareholders' equity.
** The Trust's fiscal year changed from one which ended on July 31st to one which ends on December 31st.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS--THE TRUST

BUSINESS PLAN

  Since 1995, the Trust has operated under a business plan which provided for the orderly disposition of all of the Trust's investments on a property-by-property basis. As of September 30, 1998, the Trust had disposed of all of its real estate investments and owns approximately $3,000,000 in cash which it intends to utilize to satisfy all of its remaining obligations and distribute the remainder to its Shareholders.

  In the summer of 1997, management of the Trust and the Trustees began to consider possible alternatives for terminating the Trust once its assets has been sold. In June 1998, after discussions with several groups, the Trust announced that it had entered into an agreement to merge with an affiliate of The Beal Companies LLP. However, the recent decline in the stock market, and in REIT prices in particular, caused representatives of The Beal Companies LLP to reassess their decision to merge. The result of this reassessment was a decision to proceed on modified terms. In particular, the restructuring of the merged entity's capitalization will result in the interests of the Trust's Shareholders being junior to certain interests of affiliates of The Beal Companies LLP. Therefore, at the time of the Merger, while the Trust's Shareholders will receive all of the remaining assets prior to the consummation of the Merger, the interests of the Trust's Shareholders in the surviving entity from the Merger will be without value. The Merger is subject to the approval of the Trust's Shareholders and, if approved, would eliminate the need to establish a liquidating trust to hold reserves to meet contingent liabilities of the Trust and the expenses related thereto (which expenses, net of interest income, the Trustees of the Trust estimated to be $0.03 per Share). It would also enable the Trust to distribute to its then existing Shareholders substantially all of its net worth, which is currently estimated to be $0.23 per Share after giving affect to expected operating costs through the date of Merger. To date, the Trust has distributed $13.65 per Share from the proceeds of sales of its assets. If the Merger is consummated the distributions will total approximately $13.88 per Share. In addition, the existing Shareholders will be entitled to receive the net proceeds from litigation to determine the full compensation due for certain land that was condemned at Loehmann's Fashion Island prior to its sale (which amount the Trustees of the Trust do not expect will exceed $0.10 per Share, and it could be zero).

  Because of the time required for the reassessment of the Merger and the renegotiation of the Merger documents, it is now estimated that the Trust will consummate the Merger, if approved by the Shareholders, in late February or March 1999. No assurance can be given that the Merger will be consummated.

  In July 1998, the AMEX halted trading the Trust's Shares because the Trust had completed the disposition of its real estate in accordance with its business plan, and as a result, had fallen below the AMEX's guidelines for continued listing. Because the Trust did not have sufficient tangible assets to satisfy the AMEX guidelines, and would not satisfy such requirements after the Merger, the AMEX delisted the Trust on October 29, 1998. The Trust is now traded on NASDAQ's over-the-counter Bulletin Board (symbol "PCTG").

  As a consequence of the implementation of the business plan, the disposition of all of its investments and the payment of special dividends from the proceeds of sales of the Trust's investments, certain operating results which have historically been utilized to judge the Trust's financial performance (such as Funds from Operations and Net Income) have decreased and management of the Trust does not anticipate that the Trust will generate any net income in the future.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES AT SEPTEMBER 30, 1998

  The Trust had no debt at September 30, 1998 as compared to $8,345,000 at December 31, 1997, which was comprised solely of a mortgage loan on Park Place. The Trust sold Park Place in January 1998 subject to its mortgage loan. The Trust has reviewed its liquidity needs in view of its business plan. The Trust's principal liquidity needs are to fund normal operating expenses and the minimum dividend distribution (if any) required to maintain the Trust's REIT status under the Internal Revenue Code. The Trust expects to fund these liquidity needs from interest income and cash on hand.

  At September 30, 1998, the Trust's entire portfolio of real estate investments had been disposed of and its principal asset was $3,085,000 in cash.

  On June 17, 1998, the Trust's Cincinnati Marriott Inn $2,000,000 land investment was purchased by the Trust's lessee for $2,000,000 and the Trust's related leasehold mortgages were prepaid in their face amount of $4,316,000. In August 1996, the Trust allocated $1,016,000 of its former allowance for possible investment losses to these mortgages. As a consequence, the repayment resulted in a gain to the Trust of $1,016,000. In addition, the Trust received $1,600,000 of land rent and mortgage interest, earned between 1991 and 1994, which had previously been written off.

  On January 29, 1998, the Trust sold the Park Place office building in Clayton, Missouri, for $14,145,000. The Trust realized a gain of $3,067,000 on the sale of this investment.

During the first quarter of 1998, the Trust terminated the Amended and Restated Deferred Stock Plan for Non-Employee Trustees. All of the assets of such plan, which were held in a Rabbi Trust, were distributed to the Trustees. Previously, in the Trust's financial statements, Shares held by the Rabbi Trust were reflected as "treasury stock," the remaining assets were reflected in "other assets" and the fund balance was reflected in "accounts payable and accrued expenses."

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 VERSUS THE NINE MONTHS ENDED SEPTEMBER 30, 1997

  Revenues. Rents from Owned Properties held directly by the Trust (base rent plus expense reimbursements) decreased 95% for the nine months ended September 30, 1998, as compared to the same period in the prior year, due to the sale, in January 1998, of the Park Place office building, the Trust's last Owned Property held directly by the Trust, and from the adjustment at June 30, 1998 of approximately $200,000 of previously recorded revenues from Loehmann's Fashion Island, which had been sold in December 1977. During the three months ended September 30, 1998, the Trust received $48,000 from the new owners of Loehmann's Fashion Island related to the time of the Trust's ownership. This amount had not previously been accrued.

  Base income from Structured Transactions held directly by the Trust increased 2% for the nine months ended September 30, 1998, as compared to the same period in the prior year, due to the receipt, in June 1988, of $1,600,000 of land rent and mortgage interest (earned between 1991 and 1994 but previously written off) from the Cincinnati Marriott Inn. The receipt and recognition of this income occurred in conjunction with the disposition of the Trust's investments in the Cincinnati Marriott Inn.

  Overage income from Structured Transactions held directly by the Trust decreased 89% for the nine months ended September 30, 1998, as compared to the same period in the prior year, due to the sale of all but one of the Trust's remaining Structured Transactions held directly by the Trust prior to calendar 1998 and the disposition of the Cincinnati Marriott Inn investments in June 1998.

  Interest income decreased 45% for the nine months ended September 30, 1998, as compared to the same period in the prior year. Interest income is earned on net proceeds received by the Trust form the sale of its investments, which proceeds are invested until they are distributed to Shareholders in the form of special dividends.

  Expenses. Total expenses decreased 87% for the nine months ended September 30, 1998, as compared to the same period in the prior year, due to the sale of all but one of the Trust's remaining real estate investments in the first quarter of 1998 and the disposition of the last real estate investment in June 1998. Included in total expense decreases were decreases in professional fees of 96% for the nine months ended September 30, 1998, as compared to the same period in the prior year, due to the downward revision at June 30, 1998 of approximately $140,000 accrued for estimated liabilities for legal and similar fees payable that were, in fact, not incurred. General and administrative expenses also decreased by 46% for the nine months ended September 30, 1998, as compared to the same period in the prior year, primarily due to the reduction of the Trust's management and support staff.

  Gain on Sale of Real Estate Investments. Net income for the nine months ended September 30, 1998 included a gain on sale of real estate investments of $4,083,000, comprised of $1,016,000 from the prepayment of Cincinnati Marriott Inn's leasehold mortgages at their face amount in June 1998 and $3,067,000 from the sale of the Park Place office building in January 1998. For the nine months ended September 30, 1997, net income included a gain on sale of real estate investments of $26,128,000, comprised of $4,750,000 from the sale of Elm Creek and Sandpiper Cove apartment investments in September 1997, $1,944,000 from the sale of the Lakeside Center investment in June 1997, $857,000 from the sale of the Telegraph Hill apartments in June 1997 and $18,577,000 from the sale of the City Centre Holiday Inn investment in January 1997.

  Dividends. During the nine months ended September 30, 1998, the Trust declared and paid dividends of $1.15 per Share.

  On June 16, 1998, the Trustees declared a special dividend of $0.80 per Share, payable July 10, 1998 to Shareholders of record on July, 1, 1998. Due to the magnitude of the dividend declared in relation to the Trust's stock price at that time, and the halting of trading after July 10, 1998, the Trust's Shares did not trade ex-dividend on the AMEX.

  On February 3, 1998, the Trustees declared a special dividend of $0.35 per share, payable February 27, 1998 to Shareholders of record on February 13, 1998. Due to the magnitude of the dividend declared in relation to the Trust's stock price at that time, the AMEX determined that the Trust's Shares would trade ex-dividend on March 2, 1998.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES AT DECEMBER 31, 1997

  The Trust has reviewed its short-term and long-term liquidity needs in view of its business plan and the adequacy of cash provided by operating activities and other liquidity sources to meet these needs. The Trust's principal short-term liquidity needs are to fund normal operating expenses and the minimum dividend distributions (if any) required to maintain the Trust's REIT status under the Internal Revenue Code. The Trust expects to fund these short-term liquidity needs from cash flows provided by operating activities and the proceeds of sales of investments. Net proceeds from the sales of the Trust's investments will also be used to make dividend distributions to the Trust's Shareholders and to establish any reserve necessary for the liquidating trust.

  The Trust's debt at December 31, 1997 was $8,345,000, composed solely of a mortgage note payable on Park Place, as compared to $36,889,000 at July 31, 1996 and $71,816,000 at July 31, 1995. The Trust's mortgage notes payable of $36,889,000 at July 31, 1996 were comprised of three mortgages, two on the Trust's Owned Properties held directly by the Trust and one on the Asset Held for Sale directly by the trust.

  The Trust acquired its lessee's interest in the Park Place office building located in Clayton, Missouri, in January 1991, subject to an $8,600,000 non-recourse mortgage loan. In November 1993, the Trust refinanced the first mortgage, resulting in a reduction in the annual effective interest rate from 8.25% to 5.65%. The mortgage balance was $8,345,000 at December 31, 1997. Park Place was sold in January 1998 subject to this mortgage.

REVIEW OF REAL ESTATE INVESTMENTS

  At December 31, 1997, the Trust's principal asset was its $15,077,000 portfolio of real estate investments, which was comprised of two Assets Held for Sale directly by the Trust (which were carried at the lower of cost or fair value less anticipated closing costs), both of which were sold subsequent to the end of the year. Set forth below is a discussion of significant changes in the portfolio during the year.

  Office Buildings. At December 31, 1997, the Trust had one office building investment, Park Place, an Asset Held for Sale directly by the Trust, (previously classified as an Owned Property held directly by the Trust). During the year ended December 31, 1997, the Trust sold two office investments.

  Citibank Office Plaza--Schaumburg, located in Schaumburg, Illinois, was sold in July 1997 at its book value. The Trust received net sales proceeds of approximately $8,700,000 after closing expenses. On August 1, 1996 the Trust wrote down its investment in this property by $936,000. One Park West located in Chevy Chase, Maryland, was sold in October 1997 for $20,685,000. The Trust realized a gain from the sale of this property of approximately $1,334,000 ($.14 per share) and net proceeds of $10,900,000 after closing expenses and repayment of the first mortgage.

  At December 31, 1997, Park Place, located in Clayton, Missouri, and previously classified as an Owned Property held directly by the Trust, was under contract to be sold for $14,145,000. Subsequent to the end of the year the sale was consummated and the Trust realized a gain on the sale of this property of $3,067,000. On August 1, 1996 the Trust wrote down its investment in this property by $1,239,000. At the time of sale the property was subject to a $8,345,000 first mortgage loan.

  Hotels. At December 31, 1997, the Trust had one hotel investment, Cincinnati Marriott Inn, an Asset Held For Sale directly by the Trust formerly classified as a Structured Transaction held directly by the Trust. On August 1, 1996 the Trust wrote down its investment in this property by $1,016,000. This property was sold on June 17, 1998.

  During the year ended December 31, 1997, the Trust sold one hotel investment. In January 1997, the Trust sold its $2,000,000 land investment in City Centre Holiday Inn located in Chicago, Illinois, for $20,577,000. The Trust realized a gain on this sale of $18,577,000 ($1.94 per share).

  Apartments. At December 31, 1997, the Trust did not own any apartment investments.

  During the year ended December 31, 1997, the Trust sold four apartment investments. In September 1997, the Trust's $5,400,000 investment in the Sandpiper Cove apartments, located in Boynton Beach, Florida, and its $9,770,000 investment in the Elm Creek apartments, located in Elmhurst, Illinois, were repurchased by an affiliate of the Trust's lessee/mortgagors for $20,000,000. The Trust realized a gain on the sale of these investments of $4,750,000 ($.50 per share). In October 1997, the Trust's $400,000 investment in Northbrook apartments located in San Bernardino, California was repurchased by its lessee for $750,000. The Trust realized a gain on this property of $350,000 ($.04 per share). Telegraph Hill apartments, located in Houston, Texas, which was held in an Investment Partnership, was sold in June 1997. The Trust's share of the proceeds was $1,300,000, which resulted in a gain of $857,000 ($.09 per share). On August 1, 1996 the Trust wrote down its investment in this property by $300,000.

  Shopping Centers. At December 31, 1997, the Trust did not own any shopping center investments.

  During the year ended December 31, 1997 the Trust sold three shopping center investments. In June 1997, the Trust's lessee of Lakeside Center located in Burbank, California, repurchased the Trust's $350,000 land investment for $2,350,000. The Trust realized a gain from the sale of this investment of $1,944,000 ($.20 per share). In September 1997, the Trust's lessee/mortgagor of Roseburg Valley Mall, located in Roseburg, Oregon, repurchased the Trust's $3,950,000 investment at book value, resulting in no gain or loss. Loehmann's Fashion Island located in Aventura, Florida, was reclassified to an Asset Held for Sale directly by the Trust at March 31, 1997. On August 1, 1996 the Trust wrote down its investment in this property by $869,000. The property was sold at its book value of $37,300,000 in December 1997. After repayment of the first mortgage and closing expenses, the net proceeds from this sale were $17,000,000.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 VERSUS THE FISCAL YEAR ENDED JULY 31, 1996

  The Trust has been disposing of its investments in accordance with the Business Plan. At December 31, 1997, the Trust had two assets remaining. As a result, the Trust's revenues, expenses and resulting net income have decreased and are expected to continue to do so.

  Revenues. Revenues from Owned Properties held directly by the Trust (base rent plus expense reimbursements) decreased 15%, primarily due to the Trust's sales of Citibank Office Plaza--Oak Brook in

January 1996, Citibank Office Plaza--Schaumburg in July 1997, One Park West in October 1997 and Loehmann's Fashion Island in December 1997.

  Base income from Structured Transactions held directly by the Trust (land rent and mortgage interest) decreased 27%, primarily due to the sales of Yorkshire in December 1995, Bluffs II in May 1996, City Centre Holiday Inn in January 1997, Lakeside Center in June 1997, Roseburg Valley Mall, Elm Creek and Sandpiper Cove in September 1997, and Northbrook in October 1997.

  Overage income decreased 50% primarily due to the sale of City Centre Holiday Inn in January 1997 and Elm Creek and Sandpiper Cove in September 1997.

  Income from unconsolidated Investment Partnerships decreased by 96% due to the sales of Chimney Rock in September 1995, Crossroads Mall in October 1995, College Hills 3 in March 1996, College Hills 8 and Financial Plaza in April 1996, the Lisle Hilton Inn (a mortgage repayment) in June 1996, Boardwalk and St. Charles in June 1996, Canyon View II in August 1996, Plaza West Retail Center in October 1996 and Telegraph Hill in June 1997.

  Interest income increased 43% for the year ended December 31, 1997. Interest income is earned on net proceeds received by the Trust from the sale of its investments, which proceeds are invested until they are distributed to shareholders in the form of special dividends.

  Advisory fee income decreased 88% due to the sale of the investments held by Investment Partnerships noted above.

  Expenses. Expenses on Owned Properties held directly by the Trust decreased 14% due to the sale of the properties noted above. Interest expense decreased 45% primarily due to the retirement of all of the Trust's remaining outstanding 10% and 9 3/4% Convertible Subordinated Debentures prior to June 1996 and a $3,000,000 amortization payment made on the Loehmann's Fashion Island first mortgage in June 1996. The decrease was also due to the sale of One Park West in October 1997 and Loehmann's Fashion Island in December 1997, both of which were encumbered by first mortgages.

  Depreciation decreased 70% due to the elimination of depreciation on Citibank Office Plaza--Schaumburg and Loehmann's Fashion Island in March 1997 and One Park West in July 1996 upon their reclassification to Assets Held for Sale directly by the Trust prior to their sale.

  General and administrative expenses decreased by 34% primarily due to the accrual of severance arrangements in prior periods for certain of the Trust's employees in conjunction with the implementation of the Business Plan. Professional fees decreased by 66% primarily due to the reduced size of the Trust's portfolio. Trustees' fees and expenses did not change significantly in calendar 1997 from fiscal 1996.

  During the fourth quarter of the fiscal year ended July 31, 1996, the Trust wrote down its investment in Loehmann's Fashion Island by $5,612,000, of which $3,000,000 was charged to operations and $2,612,000 was charged to the Trust's previously established allowance for possible investment losses.

  Gain on Sale of Real Estate Investments. Net income for the calendar year ended December 31, 1997 included a gain on the sale of real estate investments of $27,812,000 ($2.91 per share) consisting of a gain of $18,577,000 ($1.94 per share) from the sale of the land underlying City Centre Holiday Inn, a gain of $857,000 ($.09 per share) from the sale of Telegraph Hill, a gain of $1,944,000 ($.20 per share) from the sale of the land underlying Lakeside Center, a gain of $4,750,000 ($.50 per share) from the sale of the land underlying Elm Creek and Sandpiper Cove, a gain of $350,000 ($.04 per share) from the sale of the land underlying Northbrook and a gain of $1,334,000 ($.14 per share) from the sale of One Park West.

  Extraordinary Loss from Extinguishment of Debt. Net income for the fiscal year ended July 31, 1996 reflected an extraordinary loss from extinguishment of debt of $473,000 related to the write-off of capitalized issuance costs when the Trust redeemed its Convertible Subordinated Debentures.

  Dividends. Dividends declared in respect of calendar year 1997 were $8.93 per share consisting of $.18 per share in regular quarterly dividends and $8.75 per share in special dividends.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED JULY 31, 1996 VERSUS THE FISCAL YEAR ENDED JULY 31, 1995

  Revenues. Rents from Owned Properties held directly by the Trust (base rent plus expense reimbursements) decreased 20%, primarily due to the Trust's sales of Citibank Office Plaza--Oak Brook office building in January 1996 and 6110 Executive Boulevard office building in January 1995, and the receipt by the Trust in the first quarter of fiscal 1995 of $404,000 of nonrecurring revenues related to the settlement of a bankruptcy claim filed by the Trust against a former tenant at Loehmann's Fashion Island.

  There was no significant change in base income from Structured Transactions held directly by the Trust (land rent and mortgage interest) for the year ended July 31, 1996, as compared to the prior year. Overage income from Structured Transactions held directly by the Trust increased 24% for the year ended July 31, 1996, as compared to the prior year, primarily due to increased overage income from the Sandpiper Cove and City Centre Holiday Inn investments.

  The Trust's share of income from unconsolidated Investment Partnerships increased 79% for the year ended July 31, 1996, as compared to the prior year, primarily due to the increased net income recorded by the Trust from Midwest, an Investment Partnership in which the Trust owned a 53.3% general partner interest. This resulted primarily from the cessation of depreciation on the Partnership's properties when they were reclassified to Assets Held for Sale. The increase is also due to the improved performance of certain properties in the Southwest portfolio, and the settlement of litigation relating to Canyon View and receipt of certain income in fiscal 1996 which had not been previously accrued. These increases were offset by the loss of revenues due to the prepayment of the Lisle Hilton Inn investment and the sales of the St. Charles and Boardwalk apartments in the fourth quarter of fiscal 1996, Financial Plaza, College Hills 3 and College Hills 8 in the third quarter of fiscal 1996, the Crossroads Mall investment and the Chimney Rock apartments in the first quarter of fiscal 1996 and the Braes Hill apartments in the third quarter of fiscal 1995.

  Advisory fee income increased 18% for the year ended July 31, 1996, as compared to the prior year, primarily due to the increase in operating distributions paid by the Trust's Investment Partnerships.

  Interest income was earned by the Trust in the amount of $486,000 for the year ended July 31, 1996 as compared to $108,000 in the prior year. The increased interest income in fiscal 1996 was primarily from the short-term investment of sales proceeds prior to their use for the retirement of debentures or payment of special dividends.

  Expenses. Expenses on Owned Properties held directly by the Trust decreased 18% for the year ended July 31, 1996, as compared to the prior year, primarily due to the sale of Citibank Office Plaza--Oak Brook in January 1996 and the sale of 6110 Executive Boulevard in January 1995.

  Depreciation expense decreased 4% for the year ended July 31, 1996 as compared to the prior year, primarily due to the elimination of depreciation on Citibank Office Plaza--Oak Brook upon its reclassification to an Asset Held for Sale directly by the Trust in July 1995 and the sale of 6110 Executive Boulevard in January 1995, offset in part by the write-off in the second quarter of fiscal 1996 of certain tenant improvements at Citibank Office Plaza--Schaumburg related to a tenant's bankruptcy and the write-off of certain tenant improvements at Loehmann's Fashion Island related to the early termination of certain space leases.

  Interest expense decreased 31% for the year ended July 31, 1996 as compared to the prior year primarily due to the retirement of all of the Trust's remaining outstanding 10% and 9 3/4% Convertible Subordinated Debentures during fiscal 1996 and the sale of 6110 Executive Boulevard in January 1995, which was encumbered by a first mortgage, partially offset by an increase in interest expense related to Loehmann's Fashion Island.

  General and administrative expenses increased 65% for the year ended July 31, 1996, as compared to the prior year, primarily due to the accrual of severance arrangements for the Trust's employees in conjunction with the implementation of the Business Plan.

  Professional fees increased 31% for the year ended July 31, 1996 as compared to the prior year, due to the legal fees incurred as a result of the Trust's adoption of its Business Plan. Trustees' fees and expenses did not change significantly in fiscal 1996 from fiscal 1995.

  During the fourth quarter of fiscal 1996, the Trust wrote down its investment in Loehmann's Fashion Island by $5,612,000, of which $3,000,000 was charged to operations and $2,612,000 was charged to the Trust's previously established allowance for possible investment losses.

  Gain on Sale of Real Estate Investments. Net income for the year ended July 31, 1996 included gains on the sale of real estate investments of $6,094,000 ($.67 per share), consisting of a gain of $1,320,000 ($.15 per share) from the sale of the land underlying Bluffs II, a gain of $51,000 ($.01 per share) from the sale of St. Charles, Chimney Rock and Boardwalk apartments, a gain of $443,000 ($.05 per share) from the sales of certain properties held in Midwest, primarily College Hills 8, a gain of $470,000 ($.05 per share) from the sale of the Citibank Office Plaza-Oak Brook, a gain of $310,000 ($.03 per share) from the sale of the land underlying Yorkshire apartments, and a gain of $3,500,000 ($.38 per share) from the sale of the land underlying Crossroads Mall. In the prior year net income included gains on the sale of real estate investments of $3,209,000, consisting of a gain of $3,099,000 ($.34 per share) from the sale of 6110 Executive Boulevard and a gain of $110,000 ($.01 per share) from the sale of Braes Hill apartments.

  Extraordinary Loss from Extinguishment of Debt. During fiscal 1996, the Trust retired all of its 10% Convertible Subordinated Debentures ($29,125,000 principal amount) and 9 3/4% Convertible Subordinated Debentures ($2,546,000 principal amount). Due to the early retirement of these Convertible Subordinated Debentures, the Trust incurred an extraordinary loss on the extinguishment of debt from the write-off of capitalized issuance costs in the amount of $473,000 ($.05 per share).

  Dividends. Dividends declared in respect of fiscal 1996 were $3.23 per share versus $.41 per share for fiscal 1995. Included in the 1996 dividends were special dividends of $2.75 per share which represented the first distributions to shareholders from the proceeds of the sale of investments under the Business Plan.

RESULTS OF OPERATIONS FOR THE FIVE MONTHS ENDED DECEMBER 31, 1996 (THE TRANSITION PERIOD) VERSUS THE FIVE MONTHS ENDED DECEMBER 31, 1995

  Revenues. Rents from Owned Properties held directly by the Trust (base rent plus expense reimbursements) decreased 8% for the five-month Transition Period, as compared to the same period in the prior year, primarily due to the sale of Citibank Office Plaza--Oak Brook in January 1996, offset in part by $230,000 received from the settlement of litigation with a former tenant of Loehmann's Fashion Island and the inclusion of rents from One Park West which was reclassified to an Asset Held for Sale directly by the Trust at July 31, 1996.

  Base income from Structured Transactions held directly by the Trust (land rent and mortgage interest) decreased 4% for the five months ended December 31, 1996 as compared to the same period in the prior year, primarily due to the sales of the Yorkshire apartments investment in December 1995 and the Bluffs II apartments investment in May 1996.

  Overage income from Structured Transactions held directly by the Trust increased 108% for the five months ended December 31, 1996, as compared to the same period in the prior year primarily due to increased overage income from the City Centre Holiday Inn (which was sold by the Trust after the Transition Period) and Sandpiper Cove investments.

  The Trust's share of income from unconsolidated Investment Partnerships decreased 96% for the five months ended December 31, 1996 as compared to the same period in the prior year, primarily due to the dispositions of the Chimney Rock apartments in September 1995, the Crossroads Mall investment in October 1995, the College Hills 3 investment in March 1996, the College Hills 8 and Financial Plaza investments in April 1996, the St. Charles and Boardwalk apartments investments in June 1996, the Canyon View II apartments investment in August 1996 and the Plaza West Retail Center in October 1996, and the repayment of the first mortgage investment in the Lisle Hilton Inn in June 1996.

  Advisory fee income decreased 88% for the five months ended December 31, 1996, as compared to the same period in the prior year, due to the sale of certain investments held by the Investment Partnerships as noted above.

  Expenses. Expenses on Owned Properties held directly by the Trust decreased 6% for the five months ended December 31, 1996, as compared to the same period in the prior year, due to the sale of Citibank Office Plaza--Oak Brook, offset in part by an increase in real estate taxes at certain Owned Properties held directly by the Trust.

  Interest expense decreased 49% for the five months ended December 31, 1996, as compared to the same period in the prior year, primarily due to the retirement of all of the Trust's remaining outstanding 10% and 9 3/4% Convertible Subordinated Debentures during the fiscal year ended July 31, 1996.

  General and administrative expenses increased 7% for the five months ended December 31, 1996, as compared to the same period in the prior year, primarily due to the accrual of severance arrangements for certain of the Trust's employees in conjunction with the implementation of the Business Plan.

  Depreciation expense decreased 8% for the five months ended December 31, 1996, as compared to the same period in the prior year, due to the elimination of depreciation on One Park West upon its reclassification to an Asset Held for Sale directly by the Trust in July 1996, offset in part by the write-off of certain tenant improvements due to early lease terminations at Loehmann's Fashion Island.

  Professional fees decreased 36% for the five months ended December 31, 1996, as compared to the same period in the prior year, primarily due to higher legal fees in the prior year associated with the adoption of the Business Plan. Trustees' fees and expenses did not change significantly from the prior year.

  Gain on Sale of Real Estate Investments. Net income for the five months ended December 31, 1996 included a gain on the sale of real estate investments of $832,000 from the sale of Canyon View II apartments. For the five months ended December 31, 1995, net income included gains on the sale of real estate investments of $3,811,000 from the sales of the Crossroads Mall, the Yorkshire apartments and the Chimney Rock apartments investments.

  Extraordinary Loss from Extinguishment of Debt. Net income for the five months ended December 31, 1995 reflected an extraordinary loss from extinguishment of debt of $186,000 related to the write-off of original issuance costs when the Trust redeemed a portion of its 10% Convertible Subordinated Debentures at face value.

  Dividends. Dividends declared in respect of the Transition Period were $1.18 per share. Included in this amount was a special dividend of $1.00 per share from the proceeds from sale of investments.

  Inflationary and Economic Factors. The effect of inflation upon the Trust's operations and real estate investments has not been material. The Trust believes that many of the real estate markets in which the Trust operates have improved significantly from the first half of the decade. Though not applicable to all properties in the Trust's portfolio, rental rates at many of the properties in 1997 increased by the rate of or in excess of inflation. Although operating expenses are generally impacted by inflation, increases in operating expenses in the past year caused by inflation have not been material.

                      SELECTED FINANCIAL INFORMATION--FYA

  The selected financial information presented below as of and for the years ended December 31, 1997, 1996 and 1995 has been derived from FYA's Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this Proxy Statement/Prospectus. The selected financial information as of and for the nine months ended September 30, 1998 and 1997 and as of and for the years ended December 31, 1994 and 1993, has not been audited but, in the opinion of management of FYA, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis.

                             NINE MONTHS ENDED
                               SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                             ----------------- ------------------------------
                               1998     1997   1997  1996  1995  1994   1993
                             -------- -------- ----- ----- ----- ----- ------
                                              (IN THOUSANDS)
SUMMARY OF OPERATIONS
Revenues.................... $    237 $    236 $ 315 $ 315 $ 314 $ 314 $  558
Costs and Operating
 Expenses...................       48       44    60 $  67   101   113    486
                             -------- -------- ----- ----- ----- ----- ------
Operating Income............      189      192   255   248   213   201     72
Gain on Sale of Assets......      --       --    --    --    --    --   2,220
                             -------- -------- ----- ----- ----- ----- ------
Net Income.................. $    189 $    192 $ 255 $ 248 $ 213 $ 201 $2,292
                             ======== ======== ===== ===== ===== ===== ======

FINANCIAL POSITION AT PERIOD-END
Working Capital............. $    128 $    121 $ 122 $ 112 $ 103 $  87 $  (16)
Total Assets................    1,547    1,585 1,552 1,587 1,629 1,635  1,663
Partners' Capital...........    1,502    1,540 1,530 1,565 1,607 1,614  1,558

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                         OF RESULTS OF OPERATIONS--FYA

  FYA currently owns and operates 17,250 square feet of laboratory and office space, which is situated on 1.1 acres of land, located at 51 New York Avenue in Framingham, Massachusetts. Genzyme Corporation is the sole tenant of the property. The lease, as amended, is for a term of twenty years that expires in September 2005. Genzyme Corporation has two five-year options to extend the term of the lease. In addition, the tenant is also responsible for direct payment of substantially all of the operating expenses including maintenance, real estate taxes and insurance. See "THE CORPORATION--Description of Property."

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AS COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1997

  Revenues. Rental income for the nine months ended September 30, 1998 and 1997 totaled $232,915 and $232,912, respectively. Total income for the nine months ended September 30, 1998 totaled $236,621, as compared to $236,431 for the nine months ended September 30, 1997. In addition to rental income, FYA earned other income consisting primarily of interest from working capital reserves.

  Expenses. Property operating expenses not paid directly by the tenant were $23,899 for the nine months ended September 30, 1998, as compared to $21,154 for the nine months ended September 31, 1997.

  FYA pays management fees calculated at the rate of 3% of gross receipts (as defined in the management agreement) to a related party of FYA. Management fees paid for the nine months ended September 30, 1998 and 1997 totaled $8,148 for both periods. FYA also incurred other expenses during this period, including, but are not limited to, audit and tax preparation, travel reimbursement, dues to real estate organizations and liability insurance.

  Net Income. Net income from operations for the nine months ended September 30, 1998 totaled $189,403, as compared to $191,958 for the nine months ended September 30, 1997.

  Inflation. The tenant is responsible for paying substantially all of the operating costs including the real estate taxes. FYA believes that this reduces the risk of adverse effects of inflation on the business and operations of FYA.

  Financial Condition, Liquidity and Capital Resources. FYA had no debt during fiscal 1998 and 1997. In addition, the tenant directly pays for most of the operating expenses. FYA believes that there is an adequate level of working capital held by FYA to cover any type of extraordinary capital expenditure. During the nine months ended September 30, 1998 and 1997, distributions to the partners totaled $217,500. In October 1998, FYA also distributed an additional $72,500.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 AS COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 31, 1996

  Revenues. Rental income for the year ended December 31, 1997 totaled $311,338, as compared with $311,216 for the year ended December 31, 1996. Total income for fiscal year 1997 and 1996 were $315,117 and $314,449, respectively. In addition to rental income, FYA earned other income consisting primarily of interest from working capital reserves. Interest and other income was $3,779 and $3,283 for 1997 and 1996, respectively.

  Expenses. Property operating expenses not paid directly by the tenant were $29,380 and $30,354 for the years ended 1997 and 1996, respectively.

  FYA pays management fees calculated at the rate of 3% of gross receipts (as defined in the management agreement) to a related party of FYA. Management fees paid for the fiscal years ended 1997 and 1996 totaled $9,774 in both periods. FYA also incurred other expenses, including, but are not limited to, audit and tax preparation, travel reimbursement, dues to real estate organizations and liability insurance.

  Net Income. Net income for the fiscal years ended 1997 and 1996 were $254,646 and $247,558, respectively.

  Inflation. The tenant is responsible for paying substantially all of the operating costs including the real estate taxes thereby reducing the risk of adverse effects on inflation.

  Financial Condition, Liquidity and Capital Resources. FYA had no debt during 1997 and 1996. In addition the tenant directly pays for most of the operating expenses. Management feels that the level of working capital maintained by FYA is adequate to cover any extraordinary event. During the years ended 1997 and 1996, FYA made distributions to its partners totaling $290,000.

YEAR 2000 ISSUE

  The "Year 2000 Issue" has arisen because existing computer programs use only the last two digits to refer to a year, rather than four digits. If not corrected, many computer applications could fail or create erroneous results. As required by recent guidance from the Securities and Exchange Commission, the following disclosure provides more detail regarding FYA's assessment of the Year 2000 Issue.

  FYA is currently assessing the effect of the Year 2000 Issue on its financial and computer systems and expects to implement the necessary modifications to mitigate any negative consequences associated with the Year 2000 Issue. FYA does not anticipate Year 2000 Issues to have any material adverse effect on its operations. In addition, FYA does not anticipate that it shall incur substantial costs to address Year 2000 Issues or to ensure that its systems are Year 2000 compliant. To the extent reasonably achievable, FYA will seek to prevent or mitigate the effects of such possible failures through its ongoing contingency planning efforts. However, there is no guarantee that such efforts will be completely successful.

  The preceding "Year 2000 Issue" discussion contains various forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Section 27A of the Securities Act of 1933, as amended. These forward-looking statements represent FYA's beliefs or expectations regarding future events. When used in the "Year 2000 Issue" discussion, the words "believes," "expects," "estimates" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, FYA's expectations as to when it will complete its Year 2000 contingency plans; its estimated cost of achieving Year 2000 readiness; and the Company's belief that its internal systems will be Year 2000 compliant in a timely manner. All forward-looking statements involve a number of risks and uncertainties that could cause the actual results to differ materially from the projected results. Factors that may cause these differences include, but are not limited to, the availability of qualified personnel and other information technology resources; the ability to identify and remediate all date sensitive lines of computer code or to replace embedded computer chips in affected systems or equipment; and the actions of governmental agencies or other third parties with respect to Year 2000 problems.

                      SELECTED COMPARATIVE PER SHARE DATA

  The following tables set forth certain information concerning the Trust's Shares and the shares of Corporation Common Stock. Entries captioned "MPCT pro forma" represent FYA's and the Trust's historical data combined and adjusted to give effect to the Merger and Related Transactions on the basis described in the notes to the Pro Forma Condensed Combined Financial Statements (Unaudited).

  The following data should be read in conjunction with the Pro Forma Condensed Combined Financial Statements (Unaudited) included elsewhere in this Proxy Statement/Prospectus, the Trust's consolidated financial statements incorporated by reference in this Proxy Statement/Prospectus and FYA's financial statements included elsewhere in this Proxy Statement/Prospectus.

  Book value per share of common stock as of September 30, 1998:

      PCT historical...................................................... $0.27
      MPCT pro forma......................................................   --

  Net income (loss) per share of common stock:

                                               FOR THE NINE      FOR THE YEAR
                                               MONTHS ENDED          ENDED
                                            SEPTEMBER 30, 1998 DECEMBER 31, 1997
                                            ------------------ -----------------
      PCT historical.......................       $0.57              $3.27
      MPCT pro forma.......................       (0.04)             (2.13)

  Dividends declared per share of common stock:

                                               FOR THE NINE      FOR THE YEAR
                                               MONTHS ENDED          ENDED
                                            SEPTEMBER 30, 1998 DECEMBER 31, 1997
                                            ------------------ -----------------
      PCT historical.......................       $1.15              $8.93
      MPCT pro forma.......................         --                 --

                  MARKET PRICES AND CASH DIVIDENDS INFORMATION

  As a result of the disposition of all of the Trust's real estate investments, the AMEX halted trading in the Shares at the close of business on July 10, 1998 and subsequently delisted the Shares on October 29, 1998. The Trust is not traded on NASDAQ's over-the-counter Bulletin Board (symbol "PCTG").

  The following table sets forth the high and low trading prices of the Trust's Shares during the two most recent fiscal years:

  Fiscal Year Ending December 31, 1998

                            HIGH    LOW
                            ----   -----
   First................... $1     $ 5/8
   Second..................  1 1/8   11/16
   Third...................  1 1/8   15/16
   Fourth..................  --     --
   Fiscal Year Ended
    December 31, 1997
   First................... $8 3/4 $5 11/16
   Second..................  7 3/8  5
   Third...................  7 3/8  5 9/16
   Fourth..................  6       3/4

  On June 17, 1998, the last full trading day preceding public announcement of the signing of the Merger Agreement, the high, low and closing sales prices of a Share on the AMEX were $.9375, $.8125 and $.875, respectively. On June 18, 1998, the date on which the signing of the Merger Agreement was announced, the high, low and closing sales prices of a Share on the AMEX were $1.00, $.875 and $.9375, respectively. On July 10, 1998, the last day of trading prior to the halt of trading by the AMEX and the day on which the Trust distributed an $.80 per share special dividend, the high, low and closing sales prices of a Share on the AMEX were $1.125, $1.00 and $1.125, respectively.

  The following table sets forth the cash dividends, including special dividends, paid by the Trust on the Shares for the two most recent fiscal years and any interim period:

                                                                          DATE
                                                               DIVIDEND   PAID
                                                               -------- --------
   Fiscal Year Ending December 31, 1998
                                                                $  .35*  2/27/98
                                                                   .80*  7/10/98
                                                                ------
     Total....................................................  $ 1.15
                                                                ======
   Fiscal Year Ending December 31, 1997
                                                                $  .09   2/24/97
                                                                  2.00*  2/24/97
                                                                   .06   5/23/97
                                                                   .20*  5/23/97
                                                                   .06   8/22/97
                                                                  1.15*  8/22/97
                                                                   .06  11/24/97
                                                                  2.50* 11/24/97
                                                                  2.90* 12/29/97
                                                                ------
   Total......................................................  $ 9.02
                                                                ======

--------
* Note: These are special dividends

  As of the record date, there were [       ] holders of record of the Trust's
Shares.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of the record date, certain information regarding each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act known (based solely upon filings with the Commission prior to such date pursuant to Sections 13(d) or 13(g) of the Exchange Act) to own beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) more than 5% of the outstanding Shares of the Trust.

                                                      NUMBER
                                                        OF
                                                      SHARES      PERCENT OF
   NAME AND ADDRESS                                    OWNED  OUTSTANDING SHARES
   ----------------                                   ------- ------------------
   Warren E. Buffett................................. 815,100        8.5%
   1440 Kiewit Plaza
   Omaha, Nebraska 68131

  The following table sets forth, as of the record date, information known to the Trust with respect to the beneficial ownership of Shares by (i) each Trustee of the Trust, (ii) each executive officer of the Trust named in the Summary Compensation Table under "Executive Compensation" and (iii) all Trustees and executive officers of the Trust as a group:

                                                          AMOUNT AND
                                                          NATURE OF    PERCENT
                                                          BENEFICIAL     OF
   NAME AND ADDRESS                                      OWNERSHIP(1)   CLASS
   ----------------                                      ------------  -------
   Walter M. Cabot......................................    22,165        (2)
   John A. Cervieri Jr..................................         0       --
   Graham O. Harrison...................................    57,720        (2)
   Walter F. Leinhardt..................................        40        (2)
   Robert M. Melzer.....................................    57,000(3)     (2)
   Glenn P. Strehle.....................................    20,110(4)     (2)
   All Trustees and executive officers as a group (6
    persons)............................................   157,035(5)    1.6%

--------
(1) Nature of beneficial ownership is sole voting and investment power except as indicated in subsequent notes.
(2) Less than 1%.
(3) Includes 41,000 Shares owned by Mr. Melzer and 16,000 Shares held through an Individual Retirement Account owned and controlled by Mr. Melzer.
(4) The Massachusetts Institute of Technology ("M.I.T.") owns 350,000 Shares with respect to which Mr. Strehle has voting and investment power by virtue of his position as Vice President for Finance and Treasurer of M.I.T., subject to the policies and procedures of the Investment Committee of M.I.T. of which Committee Mr. Strehle is an ex-officio member. In addition, the M.I.T. Retirement Plan owns 240,047 Shares with respect to which Mr. Strehle has voting and investment power by virtue of his position as Chairman of the Board of Trustees of the M.I.T. Retirement Plan. Mr. Strehle disclaims beneficial ownership of the Shares owned by M.I.T. and the M.I.T. Retirement Plan.
(5) Includes shares owned by members of the immediate families of certain Trustees and officers, as to which shares the relevant Trustee or officer disclaims beneficial ownership.

  On the date of this Proxy Statement/Prospectus, the Trust is the sole stockholder of the Corporation. At the Effective Time of the Merger, the partners of FYA will own an aggregate of 319,489 shares of Corporation Common Stock and the Shareholders will own an aggregate of 159,737 shares of Corporation Common Stock.

                                 LEGAL MATTERS

  The validity of the shares of Corporation Common Stock offered by this Proxy Statement/Prospectus will be passed upon by Goodwin Procter & Hoar LLP.

                                    EXPERTS

  The consolidated financial statements and schedules of the Trust included in the Trust's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The audited financial statements of FYA as of and for each of the three years ended December 31, 1997 included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 OTHER MATTERS

  The Trustees do not intend to bring any other matters before the Special Meeting and as of the date hereof does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should properly come before the Special Meeting, the proxy appointees will have discretionary authority to vote the Shares thereby represented in accordance with their best judgment.

                                          By Order of the Trustees,

                                          WALTER F. LEINHARDT
                                          Secretary

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Framingham York Associates Limited Partnership

  We have audited the accompanying balance sheets of Framingham York Associates Limited Partnership (a Massachusetts limited partnership) as of December 31, 1997, 1996 and 1995, and the related statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Framingham York Associates Limited Partnership as of December 31, 1997, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP
Boston, Massachusetts
July 8, 1998

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                          DECEMBER 31,
                                  SEPTEMBER 30, --------------------------------
                                      1998         1997       1996       1995
                                  ------------- ---------- ---------- ----------
                                   (UNAUDITED)
             ASSETS
Rental Property, at cost (Note
 2(e))
Land............................   $  202,500   $  202,500 $  202,500 $  202,500
Building........................    1,235,600    1,235,600  1,235,600  1,235,600
Tenant improvements.............      402,114      402,114    402,114    402,114
                                   ----------   ---------- ---------- ----------
                                    1,840,214    1,840,214  1,840,214  1,840,214
Less--Accumulated depreciation..      820,143      796,975    766,085    729,700
                                   ----------   ---------- ---------- ----------
                                    1,020,071    1,043,239  1,074,129  1,110,514
Cash and Cash Equivalents (Note
 2(d))..........................      173,824      144,079    133,392    124,798
Deferred Charges, net of
 Accumulated Amortization of
 $31,597 in 1998, $31,446 in
 1997, $31,245 in 1996 and
 $31,055 in 1995 (Notes 2(h) and
 3).............................       28,363       28,514     28,715     28,916
Deferred Rent (Note 2(g)).......      325,153      335,988    350,438    364,888
                                   ----------   ---------- ---------- ----------
                                   $1,547,411   $1,551,820 $1,586,674 $1,629,116
                                   ==========   ========== ========== ==========
   LIABILITIES AND PARTNERS'
             CAPITAL
Liabilities:
  Accounts payable and accrued
   expenses.....................   $   34,188   $   10,500 $   10,000 $   10,000
  Tenant security deposits......       11,453       11,453     11,453     11,453
                                   ----------   ---------- ---------- ----------
                                       45,641       21,953     21,453     21,453
Commitments and Contingencies
 (Note 5)
Partners' Capital...............    1,501,770    1,529,867  1,565,221  1,607,663
                                   ----------   ---------- ---------- ----------
                                   $1,547,411   $1,551,820 $1,586,674 $1,629,116
                                   ==========   ========== ========== ==========


   The accompanying notes are an integral part of these financial statements.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
                                   ----------------- --------------------------
                                     1998     1997     1997     1996     1995
                                   -------- -------- -------- -------- --------
                                      (UNAUDITED)
Revenues:
  Rental income (Note 2(g))....... $232,915 $232,912 $311,338 $311,216 $311,106
  Miscellaneous income............    3,706    3,519    3,779    3,283    3,096
                                   -------- -------- -------- -------- --------
                                    236,621  236,431  315,117  314,499  314,202
Expenses:
  Administrative and financial
   expenses.......................   23,899   21,154   29,380   30,354   29,212
                                   -------- -------- -------- -------- --------
  Income before depreciation and
   amortization...................  212,722  215,277  285,737  284,145  284,990
Depreciation (Note 2(e))..........   23,168   23,168   30,890   36,386   69,592
Amortization (Note 2(h))..........      151      151      201      201    2,450
                                   -------- -------- -------- -------- --------
  Net income...................... $189,403 $191,958 $254,646 $247,558 $212,948
                                   ======== ======== ======== ======== ========




   The accompanying notes are an integral part of these financial statements.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL

Partners' Capital, December 31, 1994................................ $1,634,715
  Distributions to partners.........................................   (240,000)
                                                                     ----------
  Net income........................................................    212,948
Partners' Capital, December 31, 1995................................  1,607,663
  Distributions to partners.........................................   (290,000)
                                                                     ----------
  Net income........................................................    247,558
Partners' Capital, December 31, 1996................................  1,565,221
  Distributions to partners.........................................   (290,000)
                                                                     ----------
  Net income........................................................    254,646
Partners' Capital, December 31, 1997................................  1,529,867
  Distributions to partners (unaudited).............................   (217,500)
  Net income (unaudited)............................................    189,403
                                                                     ----------
Partners' Capital, September 30, 1998 (unaudited)................... $1,501,770
                                                                     ==========




   The accompanying notes are an integral part of these financial statements.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                              NINE MONTHS ENDED
                                SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                              ------------------  ----------------------------
                                1998      1997      1997      1996      1995
                              --------  --------  --------  --------  --------
                                 (UNAUDITED)
Cash Flows from Operating
 Activities:
  Net income................. $189,403  $191,958  $254,646  $247,558  $212,948
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities--
   Depreciation and
    amortization.............   23,319    23,319    31,091    36,587    72,042
   Decrease in tenant
    accounts receivable......      --        --        --        --      2,089
   Decrease in prepaid
    expenses.................      --        --        --        --        212
   Decrease (increase) in
    deferred rent............   10,835    10,838    14,450    14,450   (30,550)
   Increase in accounts
    payable and accrued
    expenses.................   23,688    23,726       500       --        500
                              --------  --------  --------  --------  --------
    Total adjustments........   63,845    57,883    46,041    51,037    44,293
                              --------  --------  --------  --------  --------
    Net cash provided by
     operating activities....  247,245   249,841   300,687   298,595   257,241
                              --------  --------  --------  --------  --------
Cash Flows from Financing
 Activities:
  Distributions to partners.. (217,500) (217,500) (290,000) (290,000) (240,000)
                              --------  --------  --------  --------  --------
    Net cash used in
     financing activities.... (217,500) (217,500) (290,000) (290,000) (240,000)
                              --------  --------  --------  --------  --------
Net Increase in Cash.........   29,745    32,341    10,687     8,595    17,241
Cash, beginning of period....  144,079   133,392   133,392   124,797   107,556
                              --------  --------  --------  --------  --------
Cash, end of period.......... $173,824  $165,733  $144,079  $133,392  $124,797
                              ========  ========  ========  ========  ========


   The accompanying notes are an integral part of these financial statements.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

(1) BUSINESS AND ORGANIZATION

  Framingham York Associates Limited Partnership (FYA) was formed pursuant to the provisions of the Uniform Limited Partnership Act of Massachusetts to acquire, hold, develop, operate and lease real property. FYA owns and operates commercial real estate in Framingham, Massachusetts.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  The financial statements and information included in these notes to the financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997 are unaudited. In the opinion of management, such financial statements and information reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

 (b) Use of Estimates

  The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (c) Fair Value of Financial Instruments

  The carrying values of cash and cash equivalents, tenant security deposits, accounts payable and accrued expenses are reasonable estimates of their fair value.

 (d) Cash and Cash Equivalents

  Cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

 (e) Rental Property

  Rental property, which consists of a commercial building, is stated at cost. Significant renovations and improvements that improve or extend the useful life of the assets are capitalized. The building is being depreciated over 40 years using the straight-line method and tenant improvements are amortized over the initial term of the related lease, 10 years.

  FYA assesses the realizability of intangible and other long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. SFAS No. 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of its review, FYA does not believe that any impairment currently exists related to its long-lived assets.

 (f) Income Taxes

  No provision for income taxes has been recorded on the books of FYA, as the respective shares of taxable income are reportable by the partners on their separate income tax returns.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

 (g) Revenue Recognition

  Rental income is recognized on a straight-line basis. This method normalizes rental income by aggregating annual fixed rents over the term of the lease and recognizing annual rental income in equal amounts. The difference between actual rental payments and normalized rental income is capitalized as a deferred rent asset, on the accompanying balance sheet, and is amortized over the term of the lease.

 (h) Deferred Charges

  Deferred charges consist of capitalized lease acquisition costs which are recorded at cost. The lease acquisition costs are amortized on a straight-line basis over the respective lives of the leases. Unamortized costs are charged to expense in the event of any early termination of the lease. The capitalized loans costs are amortized over the term of the financing on a straight-line basis.

(3) RELATED PARTY TRANSACTIONS

  Included in deferred charges in the accompanying balance sheets are leasing fees paid to an affiliate of the general partners for services rendered in obtaining the lease. The leasing fee had an original cost of $26,775.

  Under a management contract, FYA pays an affiliate of certain partners 3% of all receipts for property management services. The amount incurred for these services was $9,774 for 1997 and 1996, and $8,479 for 1995.

(4) LEASES

  FYA, as a landlord, rents office and laboratory space located in Framingham, Massachusetts, under an operating lease with Genzyme Corporation (see Note 6) for the entire facility. The lease, as amended, has a term of 20 years with two optional five-year extensions.

  The tenant is fully responsible for direct payment of all operating expenses; therefore, those amounts are not included in the table below. The approximate minimum future rentals to be received under the operating lease for each of the next five years and thereafter at December 31, 1997 were as follows:

                                                                       MINIMUM
                                                                        FUTURE
      YEAR                                                             RENTALS
      ----                                                            ----------
      1998........................................................... $  333,000
      1999...........................................................    357,000
      2000...........................................................    357,000
      2001...........................................................    357,000
      2002...........................................................    357,000
      Thereafter.....................................................    981,750
                                                                      ----------
                                                                      $2,742,750
                                                                      ==========

(5) COMMITMENTS AND CONTINGENCIES

 (a) Concentration of Credit Risk

  FYA maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management of FYA believes the risk is not significant.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

 (b) Environmental

  FYA, as an owner of real estate, is subject to various environmental laws of federal and local governments. Compliance by FYA with existing laws has not had a material adverse effect on FYA's financial condition and results of operations, and management does not believe it will have such an impact in the future. However, FYA cannot predict the impact of new or changed laws or regulations on its current properties or on properties that it may acquire in the future.

(6) UNAUDITED SUMMARY FINANCIAL INFORMATION OF TENANT

  Genzyme Corporation is the sole tenant for the property. Unaudited summary financial information for Genzyme Corporation as of and for the year ended December 31, 1997 is presented below:

                                 BALANCE SHEET
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

      Current Assets:
        Cash and cash equivalents................................... $   66,276
        Accounts receivable, net....................................    116,056
        Inventories.................................................    137,708
        Other current assets........................................     85,483
                                                                     ----------
                                                                        405,523
        Property, plant and equipment, net..........................    365,337
        Long-term investments.......................................     91,627
        Intangibles, net............................................    243,071
        Other assets................................................     97,498
                                                                     ----------
          Total assets.............................................. $1,203,056
                                                                     ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

      Current Liabilities:
        Accounts payable and accrued expenses....................... $   85,274
        Other current liabilities...................................     12,261
                                                                     ----------
                                                                         97,535
      Long-term debt and capital lease obligations..................    117,978
      Other liabilities.............................................      6,667
                                                                     ----------
          Total liabilities.........................................    222,180
      Shareholders' equity..........................................    980,876
                                                                     ----------
          Total liabilities and shareholders' equity................ $1,203,056
                                                                     ==========

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

      Revenues:
        Net product sales............................................. $529,927
        Net service sales.............................................   55,835
        Other.........................................................   11,441
                                                                       --------
                                                                        597,203
      Operating costs and expenses....................................  501,225
                                                                       --------
      Operating income................................................   95,978
      Other expense, net..............................................    5,351
                                                                       --------
      Income before income taxes......................................   90,627
      Provision for income taxes, net.................................   13,180
                                                                       --------
          Net income.................................................. $ 77,447
                                                                       ========

                                    ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             PROPERTY CAPITAL TRUST

                                      AND

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

                     DATED AS OF JUNE 18, 1998, AS AMENDED

                               TABLE OF CONTENTS

 ARTICLE 1. THE MERGER.....................................................  A-4
    Section 1.1  The Merger...............................................   A-4
    Section 1.2  The Closing..............................................   A-4
    Section 1.3  Effective Time...........................................   A-4
 ARTICLE 2. CHARTER AND BY-LAWS OF SURVIVING CORPORATION...................  A-4
    Section 2.1  Charter..................................................   A-4
    Section 2.2  By-laws..................................................   A-4
 ARTICLE 3. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION................  A-5
    Section 3.1  Directors................................................   A-5
    Section 3.2  Officers.................................................   A-5
 ARTICLE 4. EFFECT ON SECURITIES...........................................  A-5
    Section 4.1  Conversion of Shares of the Trust........................   A-5
    Section 4.2  Exchange of Certificates Representing Shares.............   A-6
 ARTICLE 5. CONDITIONS TO CLOSING..........................................  A-8
    Section 5.1  Shareholder Approval.....................................   A-8
    Section 5.2  Investment Agreement.....................................   A-8
    Section 5.3  Merger Agreements........................................   A-8
    Section 5.4  Satisfaction of Obligations..............................   A-8
 ARTICLE 6. INDEMNIFICATION................................................  A-8
    Section 6.1  No Modification..........................................   A-8
    Section 6.2  Indemnification..........................................   A-8
    Section 6.3  Additional coverage......................................   A-9
    Section 6.4  Third-party rights.......................................   A-9
 ARTICLE 7. TERMINATION....................................................  A-9
 ARTICLE 8. MISCELLANEOUS..................................................  A-9
    Section 8.1  Entire Agreement.........................................   A-9
    Section 8.2  Succession and Assignment; Third-Party Rights............  A-10
    Section 8.3  Counterparts.............................................  A-10
    Section 8.4  Headings.................................................  A-10
    Section 8.5  Governing Law............................................  A-10
    Section 8.6  Amendments...............................................  A-10
    Section 8.7  Severability.............................................  A-10
    Section 8.8  Expenses.................................................  A-10
    Section 8.9  Service of Process.......................................  A-10
    Section 8.10 Exculpation..............................................  A-10

                          AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER dated as of June 18, 1998 (including all exhibits, hereinafter referred to as this "Agreement") is made and entered into by and between Property Capital Trust, a Massachusetts business trust (the "Trust"), and Maryland Property Capital Trust, Inc., a Maryland corporation (the "Corporation").

                                    RECITALS

  A. The Trust was organized pursuant to a Declaration of Trust dated June 9, 1969 (as amended and restated, the "Declaration of Trust").

  B. Section 3.1 of the Declaration of Trust provides that the Trustees serving under said Declaration of Trust

  "without other or further authorization, shall have the absolute power and exclusive control, management and authority over the Trust Property, the disposition of the Trust Property and the conduct of the business of the Trust, to the same extent as if the Trustees were the sole owners of the Trust Property and the sole persons interested in the Trust in their own right, subject only to the limitations expressly stated in this Declaration. Such powers may be exercised without order of or resort to any court or to the Shareholders. Without restricting or limiting the generality of the foregoing powers, authority and discretion conferred by this Declaration or which the Trustees may have by law, the Trustees shall have power:

  F. To acquire by purchase or otherwise, or to organize under the laws of any jurisdiction, one or more corporations, associations, trusts or other business entities, and, subject to Sections 10.1, 10.2 and 10.3 herein, to dissolve, terminate, reorganize or liquidate the Trust or any business entity acquired or organized hereunder, to merge or consolidate the Trust with any business entity and to merge or consolidate any business entity with the Trust."

  C. The Trustees presently serving under the Declaration of Trust (the "Trustees") have determined that it is in the interest of the Trust and of the shareholders of the Trust that the business heretofore conducted by the Trust be conducted by, and the properties and assets of the Trust (subject to all of the liabilities and obligations of the Trust) be owned by, a corporate entity in which the shareholders of the Trust will, immediately following such reorganization, have the same pro rata interest as stockholders of said corporation as such shareholders have as shareholders of the Trust.

  D. The Trustees of the Trust have determined that a corporation organized under the Maryland General Corporation Law (the "MGCL") is a proper and advantageous form of corporate entity to carry on the business of the Trust.

  E. The Trustees have caused the organization of the Corporation, which is a qualified REIT subsidiary, under the MGCL and the Corporation currently has 100 shares of common stock outstanding, all of which are owned and held by the Trust.

  F. The consummation of the Merger (as defined below) is conditioned upon approval of the holders of two-thirds of the shares of beneficial interest of the Trust.

  G. A special meeting of the shareholders of the Trust shall be called by the President of the Trust on such day and at such time and place as he determines, for the purpose of approving the Merger (as defined below) pursuant to this Agreement and for such other business as he may determine is appropriate to be considered at such meeting.

  H. The appropriate officers and representatives of the Trust shall prepare and file with the Securities and Exchange Commission and distribute to shareholders of the Trust notice of and a proxy statement with respect to such special meeting of shareholders in combination with, if appropriate, a prospectus relating to the shares of stock of the Corporation to be issued in exchange for shares of the Trust.

  I. Contemporaneously with the execution of this Agreement, the Corporation and the Trust have entered into an Investment Agreement as the same shall be amended from time to time, (the "Investment Agreement") with the Purchasers (as such term is defined therein) which provides for, subject to the consummation of the Merger (as defined below), the purchase of 319,489 shares of common stock of the Corporation by the Purchasers at a price of $3.31653 per share.

  NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Trust and the Corporation hereby agree as follows:

                             ARTICLE 1. THE MERGER

  Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Trust shall be merged with and into the Corporation in accordance with this Agreement and the separate existence of the Trust shall thereupon cease (the "Merger"). The Corporation shall be the surviving entity in the Merger and shall change its name to "Property Capital Trust, Inc." (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in
Section 3-114 of the MGCL.

  Section 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109 at 9:59 a.m., local time, on the business day on which the last of the conditions set forth in Article 5 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  Section 1.3 Effective Time. If all the conditions to the Merger set forth in
Article 5 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause Articles of Merger satisfying the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the MGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

            ARTICLE 2. CHARTER AND BY-LAWS OF SURVIVING CORPORATION

  Section 2.1 Charter. The Charter (as defined in the MGCL) of the Corporation in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

  Section 2.2 By-laws. The By-laws of the Corporation in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

           ARTICLE 3. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

  Section 3.1 Directors. The directors of the Surviving Corporation in office at and as of the Effective Time to serve for terms expiring at the annual meeting of shareholders of the Surviving Corporation held in the calendar year indicated shall be those persons identified below:

      1999                        2000                                     2001
      ----                        ----                                     ----
      Bruce A. Beal               Robert L. Beal                           Michael A. Manzo

  Section 3.2 Officers. The officers of the Surviving Corporation in office at and as of the Effective Time to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and the by-laws of the Surviving Corporation shall be those persons identified below:

    Bruce A. Beal, President
    Michael A. Manzo, Treasurer
    Robert L. Beal, Secretary

                        ARTICLE 4. EFFECT ON SECURITIES

  Section 4.1 Conversion of Shares of the Trust.

  (a) At the Effective Time, each share of beneficial interest, no par value per share, of the Trust (the "Shares") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Trust, the Corporation or the holders of any of the securities of either entity, be converted into the right to receive:

    (i) a cash payment equal to the quotient obtained by dividing the algebraic sum of:

           (w) all cash and cash equivalents held by the Trust on the Effective Date, including rent and interest received in respect of the land underlying the Cincinnati Marriott and the subordinate leasehold mortgages thereon (the "Cincinnati Property"), PLUS

           (x) the proceeds from the sale of the Cincinnati Property, if such property is sold by the Effective Date but the proceeds of such sale have not been distributed, net of all expenses reasonably related thereto except overhead and similar expenses, MINUS

           (y) the aggregate amount that the Trust is obligated to repay to The Beal Companies Inc. pursuant to Section 1.2(b)(iii) of the Investment Agreement; minus

           (z) the aggregate amount payable pursuant to the Rights Agreement dated September 28, 1990 between the Trust and State Street Bank and Trust Company (the "Rights Agreement") upon termination thereof, including amounts due in connection with the redemption of all outstanding preemptive or similar rights to subscribe for shares of capital stock of the Trust or any successor of the Trust, including the Company, by the number of shares of the Trust outstanding on the Effective Date (together, the "Cash Consideration");

      (ii) one-sixtieth of a share of the common stock, par value $.01 per share, of the Corporation (the "Corporation Common Stock"); and

      (iii) one Contingent Payment Right (as defined below) (the Cash Consideration, the Corporation Common Stock and the Contingent Payment Right are collectively referred to as the "Merger Consideration").

  (b) A "Contingent Payment Right" represents the right of a shareholder of the Trust (who is such immediately prior to the Effective Time) to receive such shareholder's pro-rata share (based on the number of shares of the Trust held by such shareholder immediately prior to the Effective Time) of the sum of (x) the net proceeds (as such are described in subsection (a)) from the sale of the Cincinnati Property, if such sale is effected on or after the Effective Date, and (y) the amount payable to the Trust or the Corporation, subject to reduction for reasonably related costs (other than overhead and similar expenses), by the Department of Transportation of the State of Florida as compensation for the taking of a portion of Loehmann's Fashion Island located in Aventura, Florida, less any expenses incurred by the Holders' Representative as set forth in the following paragraph (such sum hereinafter referred to as the "Contingent Payment"). Immediately prior to the Effective Time, the Trust will assign all of its rights to the Contingent Payment to an escrow agent (the "Escrow Agent") and provide such Escrow Agent with a list of shareholders of the Trust entitled to Contingent Payment Rights as of the Effective Time. The Escrow Agent, promptly after its receipt of any distributions in respect of such Contingent Payment, will distribute such distributions, net of any fees of such Escrow Agent and net of such Escrow Agent's costs and expenses in acting as escrow agent, pro rata to the holders of Contingent Payment Rights. The rights of the holders of the Contingent Payment Rights to receive funds from the Escrow Agent shall be represented by the Escrow Agreement (the "Escrow Agreement") to be executed by and between the Trust and the Escrow Agent. The Contingent Payment Rights will not be assignable or transferable except by operation of law and will not be evidenced by any certificate or other instrument. The Contingent Payment Rights will not pay any dividends or bear any stated rate of interest and will have no voting or other rights. The Contingent Payment Rights will represent only the contingent right to receive a pro rata portion of the Contingent Payment as described in this Section 4.1(b).

  By approving the Merger, the recipients of Contingent Payment Rights designate Robert M. Melzer as their representative (the "Holders' Representative") and authorize him to take all action necessary in connection with the distribution of the Contingent Payment, or the settlement of any dispute related thereto. All decisions and actions by the Holders' Representative shall be binding upon all of the holders of Contingent Payment Rights, and no Holder shall have the right to object, dissent, protest or otherwise contest the same. The Surviving Corporation shall be able to rely conclusively on the instructions and decisions of the Holders' Representative as to any actions required or permitted to be taken by the holders of Contingent Payment Rights or the Holders' Representative hereunder, and no holder of Contingent Payment Rights hereunder shall have any cause of action against the Surviving Corporation for any action taken by the Surviving Corporation in reliance upon the instructions or decisions of the Holders' Representative. All expenses incurred by the Holders' Representative in connection with the collection of amounts from the State of Florida and the distribution of the Contingent Payment shall be deducted from the Contingent Payment before the Contingent Payment is distributed to the holders of the Contingent Payment Rights and such amount shall be used to reimburse the Holders' Representative for such expenses. In addition, the Holders' Representative shall be indemnified, to the extent permitted by the Charter of the Surviving Corporation, by the Surviving Corporation for all loss, expense or liability (including reasonable attorney's fees and expenses) that (i) prior to the distribution of the Contingent Payment, exceeds the amount of the Contingent Payment and (ii) following the distribution of the Contingent Payment, arises out of or in connection with such distribution to the extent and in the same manner as if the Holders' Representative was acting as an officer of the Surviving Corporation. The Holders' Representative shall be deemed to be an express third party beneficiary of the provisions of this
Section 4.1(b).

  (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all Shares of the Trust shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, the Merger Consideration in accordance with Sections 4.1(a) and 4.1(b) upon the surrender of such certificate.

  (d) Each outstanding option to purchase Shares of the Trust shall be either exercised and exchanged for Shares of the Trust prior to the Effective Time or canceled in accordance with its terms prior to the Effective Time. The provisions in any plan, program or arrangement providing for the issuance or grant of any interest in respect of the Shares of the Trust shall be canceled as of the Effective Time.

  (e) Each Share issued and held in the Trust's treasury at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

  (f) At the Effective Time, each share of Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Corporation or the holder of such shares, be canceled and retired without payment of any consideration therefor.

  Section 4.2 Exchange of Certificates Representing Shares.

  (a) As of the Effective Time, the Corporation shall deposit, or shall cause to be deposited, with an exchange agent selected by the Corporation on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 4, certificates representing the shares of Corporation Common Stock and the Cash Consideration (such cash and certificates being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section
4.2 in exchange for outstanding Shares.

  (b) Promptly after the Effective Time, the Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions as the Corporation may reasonably specify, (ii) any other required documents, (iii) instructions for use in effecting the surrender of such certificates in exchange for certificates representing shares of Corporation Common Stock and the Cash Consideration, (iv) a description of the Contingent Payment Right and
(v) a description of the Escrow Agreement. Upon surrender of a certificate representing Shares for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Corporation Common Stock to which such holder shall be entitled and
(y) a check representing the Cash Consideration, plus the amount of any dividends, or distributions, if any, pursuant to paragraph (c) below, after giving effect to any required withholding tax, and the certificate for Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on the dividend or distribution, if any, payable to holders of certificates representing Shares pursuant to this Section 4.2. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Trust, a certificate representing the proper number of shares of Corporation Common Stock, together with a check for the Cash Consideration plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the certificate representing Shares of the Trust is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Corporation Common Stock shall be paid with respect to any Shares represented by a certificate until such certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificates representing whole shares of Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Corporation Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Corporation Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Trust of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Corporation Common Stock in accordance with this Section 4.2.

  (e) No fractional shares of Corporation Common Stock shall be issued pursuant hereto. Each holder who would receive a fractional share of Corporation Common Stock less than 0.5 of a share of Corporation Common Stock shall receive no Corporation Common Stock in respect of such fraction and each holder who would receive a fractional share of Corporation Common Stock equal or greater to 0.5 shall receive one (1) share of Corporation Common Stock in respect of such fraction.

                        ARTICLE 5. CONDITIONS TO CLOSING

  The respective obligations of the Trust and the Corporation to consummate the Merger are subject to the following conditions:

  Section 5.1 Shareholder Approval. This Agreement shall be approved (i) by the holders of two-thirds of the Shares of beneficial interest of the Trust and
(ii) by the Trust as sole stockholder of the Corporation, in accordance with applicable law and the charter and the by-laws of the Corporation.

  Section 5.2 Investment Agreement. The Investment Agreement shall have been executed by all parties thereto.

  Section 5.3 Merger Agreement. The Contribution and Merger Agreement by and between Property Capital Trust Limited Partnership, a Massachusetts limited partnership ("PCT LP"), and FYA pursuant to which PCT LP shall merge into FYA shall have been executed.

  Section 5.4 Satisfaction of Obligations. Prior to the Effective Time, the Trust shall have satisfied all obligations of the Trust related to (i) the bonus plans, compensation plans and other employee benefit plans listed on
Schedule 3.17 of the Investment Agreement and (ii) any out of pocket expenses incurred by the Trust in connection with the transactions contemplated hereunder and under the other Transaction Documents that are not reimbursable pursuant to Section 11.10 of the Investment Agreement. In the event cash and cash equivalents held by the Trust as of the Effective Time are insufficient to satisfy such obligations of the Trust, the Contingent Payment shall be reduced by the amount of such obligations.

                           ARTICLE 6. INDEMNIFICATION

  Section 6.1 No Modification. The Surviving Corporation's Charter, the Surviving Corporation's By-laws and the operating partnership agreement (the "Partnership Agreement") of FYA to be in effect immediately after the merger of PCT LP into FYA pursuant to Article 2 of the Contribution and Merger Agreement by and between PCT LP and FYA shall each contain provisions with respect to indemnification incorporating the terms and conditions set forth in Section 6.2 hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or before the Effective Time were trustees, officers, employees, shareholders or agents of the Trust, unless such modification is required by law.

  Section 6.2 Indemnification. The Surviving Corporation and/or FYA, as applicable, to the fullest extent permitted under the Surviving Corporation's Charter or such entity's By-laws, and FYA as the surviving partnership after the merger of PCT LP into FYA, to the fullest extent permitted under the Partnership

Agreement, shall indemnify and hold harmless, each present and former trustee, officer, employee or shareholder (in connection with the affairs of the Trust) of the Trust (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time for a period of six (6) years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (x) the Surviving Corporation and/or FYA, as applicable, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law, (y) at its election, the Surviving Corporation and/or FYA, as applicable, shall be entitled to control the defense of any claim, suit, proceeding or investigation, provided that the Surviving Corporation and/or FYA, as applicable, shall acknowledge liability to the Indemnified Party for such claim, suit, proceeding or investigation under this Section 6.2, and, to the extent the Surviving Corporation and/or FYA, as applicable, so elects, it may select the counsel for such purpose (provided that such counsel shall be reasonably satisfactory to the Indemnified Party and that the Indemnified Party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless in such claim or action the Indemnified Party reasonably concludes, based upon advice of legal counsel, that there is a conflict between the positions of the Surviving Corporation and/or FYA, as applicable, and the Indemnified Party, or between the Indemnified Party and other Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties, in which case if the Indemnified Party notifies the Surviving Corporation and/or FYA, as applicable, the Surviving Corporation and/or FYA, as applicable, shall not have the right to assume such defense of such action on behalf of the Indemnified Party and the Surviving Corporation and/or FYA, as applicable, shall pay the reasonable fees and expenses of counsel for the Indemnified Party; provided, however, that the Surviving Corporation and/or FYA, as applicable, shall not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Parties unless there is under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties). Any Indemnified Party wishing to claim indemnification under this Section 6.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation and/or FYA, as applicable, thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation except to the extent such failure to notify materially prejudices such party; and (z) the Indemnified Parties and the Surviving Corporation and/or FYA, as applicable, will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation and/or FYA, as applicable, shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and the Surviving Corporation and/or FYA, as applicable, shall not enter into a settlement without the consent of the Indemnified Party unless such settlement contains complete exoneration of the Indemnified Party; and provided; further, that in the event that any claim or claims for indemnification are asserted or made within such ten-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

  Section 6.3 Additional coverage. At or prior to the Effective Time, the Corporation shall purchase or keep in effect directors' and officers' liability insurance coverage for the Trust's trustees and officers in a form reasonably acceptable to the Trust which shall provide such Trustees and officers with so-called tail or other coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not substantially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by the Trust.

  Section 6.4 Third-party rights. This Article 6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Article 6. The provisions for indemnification contained in this Section Article 6 are not intended to be exclusive and are without prejudice to any other rights to indemnification or advancement of funds which any Indemnified Party may otherwise have.

                             ARTICLE 7. TERMINATION

  The parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time. Upon such termination, no party hereunder shall have any further rights or obligations pursuant to this Agreement. In addition, the Merger Agreement shall be terminated if, and as such time as, the Investment Agreement is terminated.

                            ARTICLE 8. MISCELLANEOUS

  Section 8.1 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

  Section 8.2 Succession and Assignment; Third-Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Except as expressly provided in
Article 6 and Section 4.1(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  Section 8.4 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

  Section 8.6 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties.

  Section 8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  Section 8.8 Expenses. Subject to Section 11.10 of the Investment Agreement, each of the parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  Section 8.9 Service of Process. The Corporation may be served with process in the State of Maryland in any proceeding for the enforcement of any obligation of the Trust, as well as for enforcement of any obligations of the Corporation arising from the Merger, and it does hereby irrevocably appoint the Secretary of State of the State of Maryland as its agent to accept service of process in any such suit or other proceedings. The address to which a copy of such process shall be mailed by the Secretary of State to the Corporation is 101 Federal Street, Boston, MA 02110.

  Section 8.10 Exculpation. The parties to this Agreement acknowledge and agree that the obligations of the Trust hereunder do not and shall not constitute personal obligations of the Trustees, officers, employees or shareholders of the Trust, or any of them, and shall not involve any claim against or personal liability on any of them, and the parties to this Agreement agree to look only to the assets of the Trust in respect thereof and not to seek recourse against such Trustees, officers, employees or shareholders or any of them or their personal assets for such satisfaction.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on as of the date first above written.

                                          PROPERTY CAPITAL TRUST

                                          By: /s/ Robert M. Melzer
                                            ___________________________________
                                          Name: Robert M. Melzer
                                          Title: President and Chief Executive
                                           Officer

                                          MARYLAND PROPERTY CAPITAL TRUST,
                                          INC.

                                          By: /s/ Bruce A. Beal
                                            ___________________________________
                                          Name: Bruce A. Beal
                                          Title: President

                                    ANNEX B

                              ROLL-UP TRANSACTION
                             INDIVIDUAL SUPPLEMENT

INTRODUCTION

  Pursuant to the requirements of Rules 901 and 902 of the regulations (the "Regulations") promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, this Individual Supplement is being provided to the shareholders ("Shareholders") of Property Capital Trust (the "Trust") in connection with the merger (the "Merger") of the Trust into Maryland Property Capital Trust, Inc., a wholly-owned subsidiary of the Trust (the "Corporation"). As a result of the Merger, the Trust's organizational structure will be converted from that of a Massachusetts business trust to a Maryland corporation. This Individual Supplement is attached as Annex B to the Proxy Statement being distributed to the Shareholders in connection with the Merger. This Individual Supplement also is a part of the Registration Statement on Form S-4 filed by the Corporation with the Securities and Exchange Commission (together with the Proxy Statement, the "Proxy Statement/Prospectus") covering approximately 159,737 shares of common stock (the "Corporation Common Stock") of the Corporation that the Corporation will issue to the Shareholders of the Trust upon the consummation of the Merger. No individual supplement, however, has been prepared for the Corporation because the Trust is the sole shareholder of the Corporation.

  The Trust will provide you without charge, upon your or your representative's written request, additional copies of this Individual Supplement. Please direct your requests for such copies to: Property Capital Trust, 177 Milk Street, Suite 14B, Boston, MA 02109, Attention: Robert M. Melzer, President (telephone:
(617) 482-4081). The Trust will deliver such copies by first class mail or other equally prompt means.

  This Individual Supplement does not repeat information that you can find in the Proxy Statement/Prospectus of which this Individual Supplement is a part. All cross references contained herein refer to such Proxy Statement/Prospectus and any term used herein and not defined shall have the meaning ascribed to such term in the Proxy Statement/Prospectus. The Trust urges you to read such Proxy Statement/Prospectus, including Annex A attached thereto, carefully.

  The Merger may affect Shareholders of the Trust in different ways depending on each Shareholder's personal investment or tax circumstances. You should be aware that there are certain risks involved with the Merger and with holding shares of Corporation Common Stock. For a detailed description of each material risk and effect of the Merger see "RISK FACTORS (see pages 9-15)" and "FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS (see pages 34-35)."

SUMMARY

  In furtherance of the Business Plan that the Trust adopted and the Shareholders ratified in 1995 (the "Business Plan"), the Trust has disposed of all of its real estate assets. As a result of doing so, the Trust has accumulated cash in the form of proceeds from the sales of those assets. From those proceeds, the Trust has distributed an aggregate amount of $13.65 per share in special dividends to the Shareholders. For a more detailed discussion of the relationship between the Business Plan and the special dividends the Trust has declared in the last three years, see "THE MERGER--Background and Reasons for the Merger (see pages 20-21);" "MARKET PRICES AND CASH DIVIDENDS INFORMATION (see page 65);" and "SELECTED FINANCIAL INFORMATION--The Trust (see page 52) ."

  As the Trust approached the disposal of the last of its tangible assets, the Trustees were forced to consider various alternatives to enable the Trust to terminate. The two principal alternatives were to establish a liquidating trust, or to engage in a merger of this type. The Trustees, in their independent business judgment, opted for this Merger because: (i) the Merger obviates the need to establish a liquidating trust, which would have delayed receipt by you of a final distribution, (ii) the Trustees will be able to distribute to the

Shareholders approximately $.23 per share shortly after consummation of the Merger, whereas a liquidating trust would have held a substantial portion of these funds in reserve, delaying this kind of distribution to you, (iii) as a result of the Merger, the Corporation will assume the Trust's liabilities, without consuming any of the Trust's assets, and (iv) the Shareholders, will receive the benefit, if any, of the Contingent Payment Right.

  As a Shareholder, your ownership interest will change. You will no longer have an equity interest in the Trust because the shares of the Trust will cease to be outstanding. Instead, you will have the right to receive the merger consideration, described below, and you will have an on-going minority interest in the Corporation. For a summary of the transactions contemplated by the Trust, see "SUMMARY INFORMATION (see pages 1-7)."

  Under the terms of the Merger Agreement between the Trust and the Corporation, the Trust will merge into the Corporation, and the Corporation will be the surviving entity. As a result of the Merger, you will receive (i) one-sixtieth share of the Corporation Common Stock for each share of the Trust you hold, with one share of Corporation Common Stock exchanged for any fractional interest you hold that is greater than or equal to .5 (no shares of Corporation Common Stock or cash in lieu thereof will be issued for fractional interests of Corporation Common Stock less than .5), and (ii) a Contingent Payment Right. For a detailed description of the terms of the Merger Agreement, see "THE MERGER AGREEMENT--Consideration to be Paid in the Merger (see page
24)," and "THE MERGER--Background and Reasons for the Merger (see pages 20-
21)."

  In connection with the Related Transaction in which Framingham York Associates ("FYA") will purchase Corporation Common Stock, FYA will place a mortgage financing of $1 million on the property located at 51 New York Avenue, Framingham, Massachusetts, which will become the Corporation's sole asset after Property Capital Trust Limited Partnership merges into FYA. For a more detailed description of the Related Transactions and of this financing arrangement in particular, see "THE MERGER--Related Transactions (see pages 22-23)," and "THE CORPORATION--Description of the Property--Financing (see page 30)."

  Interests in the Corporation will be allocated to the current Shareholders of the Trust according to the number of shares of the Trust that each Shareholder owns before the Merger. For the purposes of determining the allocation of interests in the Corporation following the Merger, the valuation of the trust was based on the fact that, pursuant to the Trust's Business Plan, the Trust has successfully divested itself of all of its real estate assets. The only assets that the Trust holds are the cash it has on hand from the sales of all of its assets and the Contingent Payment Right, all of which will be distributed to you as part of the Merger. Accordingly, the shares of Corporation Common Stock that will be owned by the current Shareholders of the Trust after the Merger represent the continued ownership interest in the Corporation. For more information on the Trust's assets and its value, see "THE MERGER--Information Regarding the Parties--Property Capital Trust (see page
18)."

  The relative ownership of the Corporation by the current Shareholders following the Merger and the Related Transactions is the result of arm's length negotiations between the Board of Trustees of the Trust and FYA, and is based on the fair market value of the property owned by FYA, compared to the value of the goodwill and other intangible assets of the Trust, in the absence of real estate or other tangible assets. For a detailed discussion of the Trust's pursuit of its Business Plan and of the Board's deliberations and negotiations in entering into this Merger, see "THE MERGER--Background and Reasons for the Merger (see pages 20-21)," and "--Information Regarding the Parties (see page
18)."

  There are several important reasons for this Merger, many of which stem from the fact that, in accordance with its Business Plan, the Trust has disposed of all of its tangible assets and now holds only intangible assets. For example, shortly after consummation of the Merger, the Trust will make a distribution to its Shareholders of the remaining proceeds from the disposition of its real estate assets, the Shareholders will receive the benefit of the Contingent Payment Right, which is payable in the event of a favorable resolution to pending litigation.

  Given appropriate market conditions, the Corporation intends to pursue growth opportunities through the acquisition of existing properties, the development of new properties, management of existing properties, adding new equity capital and acquisitions of and mergers with other real estate companies. There is no assurance that the Corporation will achieve any growth through the pursuit of these opportunities. For a more detailed description of the Corporation's growth strategies, see "THE CORPORATION-- Business and Growth Strategy (see pages 28-29)."

  There are few material risks involved in this Merger. Such risks do include, however, changes in the cash distribution policies and changes in the nature and extent of your ownership interest. For a detailed description of these risks, see "RISK FACTORS--Risk of Ownership in Becoming Stockholders in the Corporation (see pages 9-10)," and "COMPARISON OF SHAREHOLDERS' RIGHTS-- Distribution to Shareholders (see page 38)." Furthermore, there are persons involved in this transaction whose interests may be different from, or in conflict with yours. For a detailed description of the interests of these individuals and how they may differ from yours, see "RISK FACTORS--Interests of Certain Directors and Officers of the Corporation and Trustees of the Trust in the Merger (see page 9)," and "THE MERGER--Interests of Certain Persons in the Merger (see pages 21-22)."

  The Trustees of the Trust have unanimously determined that this Merger is fair to and in the best interests of the Shareholders. For a detailed discussion on the Trustees' deliberations on entering into this transaction, see "THE MERGER--Recommendation of the Board of Trustees (see page 20)," and "--Background and Reasons for the Merger (see pages 20-21)."

  You are not entitled to exercise dissenters' rights of appraisal or other dissenters' rights under either Massachusetts law or Maryland law with respect to the Merger or any transactions contemplated thereby. See "COMPARISON OF SHAREHOLDERS' RIGHTS--Limitation on Dissenters' Appraisal Rights--The Trust (see page 39)."

RISK FACTORS AND OTHER CONSIDERATIONS

  Because the Corporation Common Stock you will receive as a result of the Merger will initially and for the foreseeable future have no significant, if any, value, there are few practical risks to the Merger. These risks include, among other things, the impact of the transaction on the Corporation's ability to make distributions to you, and the inherent risks of real estate investments, as well as the risks that are specifically associated with the property which will become the Corporation's sole asset after the Related Transactions are consummated, and the Corporation's election to be treated as a REIT. However, these risks will only be meaningful if, in the future, the Corporation is successful in diversifying its portfolio and as a consequence, your shares of Corporation Common Stock will increase in value. For a detailed discussion of the these and other risks, see "RISK FACTORS--Distributions Dependent on Growth, (see page 9)," "--Risk of Ownership in Becoming Stockholders of the Corporation (see pages 9-10)," "--Real Estate Investment Risks (see pages 10-13)," "-- Federal Income Tax Risks--Failure to Qualify as a Real Estate Investment Trust (see page 14)," and "--Lack of Operating History as a REIT (see page 15)."

COMPARATIVE INFORMATION

  The Shareholders' voting rights are substantially similar under the governing instruments and the applicable law for both the Trust and the Corporation. There are subtle differences that, in many cases, are attributable to the organizational differences between the Trust and the Corporation. For a description of these similarities and differences, see "COMPARISON OF SHAREHOLDERS' RIGHTS (see pages 37-42)."

  The fiduciary duties that the Board of Trustees of the Trust owe to the Shareholders of the Trust are substantially the same as the fiduciary duties that the officers and directors of the Corporation will owe to the holders of the Corporation Common Stock. The Trustees and management of the Trust will not be officers or directors of the Corporation following the Merger. For more information about Trustees, officers and directors after the Merger, see "THE MERGER AGREEMENT--Indemnification (see pages 26-27)."

  The officers and directors of the Corporation will receive nominal salaries and fees in exchange for their services to the Corporation. In addition, Mr. Melzer, President of the Trust and a Trustee, has been appointed as the Holders' Representative in all matters related to the Contingent Payment Right. As such, Mr. Melzer will receive payment for his services and reimbursement for the expenses he incurs in that capacity. For more information on Mr. Melzer's and the other officer's and directors' compensation arrangements, see "THE CORPORATION--Executive Compensation (see page 30)," and "THE MERGER--Interests of Certain Persons in the Merger (see pages 21-22)."

  The Trust has distributed an aggregate amount of $13.65 per share in special dividends to the Shareholders. Under the Corporation's governing instruments, the decision to make distributions to shareholders is solely in the discretion of the Board of Directors, but the Corporation does not expect to make any distributions to shareholders in the foreseeable future. For a more detailed description of these policies, see "COMPARISON OF SHAREHOLDERS' RIGHTS-- Distribution to Shareholders, (see page 38)," and "THE CORPORATION--The Partnership Agreement of the Operating Partnership (see page 33)."

  Given appropriate market conditions, the Corporation intends to pursue growth opportunities through the acquisition of existing properties, the development of new properties, management of existing properties, adding new equity capital and acquisitions of and mergers with other real estate companies. There is no assurance that the Corporation will achieve any growth through the pursuit of these opportunities. For a more detailed description of the Corporation's growth strategies, see "THE CORPORATION--Business and Growth Strategy (see pages 28-29)."

  Certain Trustees and executive officers of the Trust have interests in the Merger that may be different from, or contrary to yours. However, the Trust did not retain the services of an unaffiliated representative to represent the Shareholders' interests. An unaffiliated representative was unnecessary because the Trust holds no tangible assets except for the remaining proceeds from the sales of its real estate assets, all of which will be distributed to the Shareholders, to the extent that such distribution is appropriate. Furthermore, when the Trustees considered the available options for terminating the Trust, the only alternative to this kind of Merger was to establish a liquidating trust. The arrangement of a liquidating trust would have consumed part of the Trust's cash assets, reducing the amount of the final distribution to the Shareholders, in addition to delaying that final distribution. The Trustees, in their independent business judgement, determined that the ability to distribute all of the Trust's tangible assets to the current Shareholders of the Trust without delay and continued ownership of shares of Corporation Common Stock representing an interest in the possible future growth and diversification of the Corporation, are in the best interests of the Shareholders. For more information regarding the Trustees' deliberations on the fairness of this transaction, see "THE MERGER--Background and Reasons for the Merger, (see pages 20-21)," and "--Recommendation of the Board of Trustees (see page 20)," and "-- Interests of Certain Persons in the Merger (see pages 21-22)."

SOURCE AND AMOUNT OF FUNDS AND TRANSACTIONAL EXPENSES

  The consideration that will be paid to you as a result of this Merger will consist of the shares of Corporation Common Stock that you will receive in exchange for your shares of the Trust, and any Contingent Payment that may result from the resolution of pending litigation. In addition, the Trust will make a distribution to you out of the cash assets it holds from the sale of its real estate assets. For a detailed description of these funds and the sources of these funds, see "THE MERGER--Information Regarding the Parties--Property Capital Trust (see page 18)," "--The Merger Consideration (see page 19)," "-- Contingent Payment Right (see page 19)," and "Cash Consideration (see page
19)."

  There are fees and expenses associated with this Merger that you should consider. The Corporation will receive $1 million from FYA in exchange for 319,489 shares of Corporation Common Stock pursuant to one of the Related Transactions. The Corporation will contribute this $1 million to the Operating Partnership, and as general partner of the Operating Partnership, the Corporation will use it to pay the costs of the Merger. For information about these fees and expenses and the Corporation's intention to pay the Merger costs, see "THE

MERGER AGREEMENT--Fees and Expenses (see page 25)," "THE MERGER--Related Transactions (see page 22)," and "RISK FACTORS--Substantial Expenses and Payments if the Merger or the Related Transactions Fail to Occur (see page
14)."

FEDERAL INCOME TAX CONSEQUENCES

  As a Shareholder of the Trust you may experience certain Federal Income Tax consequences as a result receiving the Merger consideration. For a detailed description of some of the potential tax consequences, see "FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS (see pages 34-36)." THE TRUST URGES YOU TO CONSULT WITH YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS, TRUSTEES AND OFFICERS.

  The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Articles of Incorporation of the Corporation contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The Charter Documents limit the liability of the Corporation's directors and officers to the Corporation and its Stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law permits the liability of directors and officers to a corporation or its Stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Corporation or its Stockholders to obtain other relief, such as an injunction or restriction.

  The Corporation's Bylaws require the Corporation to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

  The MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of good faith belief that he has met the standard of conduct necessary for indemnification by the company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

  The Declaration of Trust of the Trust provides that no Trustee, officer, agent or representative of the Trust shall be personally responsible for any loss or damage to Trust property or to the interests of the Shareholders by reason of any act or omission done or made in good faith and provides that each such person and each

Shareholder of the Trust shall be fully indemnified by the Trust for any personal liability incurred in connection with the administration, property or affairs of the Trust except liability from such person's own willful breach of trust knowingly and intentionally committed. The Declaration of Trust also provides that all persons shall look only to the Trust property for satisfaction of claims of any nature arising in connection with the affairs of the Trust and that no Shareholder, Trustee, officer, agent or representative of the Trust shall have any personal liability in connection with the property or affairs of the Trust.

  The Trust has a directors and officers liability insurance policy that insures the Trustees and officers of the Trust against loss from claimed wrongful acts and insures the Trust for indemnifying the Trustees and officers against such loss. The policy limit of liability is $3,000,000 each policy year and is subject to retentions for each loss of $1,000 for each Trustee and officer and of $100,000 for the Trust. The Corporation intends to maintain a policy with similar benefits to its directors and officers and that also will cover the Trustees and officers of the Trust for a period of six years from the Effective Time.

ITEM 21. EXHIBITS.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   *2.2      Agreement and Plan of Merger dated June 18, 1998, as amended, between Maryland Property Capital Trust and Maryland Property
             Capital Trust, Inc. (appended as Annex A to Proxy
             Statement/Prospectus)
   *3.1      Form of Articles of Amendment and Restatement of Property Capital
             Trust, Inc.
   *3.2      Form of By-laws of Maryland Property Capital Trust, Inc.
   *4.1      Form of Second Amended and Restated Agreement of Limited
             Partnership of Property Capital Trust Limited Partnership
  **4.2      Form of Certificate representing shares of Common Stock of
             Property Capital Trust, Inc.
   *5.1      Opinion of Goodwin, Procter & Hoar LLP as to legality of shares of
             Common Stock of Maryland Property Capital Trust, Inc. (including consent)
  *10.1      Investment Agreement, dated June 18, 1998, among Maryland Property
             Capital Trust, Inc., Property Capital Trust and Framingham York
             Associates Limited Partnership
  *10.2      First Amendment to Investment Agreement, dated August 7, 1998, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
  *10.3      Second Amendment to Investment Agreement, dated October 16, 1998, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
  *10.4      Contribution and Merger Agreement, dated October 16, 1998, between
             Property Capital Trust Limited Partnership and Framingham York
             Associates Limited Partnership and Maryland Property Capital
             Trust, Inc. (solely for purposes of Sections 6.04 and 6.05)
  *10.5      Form of Management Agreement between Beal & Company, Inc. and
             Property Capital Trust Limited Partnership
  *23.1      Consent of Arthur Andersen LLP
  *23.2      Consent of Ernst & Young LLP
  *23.3      Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1)
  *24.1      Powers of Attorney (included on page II-5)
 **99.1      Form of Proxy Card in connection with the Special Meeting
 **99.2      Form of Letter of Transmittal to be used by Shareholders of the
             Trust to exchange Share certificates following the Merger

--------
 * Filed herewith.
** To be filed by amendment.

ITEM 22. UNDERTAKINGS.

(a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the "Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
    Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on November 20, 1998.

                                          MARYLAND PROPERTY CAPITAL TRUST,
                                           INC.

                                                    /s/ Bruce A. Beal
                                          By: _________________________________
                                                Bruce A. Beal, President

                        POWER OF ATTORNEY AND SIGNATURES

  We, the undersigned officers and directors of Maryland Property Capital Trust, Inc., hereby severally constitute and appoint Robert L. Beal and Michael
A. Manzo, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Maryland Property Capital Trust, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering.

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                          TITLE                   DATE SIGNED
            ---------                          -----                   -----------
        /s/ Bruce A. Beal          President and Director        November 20, 1998
_________________________________   [Principal Executive
          Bruce A. Beal            Officer]
      /s/ Michael A. Manzo         Treasurer and Director        November 20, 1998
_________________________________   [Principal Financial and
        Michael A. Manzo            Accounting Officer]
       /s/ Robert L. Beal          Secretary and Director        November 20, 1998
_________________________________
         Robert L. Beal

                                 Exhibit Index

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   *2.2      Agreement and Plan of Merger dated June 18, 1998, as amended, between Maryland Property Capital Trust and Maryland Property
             Capital Trust, Inc. (appended as Annex A to Proxy
             Statement/Prospectus)
   *3.1      Form of Articles of Amendment and Restatement of Property Capital
             Trust, Inc.
   *3.2      Form of By-laws of Maryland Property Capital Trust, Inc.
   *4.1      Form of Second Amended and Restated Agreement of Limited
             Partnership of Property Capital Trust Limited Partnership
  **4.2      Form of Certificate representing shares of Common Stock of
             Property Capital Trust, Inc.
   *5.1      Opinion of Goodwin, Procter & Hoar LLP as to legality of shares of
             Common Stock of Maryland Property Capital Trust, Inc. (including consent)
  *10.1      Investment Agreement, dated June 18, 1998, among Maryland Property
             Capital Trust, Inc., Property Capital Trust and Framingham York
             Associates Limited Partnership
  *10.2      First Amendment to Investment Agreement, dated August 7, 1998, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
  *10.3      Second Amendment to Investment Agreement, dated October 16, 1998, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
  *10.4      Contribution and Merger Agreement, dated October 16, 1998, between
             Property Capital Trust Limited Partnership and Framingham York
             Associates Limited Partnership and Maryland Property Capital
             Trust, Inc. (solely for purposes of Sections 6.04 and 6.05)
  *10.5      Form of Management Agreement between Beal & Company, Inc. and
             Property Capital Trust Limited Partnership
  *23.1      Consent of Arthur Andersen LLP
  *23.2      Consent of Ernst & Young LLP
  *23.3      Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1)
  *24.1      Powers of Attorney (included on page II-5)
 **99.1      Form of Proxy Card in connection with the Special Meeting
 **99.2      Form of Letter of Transmittal to be used by Shareholders of the
             Trust to exchange Share certificates following the Merger

--------
*  Filed herewith.
**  To be filed by amendment.